Exhibit 10.1
Joint Venture Contribution Agreement
GrowHow UK Limited
and
Terra International (Canada), Inc.
and
Kemira GrowHow Oyj
and
Terra Industries Inc.
for the contribution of certain companies to GrowHow UK Limited
14 September 2007

THIS AGREEMENT is made as a deed on 14 September 2007
BETWEEN:
(1)	GROWHOW UK LIMITED, a private company incorporated in England (No. 6311363), whose registered office is at One Silk Street, London EC2Y 8HQ (“JVCo"); and
(2)	TERRA INTERNATIONAL (CANADA), INC., a corporation incorporated in Ontario, Canada, whose registered office is at PO Box 1900, 161 Bickford Line, Courtright, Ontario NON 1HO, Canada (“Terra"); and
(3)	KEMIRA GROWHOW OYJ, a company incorporated in Finland, whose registered office is at Mechelininkatu 1a, PO Box 900, FIN-00181, Helsinki, Finland (“Kemira"); and
(4)	TERRA INDUSTRIES INC., a corporation incorporated in Maryland, USA, whose registered office is at 600 Fourth Street, PO Box 6000, Sioux City, Iowa, SII01 (the “Guarantor").
THE PARTIES AGREE AS FOLLOWS:
1.	INTERPRETATION
1.1	In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:
“Actual Tax Liability” has the meaning given to it in the Kemira Tax Deed and the Terra Tax Deed;

“Articles” means the articles of association of JVCo as at the date hereof;

“A Shares” means A ordinary shares of 10 pence each in the capital of JVCo with the rights and subject to the restrictions set out in the Articles;

“Associated Company” has the meaning given to it in the Shareholders’ Agreement;

“B Shares” means B ordinary shares of 10 pence each in the capital of JVCo with the rights and subject to the restrictions set out in the Articles;

“Branded Materials” means materials that bear any branding including signage, advertising, promotional and sales materials, product literature, software, stationery, including correspondence and other materials printed from templates, business cards and websites;

“Budget” means the budget of JVCo in the agreed terms;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in London for the transaction of normal banking business;

“Business Plan” means the business plan of JVCo in the agreed terms;

“Commercially Reasonable Expenses” means those costs and expenses which a reasonable person engaged in the same type of undertaking acting in a commercially prudent manner, without the benefit of indemnification and taking into account the need to minimise his expenditure but also considering the results of a cost benefit analysis, would expend to mitigate or discharge any liability under Environmental Law;

“Completion” means the completion of the sale and purchase of the Kemira Shares and the Terra Shares in accordance with clause 3;

“Confidential Information” means all information relating to any Group Company’s business, financial or other affairs (including future plans and targets of any Group Company) which is not in the public domain;

“connected person” means a person who is connected with another for the purpose of section 839 of the TA;

“Data Room Documents” means the documents and data relating to the Group and made available in the data room as listed in the agreed form index;

“Disclosed” means information fairly disclosed in the Kemira Disclosure Letter or the Terra Disclosure Letter (as the case may be) or the Data Room Documents;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

“Environmental Warranties” means the Terra Environmental Warranties and the Kemira Environmental Warranties;

“Group” means JVCo, the Kemira Companies and the Terra Company, and “Group Company” means any one of them;

“GrowHow Trade Mark Licence Agreement” means the trade mark licence agreement regarding use of the “GrowHow” name between Kemira, JVCo, the Kemira Companies and the Terra Company in the agreed terms;

“HMRC” means Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions;

“Intellectual Property” means all rights in or in relation to any and all patents, utility models, trade and service marks, rights in designs, get-up, trade, business or domain names, copyrights, topography rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Knowhow, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world and any rights to receive any remuneration in respect of such rights;

“JVCo Accounts Date” means 30 September 2007;

“Kemira Accounts Date” means 31 December 2006;

“Kemira Branding” means any trade mark, service mark, trade name, domain name or logo owned by Kemira Oyj which consists of or incorporates “Kemira”;

“Kemira Companies” means the companies details of which are set out in schedule 4 and “Kemira Company” shall mean any one of them;

“Kemira Companies Leakage” means any of the following which occur on or after the date of Completion, but on or before the JVCo Accounts Date:
(a)	any dividend, or distribution declared, paid or made by any Kemira Company (other than to another Kemira Company);

(b)
any payments made (including management fees), or agreed to be made, by any Kemira Company, to (or assets transferred or surrendered to or liabilities assumed, indemnified, or incurred for the benefit of) JVCo or any of its connected persons (including, without limitation, any payment or accrual of interest);

(c)
any payments made or agreed to be made by any Kemira Company other than to another Kemira Company in respect of any share capital or other securities of any Kemira Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)	any payments made or agreed to be made by any Kemira Company (other than to another Kemira Company) to JVCo or any of its connected persons in respect of any loan capital of any Kemira Company;
(e)	the waiver by any Kemira Company of any amount owed to that Kemira Company by Kemira or any of its connected persons;
(f)
any payment by any Kemira Company of any fees or expenses in connection with the preparation for, negotiation or consummation of the sale and purchase of the Kemira Shares pursuant to, or the entry into of, this agreement; and

(g)	the agreement or undertaking by any Kemira Company to do any of the matters set out in (a) to (f) above.
“Kemira Consideration” has the meaning given in clause 2.1(d);

“Kemira Disclosure Letter” means a letter of today’s date together with the attachments thereto addressed by Kemira to JVCo disclosing exceptions to the Kemira Warranties;

“Kemira Environmental Indemnity” means the indemnities given by Kemira under clause 7 and schedule 13;

“Kemira Group” means Kemira, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies (but excluding the Kemira Companies), all of them and each of them as the context admits;

“Kemira Incident” means the boiler c-steam incident, further details of which are set out in the Kemira Disclosure Letter;

“Kemira Intellectual Property” means any Intellectual Property owned by any member of the Kemira Group;

“Kemira IT Separation Agreement” means the agreement between Kemira and Kemira GrowHow UK Limited relating to the provision of IT services post-Completion in the agreed terms;

“Kemira Parental Services Agreement” means the agreement between Kemira and JVCo relating to the provision of services post-Completion in the agreed terms;

“Kemira Permit” means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation or exemption and a filing of a notification report or assessment necessary in any jurisdiction for the proper and efficient operation of each Kemira Company’s business, its ownership, possession, occupation or use of an asset or the execution and performance of this agreement;

“Kemira Properties” means the properties described in part I of schedule 10 or any part or parts thereof and “Kemira Property” shall mean any one of them;

“Kemira Shares” means all of the issued shares in the capital of Kemira GrowHow Holdings Limited;

“Kemira Tax Deed” means the covenants set out in Schedule 17;

“Kemira Warranties” means the warranties set out in schedule 6;

“Knowhow” means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and microfilm) including, without limitation, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, and advertising copy;

“LCIA” means the London Court of International Arbitration;

“Press Announcement” means the press announcement in the agreed terms to be released by the parties on or about the date of Completion;

“Related Person(s)” means in relation to any party its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Shareholders’ Agreement” means the shareholders’ agreement in the agreed terms to be entered into at Completion between Kemira, Terra and JVCo;

“TA” means the Income and Corporation Taxes Act 1988;

“Tax” or “Taxation” means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, land fill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy, climate change levy and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including HMRC;

“Taxation Statutes” means all statutes, statutory instruments, orders, enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

“Terra Accounts Date” means 31 December 2006;

“Terra Company” means Terra Nitrogen (UK) Limited details of which are set out in schedule 5;

“Terra Company Leakage” means any of the following which occur on or after the date of Completion, but on or before the JVCo Accounts Date:
(a)	any dividend, or distribution declared, paid or made by the Terra Company;

(b)
any payments made (including management fees), or agreed to be made, by the Terra Company, to (or assets transferred or surrendered to or liabilities assumed, indemnified, or incurred for the benefit of) JVCo or any of its connected persons (including, without limitation, any payment or accrual of interest);

(c)
any payments made or agreed to be made by the Terra Company in respect of any share capital or other securities of the Terra Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)	any payments made or agreed to be made by the Terra Company to JVCo or any of its connected persons in respect of any loan capital of the Terra Company;
(e)	the waiver by the Terra Company of any amount owed to the Terra Company by Terra or any of its connected persons;
(f)
any payment by the Terra Company of any fees or expenses in connection with the preparation for, negotiation or consummation of the sale and purchase of the Terra Shares pursuant to, or the entry into of, this agreement; and

(g)	the agreement or undertaking by the Terra Company to do any of the matters set out in (a) to (f) above.
“Terra Consideration” has the meaning given in clause 2.2(d);

“Terra Disclosure Letter” means a letter of today’s date together with the attachments thereto addressed by Terra to JVCo disclosing exceptions to the Terra Warranties;

“Terra Environmental Indemnity” means the indemnities given by Terra under clause 7 and schedule 13;

“Terra Group” means Terra, its holding companies and other subsidiary undertakings and associated companies from time to time of such holding companies (but excluding the Terra Company), all of them and each of them as the context admits;

“Terra Incident” means the Billingham accident, further details of which are set out in the Terra Disclosure Letter;

“Terra Intellectual Property” means any Intellectual Property owned by any member of the Terra Group, including the “Terra” name;

“Terra Parental Services Agreement” means the agreement between Terra and JVCo relating to the provision of insurance services post-Completion in the agreed terms;

“Terra Permit” means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation or exemption and a filing of a notification report or assessment necessary in any jurisdiction for the proper and efficient operation of the Terra Company’s business, its ownership, possession, occupation or use of an asset or the execution and performance of this agreement;

“Terra Properties” means the properties described in part I of schedule 11 or any part or parts thereof and “Terra Property” shall mean any one of them;

“Terra Shares” means all of the issued shares in the capital of the Terra Company;

“Terra Tax Deed” means the covenants set out in Schedule 18;

“Terra Trade Mark Licence Agreement” means the trade mark licence agreement between Terra, JVCo, the Kemira Companies and the Terra Company in the agreed terms;

“Terra Warranties” means the warranties set out in schedule 7; and

“Transaction Documents” has the meaning given in clause 19.

1.2	In this agreement, unless otherwise specified, reference to:
(a)
a “subsidiary undertaking” is to be construed in accordance with section 258 of the Companies Act 1985 and a “subsidiary” or “holding company” is to be construed in accordance with section 736 of that Act;

(b)
a document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party, such documents being listed in Schedule 16;

(c)	“FA” followed by a stated year means the Finance Act of that year;

(d)	“includes” and “including” shall mean including without limitation;

(e)	a “party” means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

(f)
a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(g)
a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

(h)	“clauses", “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;

(i)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(j)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(k)
any statute, statutory instrument, regulation, by-law or other requirement of English law and any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term; and

(l)	the time of day is reference to time in London, England.
1.3	The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.
1.4	The index to and the headings and the descriptive notes in brackets relating to provisions of Taxation Statutes in this agreement are for information only and are to be ignored in construing the same.

1.5
Any question of whether a person is connected with another shall be determined in accordance with section 839 of the TA (except that in construing section 839 “control” has the meaning given by section 840 or section 416 of the TA so that there is control whenever section 840 or 416 requires), which shall apply in relation to this agreement as it applies in relation to the TA.

1.6
All sums payable by Kemira pursuant to this agreement shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that JVCo or Terra shall incur any liability for Tax chargeable or assessable in respect of any payment from Kemira pursuant to this agreement, Kemira shall pay such additional amounts as shall be required to ensure that the net amount received and retained by JVCo or Terra (as applicable) (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

1.7
All sums payable by Terra pursuant to this agreement shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that JVCo or Kemira shall incur any liability for Tax chargeable or assessable in respect of any payment from Terra pursuant to this agreement, Terra shall pay such additional amounts as shall be required to ensure that the net amount received and retained by JVCo or Kemira (as applicable) (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

1.8
All sums payable by JVCo pursuant to this agreement shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that Kemira or Terra shall incur any liability for Tax chargeable or assessable in respect of any payment from JVCo pursuant to this agreement, JVCo shall pay such additional amounts as shall be required to ensure that the net amount received and retained by Kemira or Terra (as applicable) (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred.

1.9
If, following a payment of an additional amount under clause 1.6, 1.7 or 1.8 above, the recipient subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such an additional amount, the recipient shall pay to the payer under clause 1.6, 1.7 or 1.8 (as applicable) a sum equal to the amount of such saving, reduction, credit or payment (in each case to the extent of the additional amount), such payment to be made within seven days of the receipt of the saving, reduction, credit or payment, as the case may be.

2.	SALE AND PURCHASE
2.1	Kemira Shares
(a)
Upon the terms and subject to the conditions of this agreement, Kemira as legal and beneficial owner and with full title guarantee shall sell and JVCo shall purchase the Kemira Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto, including the right to receive and retain all distributions declared or paid on or after the Kemira Accounts Date.

(b)
Kemira waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Kemira Shares under the articles of association of Kemira GrowHow Holdings Limited or otherwise.

(c)
JVCo shall not be obliged to complete the purchase of any of the Kemira Shares, Terra shall not be obliged to complete the sale of any of the Terra Shares and JVCo shall not be obliged to complete the acquisition of any of the Terra Shares unless Kemira completes the sale of all of the Kemira Shares simultaneously.

(d)	The consideration for such sale and purchase shall be:
(i)	the issue of 10 B Shares by JVCo to Kemira on Completion;
(ii)	less the amount of any payment by Kemira to JVCo pursuant to paragraph 4 of schedule 14;
(iii)	plus the amount of any payment by JVCo to Kemira pursuant to paragraph 4 of schedule 14
(the “Kemira Consideration").
2.2	Terra Shares
(a)
Upon the terms and subject to the conditions of this agreement, Terra as legal and beneficial owner and with full title guarantee shall sell and JVCo shall purchase the Terra Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto, including the right to receive and retain all distributions declared or paid on or after the Terra Accounts Date.

(b)
Terra waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Terra Shares under the articles of association of the Terra Company or otherwise.

(c)
JVCo shall not be obliged to complete the purchase of any of the Terra Shares, Kemira shall not be obliged to complete the sale of any of the Kemira Shares and JVCo shall not be obliged to complete the acquisition of any of the Kemira Shares unless Terra completes the sale of all of the Terra Shares simultaneously.

(d)	The consideration for such sale and purchase shall be:
(i)	the issue of 10 A Shares by JVCo to Terra on Completion;

(ii)	plus the payment by JVCo to Terra of such balancing consideration as is determined in accordance with the provisions of schedule 12;

(iii)	less the amount of any payment by Terra to JVCo pursuant to paragraph 4 of schedule 15;

(iv)	plus the amount of any payment by JVCo to Terra pursuant to paragraph 4 of schedule 15
(the “Terra Consideration").
3.	COMPLETION
3.1
Completion shall take place at the offices of Ashurst, Broadwalk House, 5 Appold Street, London EC2A 2HA or at such other place as the parties shall agree immediately after the execution of this agreement.

3.2	On Completion, Kemira shall comply with its obligations set out in schedule 1 and in this clause 3.

3.3	On Completion, Terra shall comply with its obligations set out in schedule 2 and in this clause 3.
3.4	On Completion, Kemira and Terra shall procure that JVCo shall comply with its obligations set out in schedule 3.
3.5	On Completion:

Kemira and Terra shall procure the passing of board resolutions of JVCo in the agreed terms, inter alia:
(a)	sanctioning the allotment and issue of 10 B Shares to Kemira and 10 A Shares to Terra;
(b)	appointing Frank Meyer, Richard Sanders Jr., Douglas Stone, Heikki Sirvio, Kaj Friman and Timo Lainto as directors of JVCo (if they are not at Completion already directors of JVCo);
(c)	appointing Carol Devlin as secretary of JVCo;
(d)	appointing Heikki Sirvio as chairman and Frank Meyer as vice-chairman of JVCo (if they are not at Completion already so appointed);
(e)
resolving that the register of members of JVCo shall be written up to reflect the share issues referred to in clauses 2.1(d)(i) and 2.2(d)(i) 3.5(a) and that share certificates in respect thereof be issued accordingly;

(f)	appointing Deloitte & Touche LLP as the auditors of JVCo (if they are not at Completion already auditors of JVCo); and
(g)	adopting the Business Plan and Budget.
3.6	If in any respect the obligations of Kemira or Terra or JVCo are not complied with on Completion, the party not in default may:
(a)
defer Completion to a date not more than 28 days after Completion should have taken place but for the said default (and so that the provisions of this clause 3, apart from this clause 3.6, shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or
(c)	terminate this agreement without prejudice to the rights and liabilities which accrued prior to termination, which shall continue to subsist, including those under clauses 23 and 25, by means of a notice in writing served on the others.
3.7
Kemira acknowledges that, immediately following Completion until such time as the transfers of the Kemira Shares and any shares in any Kemira Company not registered in the name of another Kemira Company have been registered in the register of members of the relevant Kemira Companies, Kemira will hold those shares registered in its name on trust for and as nominee for JVCo and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those shares in accordance with the directions of JVCo and if Kemira is in breach of the undertakings contained in this clause 3.7 Kemira irrevocably authorises JVCo to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which JVCo may reasonably require and which may be necessary to enable JVCo to attend and vote at general meetings of each of the Kemira Companies and to do any thing or things necessary to give effect to the rights contained in this clause 3.7.

3.8
Terra acknowledges that, immediately following Completion until such time as the transfer(s) of the Terra Shares have been registered in the register of members of the Terra Company, Terra will hold those Terra Shares registered in its name on trust for and as nominee for JVCo and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those Terra Shares in accordance with the directions of JVCo and if Terra is in breach of the undertakings contained in this clause 3.8 Terra irrevocably authorises JVCo to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which JVCo may reasonably require and which may be necessary to enable JVCo to attend and vote at general meetings of the Terra Company and to do any thing or things necessary to give effect to the rights contained in this clause 3.8.

4.	KEMIRA WARRANTIES, COVENANT AND UNDERTAKINGS
4.1	Kemira warrants to JVCo in the terms of the Kemira Warranties and Kemira acknowledges and confirms that JVCo is relying upon such warranties in entering into this agreement.
4.2	Kemira covenants with JVCo in the terms of the Kemira Tax Deed.
4.3
Any information supplied by or on behalf of any Kemira Company to or on behalf of Kemira in connection with the Kemira Warranties, the Kemira Disclosure Letter or otherwise in relation to the business and affairs of any Kemira Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Kemira Company and Kemira undertakes to JVCo and each Kemira Company (and their respective directors, officers, employees, agents and advisers) that it will not bring any and all claims which it might otherwise have against any Kemira Company or any of their respective directors, officers, employees, agents or advisers in respect thereof.

4.4	Any claim under the Kemira Warranties and/or the Kemira Tax Deed is subject to the terms and provisions of this clause 4 and schedule 8.
4.5	The only warranties given by Kemira in respect of or relating to:
(a)	pensions are contained in paragraph 19 of schedule 6;

(b)	tax are contained in paragraph 20 of schedule 6; and

(c)	environmental and worker health and safety matters are contained in paragraph 21 of schedule 6 (“Kemira Environmental Warranties"),

and no claim or proceeding which could be brought within any of the paragraphs specified in this clause 4.5 shall be brought except under one of those paragraphs and no liability which arises under one of those paragraphs shall also arise under any other such paragraph or under any other Kemira Warranty.

4.6	Any payment due under this agreement from Kemira to JVCo shall for all purposes be deemed to be and shall take effect as a reduction in the Kemira Consideration.
4.7
Each of the Kemira Warranties shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Kemira Warranties or by any other term of this agreement.

5.	TERRA WARRANTIES, COVENANT AND UNDERTAKINGS
5.1	Terra warrants to JVCo in the terms of the Terra Warranties and Terra acknowledges and confirms that JVCo is relying upon such warranties in entering into this agreement.

5.2	Terra covenants with JVCo in the terms of the Terra Tax Deed.
5.3
Any information supplied by or on behalf of the Terra Company to or on behalf of Terra in connection with the Terra Warranties, the Terra Disclosure Letter or otherwise in relation to the business and affairs of the Terra Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Terra Company and Terra undertakes to JVCo and the Terra Company (and its directors, officers, employees, agents and advisers) that it will not bring any and all claims which it might otherwise have against the Terra Company or any of its directors, officers, employees, agents or advisers in respect thereof.

5.4	Any claim under the Terra Warranties and/or the Terra Tax Deed is subject to the terms and provisions of this clause 5 and schedule 9.
5.5	The only warranties given by Terra in respect of or relating to:
(a)	pensions are contained in paragraph 19 of schedule 7;

(b)	tax are contained in paragraph 20 of schedule 7; and

(c)	environmental and worker health and safety matters are contained in paragraph 21 of schedule 7 (“Terra Environmental Warranties"),

and no claim or proceeding which could be brought within any of the paragraphs specified in this clause 5.5 shall be brought except under one of those paragraphs and no liability which arises under one of those paragraphs shall also arise under any other such paragraph or under any other Terra Warranty.

5.6	Any payment due under this agreement from Terra to JVCo shall for all purposes be deemed to be and shall take effect as a reduction in the Terra Consideration.
5.7
Each of the Terra Warranties shall be construed as a separate warranty and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Terra Warranties or by any other term of this agreement.

6.	JVCO WARRANTIES AND UNDERTAKINGS
6.1
JVCo warrants to Kemira that the execution and delivery of this agreement and the completion of the transactions contemplated hereby have, where required, been duly and validly authorised and no other proceedings or action on the part of JVCo are necessary to authorise this agreement or to complete the transactions contemplated hereby.

6.2
JVCo warrants to Terra that the execution and delivery of this agreement and the completion of the transactions contemplated hereby have, where required, been duly and validly authorised and no other proceedings or action on the part of JVCo are necessary to authorise this agreement or to complete the transactions contemplated hereby.

6.3	Subject to clause 6.4, JVCo undertakes to each of Terra and Kemira to procure that, during the period between the date of Completion and the JVCo Accounts Date:
(a)	no Group Company shall operate its business or activities otherwise than in their usual course in all material respects as carried out prior to Completion;
(b)	no transaction is undertaken between JVCo and any Group Company or between the Terra Company and any Kemira Company; and
(c)
save with the prior written consent of Terra and Kemira, no Group Company shall make any payment for any of the matters listed in the definition of “Kemira Companies Leakage” or “Terra Company Leakage",

and, in the event that any of the matters listed above occurs, JVCo undertakes to pay Terra, in the case of any Terra Company Leakage, or Kemira, in the case of any Kemira Companies Leakage, an amount equal to the difference between the value of the relevant Group Company on the JVCo Accounts Date and the value that such Group Company would have been on the JVCo Accounts Date had such matter not occurred.

6.4	Nothing in clause 6.3 shall operate so as to prevent or restrict or require the consent of Terra and Kemira for:
(a)	the performance by any Group Company of any of its obligations pursuant to a contract or arrangement entered into before the date of this agreement;
(b)	any action reasonably undertaken by any Group Company in an emergency or disaster situation with the bona fide intention of mitigating any adverse effect thereof;
(c)	any act, matter or transaction contemplated by any of the Transaction Documents;
(d)	any act, matter or transaction undertaken at the written request of Terra and Kemira;
(e)
any payments to Terra or Kemira or any of their respective connected persons for goods or services in the usual course of business and on an arms’ length basis of a kind supplied by any of them to persons (other than their connected persons) in the usual course of their business; or

(f)	the commencement of employee consultations in connection with possible future redundancies of employees of the Terra Company.
7.	ENVIRONMENTAL INDEMNITIES

The provisions of schedule 13 shall apply, save that the provisions of schedule 13 shall not apply and the provisions of clause 8 shall instead apply to the first Relevant Property following Completion to be the subject of a resolution by the board of JVCo to cease operations at and dispose of production facilities at such Relevant Property.

8.	FACILITY RATIONALISATION
8.1
If following Completion the board of JVCo resolves in accordance with the terms of the Shareholders’ Agreement to cease operations at and dispose of a production facility (at Billingham or Severnside as detailed in schedule 11 or at Ince as detailed in schedule 10) (each a “Relevant Disposal” or a “Relevant Property", respectively) the provisions of this clause 8 shall apply to the first such Relevant Property in respect of which such a resolution is passed. The party that sold to JVCo the entity with title to the Relevant Property pursuant to this agreement is referred to in this clause 8 as the “Contributing Party".

8.2
JVCo shall, in respect only of the first Relevant Property following Completion to be the subject of a resolution by the board of JVCo under clause 8.1, give written notice on each anniversary of such resolution (each a “Facility Rationalisation Costs Notice") to the relevant Contributing Party of all Costs incurred during the immediately preceding 12 month period. In addition, JVCo shall also serve a Facility Rationalisation Costs Notice on the Contributing Party on the date of completion of that Relevant Disposal covering the period from the date of the previous Facility Rationalisation Costs Notice until the date of such Facility Rationalisation Costs Notice. No Facility Rationalisation Costs Notice shall be served after the date of completion of the Relevant Disposal. The Contributing Party shall, subject to clause 8.6, pay to JVCo the amount stated in any Facility Rationalisation Costs Notice validly served in accordance with this clause 8.2 and such payment shall be made within 30 days of service of the corresponding Facility Rationalisation Costs Notice. The aggregate amount of Costs paid by the Contributing Party pursuant to this clause 8.2 is referred to in this clause 8 as the “Aggregate Facility Rationalisation Costs".

8.3	(a)
At any time following the later of (i) a resolution of the board of JVCo under clause 8.1 and (ii) the cessation of operations at the Relevant Property in question, the relevant Contributing Party may elect to acquire that Relevant Property from the relevant member of the Group for the sum of £1 and an amount equal to any Costs incurred by the Group in relation to the Relevant Property prior to such time (net of any Aggregate Facility Rationalisation Costs paid by the Contributing Party to JVCo pursuant to clause 8.2) and upon the making of such an election JVCo shall be bound to procure the transfer of title to and all rights in the Relevant Property owned or enjoyed by any member of the Group to the Contributing Party, and the Contributing Party shall be bound to acquire title to and all rights in the Relevant Property and assume all liabilities in relation to the Relevant Property, for such consideration.

(b)
At any time following the fifth anniversary of a resolution by the board of JVCo under clause 8.1, the party (other than JVCo) that is not the Contributing Party in respect of the Relevant Property may elect that the Contributing Party shall acquire that Relevant Property from the relevant member of the Group for the sum of £1 and an amount equal to any Costs incurred by the Group in relation to the Relevant Property prior to such time (net of any Aggregate Facility Rationalisation Costs paid by the Contributing Party to JVCo pursuant to clause 8.2) and upon the making of such an election JVCo shall be bound to procure the transfer of title to and all rights in the Relevant Property owned or enjoyed by any member of the Group to the Contributing Party, and the Contributing Party shall be bound to acquire title to and all rights in the Relevant Property and assume all liabilities in relation to the Relevant Property, for such consideration.

(c)
If the acquisition of a Relevant Property pursuant to clause 8.3(a) or 8.3(b) results in any Actual Tax Liability, which for the purpose of this clause 8.3 includes an Actual Tax Liability of JVCo, the relevant Contributing Party covenants to pay to JVCo an amount equal to that Actual Tax Liability on the later of (i) seven days after the demand therefor by JVCo and (ii) three days before the last day on which a payment of that Tax may be made by JVCo without incurring any liability to interest and/or penalties.

(d)
If the acquisition of a Relevant Property pursuant to clause 8.3(a) or 8.3(b) results in any allowance, credit, exemption, deduction or relief from, against or in respect of any Tax which has been used by JVCo or the Group to reduce an Actual Tax Liability of JVCo or the Group which would otherwise have become due and payable or JVCo or the Group receives a right to repayment of Tax which would not otherwise have arisen (a “Relief"), JVCo covenants to pay to the relevant Contributing Party an amount equal to such Relief within five days of the date on which (i) the Actual Tax Liability would otherwise have been due and payable or (ii) the right to repayment of Tax is received.

(e)	The provisions of clause 7 of the Kemira Tax Deed or the Terra Tax Deed, as applicable, shall apply to any claims pursuant to clauses 8.3(c) and (d) above.
8.4
If no election is made in respect of a Relevant Property under clause 8.3 and the Costs incurred by the Group in connection with the related Relevant Disposal exceed the disposal proceeds (before Tax) resulting from that Relevant Disposal, the Contributing Party shall, subject to clause 8.6, pay to JVCo the amount (if any) by which such excess exceeds £1 million. Such payment shall be made within 14 days of completion of the Relevant Disposal. Any payment made by the Contributing Party to JVCo pursuant to this clause 8.4 shall be paid net of the amount of any Aggregate Facility Rationalisation Costs paid by the Contributing Party to JVCo pursuant to clause 8.2. For the purposes of this clause 8.4, if completion of a Relevant Disposal does not occur prior to midday on the tenth anniversary of Completion, the disposal proceeds shall be deemed to be zero.

8.5
If no election is made in respect of a Relevant Property under clause 8.3 and the disposal proceeds (after Tax) resulting from the related Relevant Disposal exceed the Costs incurred by the Group in relation to that Relevant Disposal, JVCo shall, subject to clause 8.6, pay to the Contributing Party the amount (if any) by which such excess exceeds £1 million. Such payment shall be made within 14 days of completion of the Relevant Disposal. Any payment made by JVCo to the Contributing Party pursuant to this clause 8.5 shall also include the repayment to the Contributing Party of an amount equal to any Aggregate Facility Rationalisation Costs paid by it to JVCo pursuant to clause 8.2. For the purposes of this clause 8.5, if completion of a Relevant Disposal does not occur prior to midday on the tenth anniversary of Completion, the disposal proceeds shall be deemed to be zero.

8.6
Neither JVCo nor any Contributing Party shall be liable for any claim under this clause 8 unless written notice of such claim is served on it not later than 5.00 p.m. on the tenth anniversary of Completion, save in respect of the indemnity under clause 8.11 to which no time limit shall apply.

8.7
The Contributing Party shall be entitled to direct the closure and sale process relating to any Relevant Disposal, including as to the extent to which and the manner in which any related Costs are incurred but not, for the avoidance of doubt, including any matters relating to the cessation of employment of any employees employed at the Relevant Property, provided, however, that the Contributing Party shall not be entitled to direct any action to be taken or not taken:

(a)	which conflicts in any way with any requirements of law or of any regulatory authority; or
(b)
which causes, or would in the opinion of JVCo (acting reasonably) be likely to cause, unreasonable, avoidable disruption or interruption to the operations of any member of the Group or to the operational efficiency of its business which may result from such action or which poses a material risk to worker or public health and safety.

8.8	For the purposes of this clause 8:
(a)
“Costs” shall mean all costs reasonably incurred by the Group in relation to a Relevant Disposal including all related Environmental Closure Costs but excluding any related employment redundancy costs or related pension costs in each case that are incurred by JVCo and any amount paid pursuant to clause 8.3(c);

(b)
“Environmental Closure Costs” means Commercially Reasonable Expenses (including legal fees, technical consultants’, engineers’ and experts’ fees, and costs arising from JVCo’s dealings with any regulatory authorities) incurred during or in preparation for closure or as part of any post-closure process in relation to any inspection, investigation, sampling and monitoring works at the site of any Relevant Property and the carrying out of any works (including, without limitation, the removal of plant or equipment infrastructure or other structures and all remediation, removal, encapsulation and reinstatement works, measures and actions) in order to remove, remediate, clean-up, ameliorate, abate or restrict the effects of or contain contamination or pollution at or emanating from the site of any Relevant Property in order that such site complies, on the basis of continuing industrial use, with the minimum requirements of Environmental Laws and/or any enforceable requirements under Environmental Laws of any competent authority including for the surrender of any applicable Environmental Consent and as applicable at the time of the Relevant Disposal but excludes:

(i)
any costs to the extent that such costs relate to contamination or pollution introduced in the course of JVCo’s operating activities after Completion and/or measures required to address any such contamination or pollution, which costs shall be for the sole account of JVCo; and

(ii)
any costs relating to the demolition or removal of buildings, removal of pipework or other structures or infrastructures including buried structures or infrastructure and/or removal of asbestos in each case to the extent that such can be safely left in situ or otherwise dealt with in a cost-effective manner in circumstances where their removal is not required to comply with Environmental Law;

(c)
“Environmental Losses” means all claims, damages, costs, expenses (including reasonable professional fees incurred), losses, liabilities or penalties suffered or incurred by JVCo or by the relevant Kemira Company or Terra Company (as the case may be) after Completion to the extent arising from a breach of or liability under Environmental Law in respect of (a) Hazardous Substances in, on, at or under the Relevant Property or any part(s) thereof on or before Completion, (b) Hazardous Substances first in, on, at or under the Relevant Property or any part(s) thereof after Completion, where the damage or risk in respect of which a breach or liability arises is attributable to activities forming part of the closure process or (c) the migration of any such Hazardous Substances from the Relevant Property or any part(s) thereof (including carrying out or paying for any Relevant Property Remediation Works to the extent the same are Commercially Reasonable Expenses), but excluding: Environmental Closure Costs; any claims, costs, damages, expenses, losses, liabilities or penalties in respect of loss of anticipated profits; loss of revenue; loss of use; cost of capital; or any other loss in respect of business interruption; and

(d)
“Relevant Property Remediation Works” means all those investigations, works, measures and other actions which are the minimum required under Environmental Laws to discharge or mitigate any liability under Environmental Laws (including all such remediation, removal, encapsulation and reinstatement works, measures and actions but excluding any Environmental Closure Costs) in relation to Hazardous Substances in, on, at or under the Relevant Property or any part(s) thereof on or before Completion or the migration or release of such from the Relevant Property or any part(s) thereof.

8.9
In the event there shall occur any dispute between the parties to this agreement in relation to the quantification of Costs for the purposes of this clause 8 which cannot be resolved between the parties, the dispute shall be referred to an independent firm of chartered accountants (the “Expert") appointed by agreement by JVCo and the relevant Contributing Party or, in default of agreement on such appointment, on the application of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales, or his duly appointed deputy. In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error (and the Expert shall give reasons for his determination)) be final and binding on such parties. Each such party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by such parties in the proportions he may direct or, in the absence of direction, equally. Subject to any rule of law or of any regulatory authority to the contrary, JVCo and the relevant Contributing Party shall, to the extent they are able to do so, afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to any premises, personal papers, books, accounts, records, returns and other documents as may be required by the Expert to make his determination. In the event of any dispute as to the need for, nature or extent of any Environmental Closure Costs or Environmental Losses, the parties shall apply the provisions of paragraph 11 of schedule 13 mutatis mutandis to such dispute save that references to Indemnifying Party shall be construed as references to the relevant Contributing Party.

8.10	JVCo on behalf of itself and each Group Company undertakes to Kemira and to Terra that it will not:
(a)	dispose of any Relevant Property without complying with the foregoing provisions of this clause 8;
(b)
incur any Environmental Closure Costs or any Relevant Property Remediation Works at a Relevant Property otherwise than at the direction of the relevant Contributing Party under clause 8.7 or with the consent of the relevant Contributing Party (such consent not to be unreasonably withheld or delayed) or in an emergency or where required by a regulatory authority acting within its powers under Environmental Law;

(c)
except in an emergency, approach or initiate communications with any regulatory authority in relation to the closure of such Relevant Property without the consent of the relevant Contributing Party, such consent not to be unreasonably withheld or delayed; or

(d)
except to the extent required by Environmental Law or any Environmental Consent or any competent authority or in response to an emergency, take any action or omit to take any action without the consent of the relevant Contributing Party (such consent not to be unreasonably withheld or delayed) which it is known by JVCo or the relevant Group Company at the time of the act or omission will increase, or would be reasonably likely to increase, the liability of any Contributing Party under the foregoing provisions of this clause 8.

8.11
The Contributing Party shall indemnify and keep indemnified JVCo (for itself and on behalf of the applicable Terra Companies or Kemira Companies) in respect of all Environmental Losses incurred in relation to the Relevant Property, provided always that JVCo shall not be entitled to claim under this indemnity unless JVCo or the applicable Terra Company or Kemira Company has received a Claim in respect of the matter giving rise to such Environmental Losses.

8.12
JVCo shall provide written notice to the Contributing Party of any matter of which it or any Terra Company or Kemira Company becomes aware which gives rise to or is reasonably likely to give rise to a claim under clause 8.11 above and shall notify the Contributing Party immediately upon receipt of a Claim in relation to any such matter, provided that failure to give or delay in giving notice under this clause 8 shall not invalidate JVCo’s right to claim in respect of such matter under this indemnity, except and only to the extent that such failure or delay increases the penalties, losses, costs, claims, expenses, liabilities and damages which it seeks to recover under clause 8.11.

8.13	The Contributing Party shall have no liability under the indemnity at clause 8.11 to the extent that any claim by JVCo would not have arisen but for, results from or is increased by:
(a)
any act or omission by JVCo or any Terra Company or Kemira Company after Completion except for (i) those acts or omissions that are in the normal lawful course of the Activities as at the date of this agreement and (ii) those acts or omissions that are undertaken in the course of the cessation of operations and/or closure of the Relevant Property pursuant to this clause 8;

(b)	information voluntarily given by JVCo or any Terra Company or Kemira Company or by Terra or Kemira to a regulatory body, governmental agency or third party other than where:

(i)
the disclosure is required to be given in order to comply with law or in connection with any Environmental Consent or otherwise in response to a request by a regulatory authority acting within its powers under Environmental Law;

(ii)	the disclosure is reasonably necessary in an emergency to avoid or mitigate Environmental Losses;
(iii)	the disclosure is reasonably necessary in the course of the cessation of operations and/or closure of the Relevant Property pursuant to this clause 8; or
(iv)	the Indemnifying Party gives prior consent to such disclosure (such consent not to be unreasonably withheld or delayed);
(c)
any acts or omissions by JVCo or any Group Company at the Relevant Property (including the carrying out of investigative, sampling or monitoring works) which result in disturbance of or interference with any Hazardous Substance (other than where such acts or omissions form a necessary part of or precursor to the Activities or to Ordinary Course Construction or are reasonably necessary in the course of the cessation of operations and/or closure of the Relevant Property and/or an emergency (to avoid or mitigate Environmental Losses) or are required by a competent authority or under Environmental Law or Environmental Consents); or

(d)
any laws (other than the implementation into UK law of the EU environmental liability directive) whose purpose is the protection of or prevention of harm to the Environment and which come into force after Completion.

8.14
The relevant Indemnifying Party shall have no liability under the indemnity at clause 8.11 in respect of any Environmental Loss to the extent that such loss has been properly budgeted for in the Business Plan or forms part of Environmental Closure Costs or is an Aggregate Facility Rationalisation Cost.

8.15
Any payment made by JVCo or a Contributing Party pursuant to this clause 8 shall for all purposes be deemed to be and shall take effect as a reduction or increase in the Kemira Consideration or the Terra Consideration as the case may be.

9.	SCRUBBING SYSTEM
9.1
Following Completion, in the event that JVCo resolves in accordance with the terms of the Shareholders’ Agreement that improvements or modifications to the scrubbing system at the NPK plant at the Kemira Property are required to be made by law, Kemira shall be entitled (subject to any requirement of law and to minimising, to the extent reasonably practicable, any disruption or interruption to the operations of any member of JVCo or to the operational efficiency of its business) to direct the extent to which and the manner in which any expenditure is incurred by JVCo for such purposes.

9.2
If the expenditure actually incurred by the Group for the purposes described in clause 9.1 exceeds £2 million, Kemira shall, subject to clause 9.5, pay on demand to JVCo the amount (if any) by which such excess exceeds £1 million.

9.3
If the expenditure actually incurred by the Group for the purposes described in clause 9.1 is less than £2 million, JVCo shall, subject to clause 9.5, pay on demand to Kemira as additional consideration for the Kemira Shares the amount (if any) by which the shortfall exceeds £1 million.

9.4
For the purposes of clauses 9.2 and 9.3, “expenditure” incurred by JVCo shall be limited to the costs it has incurred in purchasing and installing any scrubbing equipment for and/or otherwise modifying or improving the scrubbing system at the NPK plant at the Kemira Property to the extent required by law.

9.5	Neither Kemira nor JVCo shall be liable for any claim under this clause 9 unless written notice of such claim is served on them not later than 5.00 p.m. on the fifth anniversary of Completion.
9.6
In the event there shall occur any dispute between Kemira and JVCo in relation to the quantification of expenditure actually incurred by JVCo for the purposes of this clause 9 which cannot be resolved between them, the dispute shall be referred to an independent firm of chartered accountants (the “Expert") appointed by agreement by them or, in default of agreement on such appointment, on the application of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales, or his duly appointed deputy. In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error (and the Expert shall give reasons for his determination)) be final and binding on such parties. Each such party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by such parties in the proportions he may direct or, in the absence of direction, equally. Subject to any rule of law to the contrary, JVCo and Kemira shall, to the extent they are able to do so, afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to any premises, personal papers, books, accounts, records, returns and other documents as may be required by the Expert to make his determination.

9.7	Any payment made by JVCo or Kemira pursuant to this clause 9 shall for all purposes be deemed to be and shall take effect as a reduction or increase in the Kemira Consideration as the case may be.
10.	CONFIDENTIAL INFORMATION
10.1	Kemira shall:
(a)
not, and shall procure that no other member of the Kemira Group or any director, officer or employee or adviser or agent of the Kemira Group shall, use or disclose to any person Confidential Information; and

(b)	use all reasonable endeavours to prevent the use or disclosure of Confidential Information by any person other than members of the Group.
10.2	Clause 10.1 does not apply to:
(a)	disclosure of Confidential Information to or at the written request of JVCo;

(b)	disclosure of Confidential Information required to be disclosed by the Helsinki Stock Exchange or by law or regulation;

(c)	disclosure of Confidential Information to any Taxation Authority;

(d)	disclosure of Confidential Information to professional advisers for the purpose of advising Kemira;

(e)	Confidential Information which is in the public domain other than by Kemira’s breach of clause 10.1; or

(f)	disclosure of the provisions of schedule 13 to a competent authority as provided in paragraph 12 of schedule 13.

10.3	Terra shall:
(a)
not, and shall procure that no other member of the Terra Group or any director, officer or employee or adviser or agent of the Terra Group shall, use or disclose to any person Confidential Information; and

(b)	use all reasonable endeavours to prevent the use or disclosure of Confidential Information by any person other than members of the Group.
10.4	Clause 10.3 does not apply to:
(a)	disclosure of Confidential Information to or at the written request of JVCo;
(b)	disclosure of Confidential Information required to be disclosed by the New York Stock Exchange or by law or regulation;
(c)	disclosure of Confidential Information to any Taxation Authority;
(d)	disclosure of Confidential Information to professional advisers for the purpose of advising Terra;
(e)	Confidential Information which is in the public domain other than by Terra’s breach of clause 10.3; or
(f)	disclosure of the provisions of schedule 13 to a competent authority as provided in paragraph 12 of schedule 13.
11.	KEMIRA POST-COMPLETION UNDERTAKINGS
11.1
Following Completion, Kemira undertakes to JVCo to use all reasonable endeavours to ensure that each Kemira Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any member of the Kemira Group and prior to such release Kemira undertakes to JVCo (on behalf of itself and as trustee on behalf of each Kemira Company) to keep each Kemira Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

11.2	Following Completion, JVCo undertakes:
(a)
to Kemira to use all reasonable endeavours to ensure that each member of the Kemira Group is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any Kemira Company and prior to such release JVCo undertakes to Kemira (on behalf of itself and as trustee on behalf of each member of the Kemira Group) to keep each member of the Kemira Group fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance;

(b)
subject to clause 11.2(c) and save to the extent that such Kemira Intellectual Property is licensed to the Group pursuant to the terms of the GrowHow Trade Mark Licence Agreement, to procure that none of the Kemira Companies shall use in any way whatsoever any Kemira Intellectual Property or Kemira Branding provided that JVCo shall have six months from Completion to procure that all such Kemira Intellectual Property and Kemira Branding is removed from any Branded Materials of the Kemira Companies and all other assets owned or used by the Kemira Companies; and

(c)
save to the extent that such Intellectual Property is licensed pursuant to the terms of the GrowHow Trade Mark Licence Agreement, to procure that each Group Company shall change its company name within 30 days of Completion so as not to use any Kemira Branding or any name forming part of the Kemira Intellectual Property, or anything confusingly similar thereto, and provide, upon request by Kemira, documentary evidence of such change.

11.3
Kemira shall indemnify JVCo (for itself and on behalf of each of the Kemira Companies) in respect of any liabilities, costs and expenses actually incurred by JVCo or any of the Kemira Companies relating to any claims made in respect of the Kemira Incident.

11.4
If, following Completion, any of the Kemira Companies receives a payment from its insurers relating to the Kemira Incident (“Kemira Incident Payment"), JVCo undertakes to pay, within 90 days of receipt by such Kemira Company, an amount equal to the Kemira Incident Payment actually received and retained after Tax by the Kemira Companies, to Kemira, and such payment by JVCo to Kemira shall be deemed to augment the Kemira Consideration and JVCo further undertakes to pay stamp duty at the applicable rate upon such augmented Kemira Consideration.

11.5
Kemira shall indemnify and keep indemnified JVCo in respect of any liability to employer’s national insurance contributions arising in connection with the exercise, vesting, surrender, assignment or otherwise of any option or award over shares in Kemira and all penalties, costs, claims, expenses or liabilities suffered by JVCo and/or any Group Company in connection with any such option or award.

11.6
Kemira shall indemnify and keep indemnified JVCo and the Group against all liabilities of Kemira Growhow N.I. Limited and GrowHow N.I. Limited and any losses, damages, costs, claims, penalties or actions suffered by or brought against JVCo or any Group Company as a result of or connected with:

(a)	Kemira GrowHow N.I. Limited or GrowHow N.I. Limited being direct or indirect subsidiaries of any Group Company; and
(b)	any corporate act or omission whatsoever by Kemira GrowHow N.I. Limited or GrowHow N.I. Limited whether before or after Completion.
12.	TERRA POST-COMPLETION UNDERTAKINGS
12.1
Following Completion, Terra undertakes to JVCo to use all reasonable endeavours to ensure that the Terra Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any member of the Terra Group and prior to such release Terra undertakes to JVCo (on behalf of itself and as trustee on behalf of the Terra Company) to keep the Terra Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

12.2	Following Completion, JVCo undertakes:
(a)
to Terra to use all reasonable endeavours to ensure that each member of the Terra Group is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of the Terra Company and prior to such release JVCo undertakes to Terra (on behalf of itself and as trustee on behalf of each member of the Terra Group) to keep each member of the Terra Group fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance; and

(b)
subject to clause 12.2(c) and save to the extent that such Terra Intellectual Property is licensed to the Group pursuant to the terms of the Terra Trade Mark Licence Agreement, to procure that the Terra Company shall not use in any way whatsoever any Terra Intellectual Property provided that JVCo shall have six months from Completion to procure that all such Terra Intellectual Property is removed from any Branded Materials of the Terra Company and all other assets owned or used by the Terra Company; and

(c)
save to the extent that such Intellectual Property is licensed pursuant to the terms of the Terra Trade Mark Licence Agreement, to procure that each Group Company, shall change its company name within 30 days of Completion so as not to use the “Terra” name or any other name forming part of the Terra Intellectual Property, or anything confusingly similar thereto, and provide, upon request by Terra, documentary evidence of such change.

12.3
Terra shall indemnify JVCo (for itself and on behalf of the Terra Company) in respect of any liabilities, costs and expenses actually incurred by JVCo or the Terra Company relating to any claims made in respect of the Terra Incident.

12.4
If, following Completion, the Terra Company receives a payment from its insurers relating to the Terra Incident (“Terra Incident Payment"), JVCo undertakes to pay, within 90 days of receipt by the Terra Company, an amount equal to the Terra Incident Payment actually received and retained after Tax by the Terra Company, to Terra, and such payment by JVCo to Terra shall be deemed to augment the Terra Consideration and JVCo further undertakes to pay stamp duty at the applicable rate upon such augmented Terra Consideration.

12.5
Terra and the Guarantor shall jointly and severally indemnify and keep indemnified JVCo in respect of any liability to employer’s national insurance contributions arising in connection with the exercise, vesting, surrender, assignment or otherwise of any option or award over shares in the Guarantor and all penalties, costs, claims, expenses or liabilities suffered by JVCo and/or any Group Company in connection with any such option or award.

13.	ANNOUNCEMENTS
13.1
Save as expressly agreed between the parties, no party shall disclose the making of this agreement, its terms or the making of any other agreement referred to in this agreement and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

(a)	to its professional advisers; or
(b)	required by law or the rules of any regulatory body and disclosure shall then only be made by that party:
(i)
after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party; and

(ii)	to the person or persons and in the manner required by law or any regulatory body or as otherwise agreed between the parties,

provided that this clause 13.1 does not apply to announcements, communications or circulars made or sent by JVCo after Completion to customers, clients or suppliers of any Group Company to the extent that it informs them of JVCo’s acquisition of the Kemira Companies and the Terra Company or to any announcements containing only information which has become generally available or save as provided in paragraph 12 of Schedule 13.

13.2	Notwithstanding the provisions of clause 13.1, the parties agree that the Press Announcement in the agreed terms shall be released as soon as practicable following Completion.
13.3	The restrictions contained in clause 13.1 shall apply without limit of time and whether or not this agreement is terminated.
14.	PARENT COMPANY GUARANTEE
14.1
In consideration of the entry by Kemira and JVCo into this agreement, the Guarantor unconditionally and irrevocably guarantees to Kemira and JVCo the due and punctual performance and observance by Terra of all its obligations, commitments and undertakings under or pursuant to this agreement (the “Guaranteed Obligations") and agrees to indemnify Kemira and JVCo against all losses, liabilities, costs (including without limitation legal costs), charges, expenses, actions, proceedings, claims and demands which Kemira or JVCo may suffer through or arising from any breach by Terra of its obligations under this agreement.

14.2
The liability of the Guarantor under this clause 14 shall not exceed the liability of Terra and shall not be released or diminished by any variation of the terms of the Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver.

14.3
If and whenever Terra defaults for any reason in the performance of any of the Guaranteed Obligations, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in relation to which such default has been made in accordance with this agreement so that Kemira and/or JVCo (as the case may be) receives the same benefits as it would have received if the Guaranteed Obligation had been duly performed and satisfied by Terra.

14.4
This guarantee is a continuing guarantee and remains in force until all the Guaranteed Obligations have been performed or satisfied and is in addition to, without prejudice to and not in substitution for any rights or security which Kemira and/or JVCo (as the case may be) may now or in the future have or hold for the performance and observance of the Guaranteed Obligations.

14.5
Any amounts payable under this guarantee shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, taxes or otherwise).

15.	ASSIGNMENT

This agreement is personal to the parties and no party without the prior written consent of the others shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party’s obligations or any benefit arising under this agreement.

16.	COSTS

Unless expressly otherwise provided in this agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Kemira Companies and the Terra Company.

17.	EFFECT OF COMPLETION
17.1	The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.
17.2	The remedies of JVCo in respect of any breach of any of the Kemira Warranties or the Terra Warranties shall continue to subsist notwithstanding Completion.
18.	FURTHER ASSURANCES
18.1
Following Completion, Kemira shall from time to time forthwith upon request from JVCo at Kemira’s expense do or procure the doing of all acts and/or execute or procure the execution of all such documents, in a form reasonably satisfactory to JVCo, required for the purpose of vesting in JVCo the full legal and beneficial title to the Kemira Shares or otherwise giving JVCo the full benefit of this agreement.

18.2
Following Completion, Terra shall from time to time forthwith upon request from JVCo at Terra’s expense do or procure the doing of all acts and/or execute or procure the execution of all such documents, in a form reasonably satisfactory to JVCo, required for the purpose of vesting in JVCo the full legal and beneficial title to the Terra Shares or otherwise giving JVCo the full benefit of this agreement.

19.	ENTIRE AGREEMENT

Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

19.1
this agreement together with any other documents referred to in this agreement (together the “Transaction Documents") constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents; and

19.2
neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto, provided that the provisions of this clause 19 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

20.	VARIATIONS

This agreement may be varied only by a document signed by or for and on behalf of each of Kemira, Terra and JVCo.

21.	WAIVER
21.1
A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

21.2
No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of Kemira, Terra and JVCo.
21.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law (save to the extent expressly otherwise provided in this agreement).
22.	INVALIDITY
22.1
If any provision of this agreement shall be held to be invalid, illegal or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is valid, legal or enforceable and gives effect to the commercial intention of the parties.

22.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under clause 22.1, then such provision or part of it shall, to the extent that it is invalid, illegal or unenforceable, be deemed not to form part of this agreement and the validity, legality or enforceability of the remainder of this agreement shall, subject to any deletion or modification made under clause 22.1, not be affected.

23.	NOTICES
23.1
Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

in the case of Kemira to:
Mechelininkatu 1a, PO Box 900,
FIN-00181, Helsinki, Finland
Fax:	+35 8 1021 5111
Attention:	The General Counsel

in the case of Terra and/or the Guarantor to:
600 Fourth Street, PO Box 6000,
Sioux City, Iowa 51101, USA
Fax:	+1 712 294 1247
Attention:	The General Counsel

in the case of JVCo to:
Ince, Chester CH2 4LB, UK
Fax:	+44 (0)151 357 2144
Attention:	The Company Secretary
and shall be deemed to have been duly given or made as follows:
(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Business Days after the date of posting;

(c)	if sent by air mail, five Business Days after the date of posting; and

(d)	if sent by fax, when despatched,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day, such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

23.2
A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 23.1, provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or
(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

24.	COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

25.	ARBITRATION, GOVERNING LAW AND JURISDICTION
25.1
Any dispute arising out of or connected with this agreement (including a dispute as to the validity, existence, formation or termination of this agreement and/or this clause 25.1) which is not subject to expert determination pursuant to clause 8.9 or 9.6 or Schedule 13 of this agreement shall be resolved by arbitration in London conducted in English before three arbitrators pursuant to the rules of the LCIA, which rules are deemed incorporated by reference into this clause 25, save that, unless the parties agree otherwise, the third arbitrator who shall act as chairman of the tribunal shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA.

25.2
This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) and the documents entered into pursuant to it shall be governed by and construed in accordance with English law.

25.3
Each of the parties to this agreement irrevocably submits to the non-exclusive jurisdiction of the Courts of England to support and assist the arbitration process pursuant to clause 25.1, including if necessary the grant of interlocutory relief pending the outcome of that process.

25.4	Each party irrevocably agrees that any arbitration award made pursuant to this agreement shall be final and binding upon the parties.

25.5
Kemira covenants that it has irrevocably appointed Linklaters LLP of One Silk Street, London EC2Y 8HQ (marked for the attention of Sarah Wiggins/Iain Wagstaff) as its agent to accept service of process in England in any legal or arbitration proceedings arising out of or in connection with this agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Kemira. Kemira agrees to inform Terra and JVCo in writing of any change of address of such process agent within 28 days of such change. If such process agent ceases to be able to act as such or to have an address in England, Kemira irrevocably agrees to appoint a new process agent in England acceptable to Terra and JVCo, such acceptance not to be unreasonably withheld or delayed, and to deliver to Terra and JVCo within 14 days a copy of a written acceptance of appointment by the new process agent.

25.6
Terra and the Guarantor covenant that they have irrevocably appointed The Endeavour Partnership LLP of Westminster, St. Mark’s Court, Teesdale Business Park, Teesside TS17 6QP (marked for the attention of Head of Litigation and marked Ref: 003053.0001) as their agent to accept service of process in England in any legal or arbitration proceedings arising out of or in connection with this agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Terra or the Guarantor, as applicable. Terra and the Guarantor agree to inform Kemira and JVCo in writing of any change of address of such process agent within 28 days of such change. If such process agent ceases to be able to act as such or to have an address in England, Terra and the Guarantor irrevocably agree to appoint a new process agent in England acceptable to Kemira and JVCo, such acceptance not to be unreasonably withheld or delayed, and to deliver to Kemira and JVCo within 14 days a copy of a written acceptance of appointment by the new process agent.

25.7
Nothing in this agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any arbitration award made pursuant to this agreement or any court order associated with any arbitration brought pursuant to this agreement.

25.8
The parties hereby agree to deliver a copy of any documents served under this clause 25 to the other party at the address specified in clause 23 or as otherwise notified in accordance therewith, provided that failure to do so shall not permit the intended recipient to allege that service of process has thus been defective so long as the remaining provisions of this clause 25 have been observed.

26.	THIRD PARTY RIGHTS
26.1
Any person (other than the parties to this agreement) who is given any rights or benefits under clauses 4.3, 5.3, 11 and 12 (a “Third Party") shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

26.2	Save as provided in clause 26.1 above, the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.
26.3
The parties may amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

26.4
Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

IN WITNESS whereof this agreement has been executed and delivered as a deed on the date first above written.

SCHEDULE 1
Kemira Completion Obligations
1.	On Completion, Kemira shall deliver to or, if JVCo shall so agree, make available to JVCo (and in the case of paragraph 1.7, also Terra):
1.1
stock transfer forms relating to all the Kemira Shares (and any shares in any of the Kemira Companies not registered in the name of another Kemira Company) duly executed in favour of JVCo (or as it may direct);

1.2
share certificates relating to the Kemira Shares (and any shares in any of the Kemira Companies not registered in the name of another Kemira Company) or indemnities for lost/destroyed certificates in a form reasonably satisfactory to JVCo;

1.3
any waivers or consents by members of each Kemira Company or other persons which JVCo has reasonably specified prior to Completion so as to enable JVCo or its nominees to be registered as the holders of the Kemira Shares (and any shares in any of the Kemira Companies not registered in the name of another Kemira Company);

1.4
resignations in the agreed terms duly executed as a deed by Timo Lainto, Heikki Liukas, Heikki Sirvio and Antti Orkola as directors of each Kemira Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against that company for compensation for loss of office or for unpaid remuneration or otherwise;

1.5
the written resignations of the auditors of each Kemira Company containing an acknowledgement that they have no claim against that company for compensation for loss of office, professional fees or otherwise and a statement under section 394(1) of the Companies Act 1985;

1.6	the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of each Kemira Company;
1.7	the Shareholders’ Agreement, duly executed by Kemira;

1.8	the Kemira Parental Services Agreement, duly executed by Kemira;

1.9	the GrowHow Trade Mark Licence Agreement, duly executed by Kemira;

1.10	the Kemira Disclosure Letter;

1.11	a signed copy of the Kemira IT Separation Agreement;
1.12
to the extent not already in the possession of any Kemira Company, all leases, title deeds and other documents relating to the Kemira Properties (except to the extent that the same are in the possession of mortgagees pursuant to mortgages disclosed in Schedule 10);

1.13
to the extent not in the possession of any Kemira Company, all books of account or references as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the businesses of any Kemira Company;

1.14
to the extent not in the possession of any Kemira Company, all licences, consents, permits and authorisations obtained by or issued to any Kemira Company or any other person in connection with the business carried on by any of them;

1.15
a release in the agreed terms duly executed as a deed, in a form satisfactory to JVCo, releasing each Kemira Company and its respective officers and employees from any liability whatsoever (actual or contingent) which may be owing to the Kemira Group by any Kemira Company except those arising in the ordinary course of trade; and

1.16
a copy of the minutes of a duly held meeting of the directors of Kemira (or a duly constituted committee thereof) authorising the execution by Kemira of this agreement and each other document to be executed by it hereunder and, where such execution is authorised by a committee of the board of directors of Kemira, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof, in each case certified to be true by a director or the secretary of the relevant party.

2.	On Completion, Kemira shall procure the passing of board resolutions of each Kemira Company:
2.1
sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Kemira Shares (and any shares in any of the Kemira Companies not registered in the name of another Kemira Company);

2.2
authorising the delivery to JVCo (or as it may direct) of share certificates in respect of the Kemira Shares (and any shares in any of the Kemira Companies not registered in the name of another Kemira Company);

2.3
to the extent not already appointed, appointing Paul Thompson, Carol Devlin, David Stacey and Simon Walkington to be the directors of each Kemira Company (save in respect of Kemira GrowHow Ireland Limited where the directors of such company following Completion shall be David Stacey and Michael Buchan); and

2.4	revoking all mandates to bankers and giving authority in favour of the directors appointed under paragraph 2.3 above or such other persons as JVCo may nominate to operate the bank accounts thereof.

SCHEDULE 2
Terra Completion Obligations
1.	On Completion, Terra shall deliver to or, if JVCo shall so agree, make available to JVCo (and in the case of paragraph 1.7, also Kemira):
1.1	stock transfer forms relating to all the Terra Shares duly executed in favour of JVCo (or as it may direct);
1.2	share certificates relating to the Terra Shares (or indemnities for lost/destroyed certificates in a form reasonably satisfactory to JVCo);
1.3
any waivers or consents by member(s) of the Terra Company or other persons which JVCo has reasonably specified prior to Completion so as to enable JVCo or its nominees to be registered as the holders of the Terra Shares;

1.4
resignations in the agreed terms duly executed as deeds by Michael Bennett, Frank Meyer and Richard Sanders as directors and John Huey as secretary of the Terra Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against the Terra Company for compensation for loss of office or for unpaid remuneration or otherwise;

1.5	the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of the Terra Company;
1.6	the Shareholders’ Agreement, duly executed by Terra;

1.7	the Terra Parental Services Agreement, duly executed by Terra;

1.8	the Terra Trade Mark Licence Agreement, duly executed by Terra;

1.9	the Terra Disclosure Letter;
1.10
to the extent not already in the possession of the Terra Company, all leases, title deeds and other documents relating to the Terra Properties (except to the extent that the same are in the possession of mortgagees pursuant to mortgages disclosed in schedule 11);

1.11
to the extent not in the possession of the Terra Company, all books of account or references as to customers and/or suppliers and other records and all insurance policies in any way relating to or concerning the business of the Terra Company;

1.12
to the extent not in the possession of the Terra Company, all licences, consents, permits and authorisations obtained by or issued to the Terra Company or any other person in connection with the business carried on by it;

1.13
a release in the agreed terms duly executed as a deed, in a form satisfactory to JVCo, releasing the Terra Company and its respective officers and employees from any liability whatsoever (actual or contingent) which may be owing to any member of Terra’s Group by the Terra Company except those arising in the ordinary course of trade;

1.14
a copy of the minutes of a duly held meeting of the directors of Terra (or a duly constituted committee thereof) authorising the execution by Terra of this agreement and each other document to be executed by it hereunder and, where such execution is authorised by a committee of the board of directors of Terra, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof, in each case certified to be true by a director or the secretary of the relevant party; and

1.15
evidence, in a form satisfactory to Kemira, of the discharge of all charges over the Terra Company and its assets and undertaking shown on such company’s register of charges or in the charges register of the registered titles to the Terra Properties.

2.	On Completion, Terra shall procure the passing of board resolutions of the Terra Company:
2.1	sanctioning for registration (subject where necessary to due stamping) the transfer(s) in respect of the Terra Shares;
2.2	authorising the delivery to JVCo (or as it may direct) of share certificate(s) in respect of the Terra Shares;
2.3	appointing David Stacey and Simon Walkington to be the directors and Carol Devlin to be the secretary of the Terra Company; and
2.4	revoking all mandates to bankers and giving authority in favour of the directors appointed under paragraph 2.3 above or such other persons as JVCo may nominate to operate the bank accounts thereof.

SCHEDULE 3
JVCo Completion Obligations
On Completion, JVCo shall:
1.	deliver to Kemira and Terra the Shareholders’ Agreement, duly executed by JVCo;

2.	deliver to Kemira the GrowHow Trade Mark Licence Agreement, duly executed by JVCo;

3.	deliver to Kemira the Kemira Parental Services Agreement, duly executed by JVCo;

4.	deliver to Terra the Terra Trade Mark Licence Agreement, duly executed by JVCo;

5.	deliver to Terra the Terra Parental Services Agreement, duly executed by JVCo; and

6.	deliver to Kemira and Terra copies of the board resolutions of JVCo in the agreed terms resolving, inter alia, to effect the matters set out in clause 3.5 of this agreement.

SCHEDULE 4
Particulars relating to the Kemira Companies
Kemira GrowHow Holdings Limited (No. 2270682)

Authorised share capital:	£110,000,000

Issued share capital:	£50,500,000 comprising 50,500,000 ordinary shares of £1 each

Directors:	Timo Lainto,
Heikki Liukas
Heikki Sirvio
Antti Orkola
David Stacey

Secretary:	Simon Walkington

Auditors:	KPMG LLP

Accounting reference date:	31 December

Registered Office:	Ince, Cheshire CH2 4LB

Kemira GrowHow UK Limited (No. 482033)

Authorised share capital:	£30,000,000

Issued share capital:	£17,000,000 comprising 17,000,000 ordinary shares of £1 each

Directors:	David Stacey
Timo Lainto
Heikki Liukas
Heikki Sirvio
Antti Orkola

Secretary:	Simon Walkington

Auditors:	KPMG LLP

Accounting reference date:	31 December

Registered Office:	Ince, Cheshire CH2 4LB

Kemira GrowHow Ireland Limited

Authorised share capital:	EUR 1,269,738

Issued share capital:	EUR 126,973.80 comprising 100,000 ordinary shares of EUR 1.269738 each

Directors:	David Stacey
Michael Weir Buchan

Secretary:	Simon Walkington

Auditors:	KPMG LLP

Accounting reference date:	31 December

Registered Office:	25-28 North Wall Quay
IFSC
Dublin 1
Ireland

SCHEDULE 5
Particulars relating to the Terra Company
Terra Nitrogen (UK) Limited (No. 03455690)

Authorised share capital:	£26,000,000

Issued share capital:	£25,548,116 comprising 25,548,116 ordinary shares of £1 each

Directors:	Michael Bennett
Carol Devlin
Paul Thompson
Frank Meyer
Richard Sanders

Secretary:	John W Huey

Auditors:	Deloitte & Touche LLP

Accounting reference date:	31 December

Registered Office:	Florence House, Radcliffe Terrace, Thornaby, Stockton-on-Tees, Cleveland TS17 6BS

SCHEDULE 6
The Kemira Warranties
For the purpose of this schedule 6, “Company” means all of the Kemira Companies and each of them as the context admits.
Any warranty in this schedule 6 expressed to be given “to the best of Kemira’s knowledge and belief” or “so far as Kemira is aware” or otherwise qualified by reference to the knowledge of Kemira shall not be qualified in the manner stated unless Kemira establishes that it has made all reasonable enquiries of the following individuals to establish the truth and accuracy of that warranty: David Stacey, Simon Walkington, Roger Dyson, Brian Thomas, Deborah Pritchard-Jones, Bill Hulley, Kaj Friman, Heikki Liukas, Timo Lainto, Brian Audley, Annica Söderström and Taisto Koivumaki.
In this schedule 6 the following words have the following meanings, unless the context otherwise requires:
“Activities” means any activity, operation or process carried out by any Company at any property whether or not currently owned, occupied or used by that Company;
“distribution” means a distribution as defined by sections 209 to 211 (inclusive) of the TA and section 418 of the TA;
“Environment” means any and all living organisms (including man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground) water, (including as defined in section 104(1) of the Water Resources Act 1991 and within drains and sewers) and land (including under any water as described above and whether above or below surface);
“Environmental Consent” means any consent, approval, permit, allowance, licence, order, filing, authorisation, exemption, registration, permission, reporting or notice requirement and any related agreement required under any Environmental Laws for the operation by any Company of the Activities;
“Environmental Laws” means all international, EU, national, federal, state or local statutes, by-laws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes, agreements with regulators or industry bodies, and equivalent controls concerning the protection of human health (including worker health and safety) or which have as a purpose or effect the protection or prevention of harm to the Environment or the provision of remedies in relation to the same which are binding upon any Company in relation to the Kemira Properties or the Activities in the relevant jurisdiction in which that Company has been or is operating (including by the export of its products, or its waste thereto) on or before Completion but excluding planning law;
“Former Kemira Properties” means any property formerly owned, occupied or used by any Company;
“Hazardous Substance” means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or having a deleterious effect on the Environment, or of being a nuisance;
“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;
“Kemira Accounts” means the audited financial statements of each Company, comprising the balance sheet, profit and loss account or, where relevant, the income statement or other equivalent financial statement required to be prepared by UK GAAP and cash flow statements of each such company, together in each case with the notes thereon, directors’ report and auditors’ report, as at and for the financial period ended on the Kemira Accounts Date;

“Kemira Intra-Group Payables” means any indebtedness for borrowed monies outstanding from any Kemira Company to any member of the Kemira Group as at the commencement of business as at the date of Completion, other than monies owed (whether or not due and payable) for the supply and/or purchase of goods and services in the ordinary course of business;
“Land Transaction” has the meaning given to it in section 43 of the FA 2003;
“Substantial Customer” means a customer accounting for more than five per cent. of any Company’s sales in the financial year ended on the Kemira Accounts Date;
“Substantial Supplier” means a supplier accounting for more than five per cent. of any Company’s purchases in the financial year ended on the Kemira Accounts Date;
“Systems” means all plant, equipment, systems, devices and components which contain or are controlled or monitored by computer systems, microprocessors or software;
“TCGA” means the Taxation of Chargeable Gains Act 1992;
“Transfer Regulations” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or any other local enactment of the European Acquired Rights Directive (77/187/EEC, as amended by Directive 98/50 EC and consolidated in 2001 (23/EC);
“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992;
“UK GAAP” means generally accepted accounting principles applied in the United Kingdom;
“VATA” means the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made thereunder; and
“Workers” means the employees, directors, officers and workers of each Company.
1.	KEMIRA’S CAPACITY

Kemira is entering into this agreement and any agreement to be entered into pursuant to this agreement on its own behalf and not on behalf of any other persons and has full power and capacity to enter into and perform and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

2.	KEMIRA AND THE KEMIRA COMPANIES

2.1	Kemira

Kemira is a public limited company duly organised and validly existing under Finnish law and has been in continuous existence since incorporation.

2.2	Kemira Companies in the UK

Each of Kemira GrowHow Holdings Limited and Kemira GrowHow UK Limited are limited companies duly organised and validly existing under English law and have been in continuous existence since incorporation.

2.3	Kemira GrowHow Ireland Limited

Kemira GrowHow Ireland Limited is a limited company duly organised and validly existing under Irish law and has been in continuous existence since incorporation.

2.4	The Kemira Shares
(a)	Kemira is the only legal and beneficial owner of the Kemira Shares.
(b)	No Company has allotted any shares other than the issued shares set out in schedule 4 and such shares are fully paid or credited as fully paid.
(c)
There is no Encumbrance in relation to any of the issued or unissued shares in the capital of any Company. No person has claimed to be entitled to an Encumbrance in relation to any such shares and no Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of its shares or any interest therein to any person.

(d)
Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any Company (including an option or right of pre-emption or conversion).

2.5	No Subsidiaries
(a)	No Company has any subsidiary undertakings other than (where applicable) another Company.
(b)
No Company owns any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation of whatever nature other than (where applicable) another Company nor does any Company control or take part in the management of any other company or business organisation.

(c)	No Company has any branch, division, agency, place of business, operation or substantial assets outside the United Kingdom and Republic of Ireland.
3.	KEMIRA ACCOUNTS

3.1	General
(a)	The Kemira Accounts show a true and fair view, in accordance with UK GAAP, of the:
(i)	assets, liabilities, financial position and state of affairs at the Kemira Accounts Date; and
(ii)	the profits and losses for the financial year ended on the Kemira Accounts Date of each Company.
(b)
The Kemira Accounts have been prepared and audited in accordance with the standards, principles and practices specified on the face of the Kemira Accounts applied on a consistent basis and subject thereto in accordance with the law and UK GAAP, consistently applied.

(c)
The Kemira Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of each Company have been prepared in respect of the three years before the Kemira Accounts Date.

3.2	Accounting and Other Records
(a)	The books of account and all other records of each Company are up-to-date, in its possession and in all material respects in accordance with the law.
(b)	All material deeds and documents belonging to each Company or which ought to be in the possession of that Company are in the possession of that Company.
3.3	Accounting Reference Date

The accounting reference date of each Company under section 224 of the Companies Act 1985 (or, where applicable, under equivalent legislation of any non-English jurisdiction) is, and during the last two years has always been, 31 December.

3.4	Management Accounts

The management accounts of each Company in the agreed terms have been prepared by that Company on a consistent basis with historic management accounts of that Company and with due care and attention and show with reasonable accuracy the state of affairs and profit or loss of that Company as at and for the period in respect of which they have been prepared and the balance sheets of that Company on the last day of each month from January 2007 to August 2007 inclusive but it is hereby acknowledged that they are not prepared on a statutory basis.

4.	CHANGES SINCE THE KEMIRA ACCOUNTS DATE

4.1	General

Since the Kemira Accounts Date each Company has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern.

4.2	Specific

Since the Kemira Accounts Date:
(a)	each Company has not, other than in the ordinary course of trading:
(i)	disposed of, or agreed to dispose of, an asset with a value in excess of £100,000; or
(ii)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) in excess of £100,000;
(b)
each Company has not made, or agreed to make, capital expenditure exceeding in total £1,000,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £2,000,000;

(c)	no Substantial Supplier or Substantial Customer has ceased or substantially reduced its trade with any Company or has altered the terms of trade to that Company’s disadvantage;
(d)	each Company has not declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Kemira Accounts;

(e)	no resolution of the shareholders of any Company has been passed (except for those representing the ordinary business of an annual general meeting);
(f)
each Company has not repaid, purchased or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

(g)	each Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness (including in each case inter group); and
(h)
each Company has not paid nor is under any obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any payment to any member of the Kemira Group or any of their connected persons whatsoever.

5.	ASSETS

5.1	Title and Condition
(a)
Other than retention of title provisions contained in trading contracts entered into in the ordinary course of business, there are no Encumbrances, nor has any Company agreed to create any such Encumbrances, over any part of its undertaking or assets and each asset used by each Company (tangible or intangible) is:

(i)	legally and beneficially owned by that Company; and

(ii)	where capable of possession, in the possession of that Company.
(b)
Each Company owns or is legally entitled to use each asset (tangible or intangible) necessary for the operation of its business as currently conducted and without limitation no rights (other than rights as shareholders in that Company) relating to the business of that Company are owned or otherwise enjoyed by or on behalf of any member of the Kemira Group.

(c)	All plant, machinery, vehicles and equipment owned or used by each Company:
(i)	is in reasonable condition with respect to the age and depreciated value of each item and has been properly serviced and maintained; and

(ii)	is fit for the purpose for which it was designed or acquired.
(d)	Kemira has not received notice that any material item of plant or machinery owned or used by any Company is no longer maintainable or that spare parts for the same are no longer available.
(e)	Details of costs budgeted for maintenance of plant, machinery, vehicles or equipment owned or used by each Company for the period of one year following Completion are included in the Business Plan.
5.2	Hire Purchase and Leased Assets

Copies of any material bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which any Company is a party has been Disclosed.

5.3	Stock
(a)	So far as Kemira is aware, each Company has not supplied, or agreed to supply, goods which have been, or will be, defective or which fail, or will fail, to comply with their terms of sale.
(b)
So far as Kemira is aware, no goods in a state ready for supply by any Company are, or will be, defective or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by any Company.

(c)	Kemira has not offered special price reductions, discounts or allowances on sales of trading stock which were not available prior to 31 December 2006.
(d)	The amount of stock held by each Company at Completion is not abnormally low or high taking into account the historic trading patterns of its business.
6.	INTELLECTUAL PROPERTY

6.1	General

Save for Intellectual Property licensed to any Company, each Company is the sole and absolute legal and beneficial owner of all material Intellectual Property used in connection with its business and where appropriate such Intellectual Property is registered in or applied for in the name of that Company.

6.2	Licences

The terms of all licences or rights which have been granted by each Company, or which any Company intends to enter into, relating to any material Intellectual Property owned or used by any Company have been Disclosed.

6.3	Infringement
(a)	The use by each Company of any Intellectual Property used in the business of that Company does not infringe the Intellectual Property of any other person.
(b)
No proceedings claims or complaints have been brought or threatened in writing by any third party or competent authority in relation to the Intellectual Property owned by any Company in the five year period preceding the date of this agreement, nor, so far as Kemira is aware, have any such been brought or threatened in writing by any third party or competent authority in relation to any Intellectual Property licensed to any Company by a member of the Kemira Group in the five year period preceding the date of this agreement.

7.	EFFECT OF SALE
Neither the execution nor performance of this agreement or any document to be executed at or before Completion will so far as Kemira is aware:
(a)	conflict with or result in a material breach of an agreement, arrangement or obligation to which any Company is party; or
(b)	result in any Substantial Customer ceasing to deal with any Company; or

(c)	result in any Substantial Supplier ceasing to supply any Company; or
(d)	result in any officer or senior employee leaving any Company; or

(e)	make any Company liable to transfer or purchase any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.
8.	CONSTITUTION

8.1	Intra Vires

Each Company has the power to carry on its business as now conducted and the business of each Company has at all times been carried on intra vires.

8.2	Memorandum and Articles

The memorandum and articles of association of each Company in the form annexed to the Kemira Disclosure Letter is true and complete and has embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in section 380 of the Companies Act 1985 (or where applicable, under equivalent legislation of any non-English jurisdiction), and all amendments thereto (if any) were duly and properly made.

8.3	Register of Members

The register of members of each Company has been properly kept and contains true and complete records of the members from time to time of that Company and each Company has not received any notice or allegation that any of the records of such members is incorrect or incomplete or should be rectified.

8.4	Powers of Attorney

Each Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind that Company in any way and which power of attorney remains in force.

8.5	Statutory Books and Filings
(a)	The statutory books of each Company are up-to-date, in its possession and are true and complete in all material respects.
(b)
All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or where applicable any other relevant company registry or other corporate authority in any non-English jurisdiction) have been properly prepared and filed and are true and complete in all material respects.

9.	INSURANCE

9.1	Policies

A list of each current insurance and indemnity policy in respect of which each Company has an interest (together the “Policies") has been Disclosed. So far as Kemira is aware, each of the Policies is valid and enforceable and is not void or voidable.

9.2	Claims

No claim is outstanding under any of the Policies and, so far as Kemira is aware, no matter exists which will give rise to a claim under any of the Policies.

10.	CONTRACTUAL MATTERS

10.1	Validity of Agreements
(a)
Kemira has no knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, any material agreement to which any Company is a party. No party with whom any Company has entered into an agreement, arrangement or obligation which is material to any Company has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

(b)
So far as Kemira is aware, no party with whom any Company has entered into an agreement or arrangement which is material to any Company is in material breach of the agreement or arrangement. So far as Kemira is aware, no matter exists which is expected to give rise to such breach.

(c)
So far as Kemira aware, each Company is not in breach of any agreement or arrangement which is material to any Company. So far as Kemira is aware, no matter exists which is expected to give rise to such breach.

10.2	Supply Contracts

Details of all agreements or arrangements for the supply of stock, raw materials, products or goods to or by any Company which involve or are likely to involve the supply of goods the aggregate sale value of which will represent in excess of 10 per cent. of the turnover for the financial year of that Company ended on the Kemira Accounts Date have been Disclosed.

10.3	Customer Contracts
(a)
There are no agreements or arrangements in place with customers of any Company under which any retrospective adjustment to sales value of the products sold by that Company to its customers may be made.

(b)
All agreements or arrangements relating to overrider or other discounts to which any Company is entitled to or which any customer of any Company is entitled in respect of goods supplied by that Company in connection with its business have been Disclosed.

(c)	All overrider or other discount arrangements disclosed pursuant to paragraph 10.3(b) above operate with reference to sales made per year from 1 July to 30 June.
(d)
There are no agreements or arrangements where the price charged to a customer of any Company depends on the price charged by that Company for any other product or the volume of any other product supplied by that Company to such customer.

10.4	Material Agreements
(a)	No Company is party to or is liable under any material contract, transaction, arrangement or liability which:
(i)	was entered into otherwise than on arm’s length commercial terms;
(ii)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business; or

(iii)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken); or
(iv)	is incapable of termination in accordance with its terms, by such Company, on 60 days’ notice or less; or
(v)	involves an aggregate outstanding expenditure or other liability by such Company of more than £500,000.
(b)	Each Company is not a party to and is not liable under:
(i)
an agreement, arrangement or obligation by which that Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association), shareholder or similar arrangement or agreement or any agreement which purports to regulate control or otherwise affects the voting or disposition of its shares; or

(ii)	a distributorship, promotional, representation, franchising, agency, marketing or management agreement or arrangement.
10.5	Parental Services

Full and accurate details of all services provided and supplies made to each Company by any member of the Kemira Group (including the cost thereof), and vice versa, have been Disclosed.

10.6	Contracts with Connected Persons

There is, and during the three years ending on the date of this agreement there has been, no agreement or arrangement (legally enforceable or not) to which each Company is or was a party and in which any member of the Kemira Group, a director or former director of any member of the Kemira Group or a person connected with any of them is or was interested in any way. Each Company does not owe any obligation or sum to, nor does it and neither will it immediately after Completion have any contractual or other arrangements of any sort with, Kemira or any of its connected persons.

11.	INFORMATION TECHNOLOGY

Details of the Systems used or planned to be used in connection with the business of each Company have been Disclosed.

11.1	No Systems Failures

In the 12 months prior to the date hereof each Company has not suffered and so far as Kemira is aware no other person has suffered any failures or bugs in or breakdowns of any System used in connection with the business of that Company which have caused any substantial disruption or interruption in or to its use.

11.2	Ownership of Systems

All material Systems, excluding software, used in the business of each Company are either owned by or are available under contract to the relevant Company and are under the control of that Company.

12.	LIABILITIES

12.1	Debts owed by any Company

Each Company does not have any outstanding borrowing or indebtedness in the nature of borrowing other than:
(a)	finance lease obligations, full and accurate details of which have been Disclosed; and
(b)	moneys borrowed from third parties, full and accurate details of which have been Disclosed.
12.2	Facilities

Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to each Company have been Disclosed.

12.3	Guarantees and Indemnities
(a)
Each Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

(b)	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of any Company is dependent on the guarantee or indemnity of, or security provided by, another person.
12.4	Events of Default
No event has occurred or is subsisting or been alleged in writing or so far as Kemira is aware is likely to arise which:
(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, or to create an Encumbrance under an agreement relating to borrowing or indebtedness in the nature of borrowing;
(b)
will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity, suretyship or other obligation of any Company becoming enforceable; or

(c)
with the giving of notice and/or lapse of time constitutes or results in a default or the acceleration of any obligation under any agreement or arrangement to which any Company is a party or by which it or any of its properties, revenues or assets is bound.

12.5	There are no outstanding Kemira Intra-Group Payables.

13.	KEMIRA PERMITS

13.1	Compliance with Kemira Permits

Each Company has obtained and complied in all material respects with the terms and conditions of each Kemira Permit.

13.2	Status of Permits

There are no pending or threatened proceedings which might in any way affect the Kemira Permits and Kemira is not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

14.	INSOLVENCY

14.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of, or for the appointment of a provisional liquidator to, any Company or Kemira.

14.2	Administration

Neither any Company nor Kemira has been or are in administration (as defined in schedule B1 of the Insolvency Act 1986, or where applicable under equivalent legislation of any relevant non-English jurisdiction) and no step (including but without limitation the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 (or where applicable under equivalent legislation of any relevant non-English jurisdiction) by any person to place any Company or Kemira in administration.

14.3	Receivership

No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of either any Company’s or Kemira’s business or assets.

14.4	Compromises with Creditors
(a)
No voluntary arrangement under section 1 of the Insolvency Act 1986 or where applicable under equivalent legislation of any relevant non-English jurisdiction has been proposed or approved in respect of any Company or Kemira.

(b)
No compromise or arrangement under section 425 of the Companies Act 1985 (or where applicable under equivalent legislation of any relevant non-English jurisdiction) has been proposed, agreed to or sanctioned in respect of any Company or Kemira.

(c)	Neither any Company nor Kemira has entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.
14.5	Insolvency

Neither any Company nor Kemira is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or where applicable under equivalent legislation of any relevant non-English jurisdiction) (but for the purposes of section 123 of the Insolvency Act 1986 ignoring the reference to “if it is proved to the satisfaction of the court that” in sections 123(1)(e) and 123(2)).

15.	LITIGATION AND COMPLIANCE WITH LAW

15.1	Litigation and Complaints
(a)
Neither any Company nor, so far as Kemira is aware, a person for whose acts or defaults any Company may be vicariously liable is involved, or has during the two years ending on the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction or has entered into any settlement of a claim within such period. So far as Kemira is aware, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against any Company or a person for whose acts or defaults any Company may be vicariously liable.

(b)	So far as Kemira is aware, there is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against any Company.
(c)	Full and accurate details of all customer claims (including crop indemnity claims) or complaints made against each Company within the last three years are set out in the Kemira Disclosure Letter.
15.2	Compliance with Law

Each Company has conducted its business affairs and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

15.3	Investigations

So far as Kemira is aware, in the five years preceding the date hereof, each Company is not and has not been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is pending or threatened, and neither has it received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as Kemira is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

15.4	Unlawful Payments

Neither any Company nor so far as Kemira is aware a person for whose acts or defaults any Company may be vicariously liable has:
(a)	induced a person to enter into an agreement or arrangement with any Company by means of an unlawful or immoral payment, contribution, gift or other inducement;
(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

(c)	directly or indirectly made an unlawful contribution to a political activity.
All references to the Company in this paragraph 15 should be deemed to include such Company’s officers, agents and employees.

16.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from any Company a finder’s fee, brokerage or commission in connection with this agreement or anything in it and each Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Kemira Shares.

17.	DIRECTORS, WORKERS AND EMPLOYEES

17.1	The total number of full and part time Workers as at the Kemira Accounts Date are specifically Disclosed and there have been no material changes since the Kemira Accounts Date.

17.2	True and complete particulars of the terms and conditions (including remuneration and other benefits) of all Workers of the Company earning in excess of £75,000 have been Disclosed.
17.3
The Kemira Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies (including details of any redundancy scheme or formula whether contractual or disciplinary) which apply to Workers and identifies which terms and conditions apply to each Worker.

17.4
There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this agreement and no such person will be entitled to treat this transaction as a breach of their contract.

17.5	The terms of employment or engagement of all Workers of each Company are such that their employment or engagement may be terminated by not more than three months’ notice given at any time.
17.6
Since the Kemira Accounts Date each Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Worker, save in the ordinary course of business, and each Company is under no express obligation to make any such changes with or without retrospective operation.

17.7
There are no amounts owing or agreed to be loaned or advanced by any Company to any Worker (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

17.8
No Worker earning in excess of £75,000 base salary per annum has given or received notice to terminate his employment or engagement and there are no outstanding offers of employment to any such Worker.

17.9
Details of all recognised trade unions and copies of and full details of all rights and liabilities relating or pursuant to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning any Company have been Disclosed.

17.10
No industrial action involving Workers, official or unofficial, has occurred, is now occurring or has been threatened in the 12 months preceding the date hereof and as far as Kemira is aware no event has occurred which could or might give rise to any such action and no industrial relations or employment matter has been referred either by any Company or its Workers or by any trade union staff association or any other body representing workers to ACAS for advice, conciliation or arbitration.

17.11	No past or present Worker (or any worker of a predecessor in business) has instigated any claim or right of action in excess of £50,000 against any Company, including (but not limited to) any claim:
(b)	in respect of any accident or injury which to Kemira’s knowledge is not fully covered by insurance; or

(c)	for breach of any contract of services or for services; or
(d)
by way of damages or compensation for loss of office or arising out of or connected with the termination of his office or employment and so far as Kemira is aware no event or inaction has occurred which could or might give rise to any such claim.

17.12
Each Company has not within the two years preceding the date hereof entered into any agreement which involved or may involve that Company (and no event has occurred which may involve that Company in the future) acquiring or disposing of any undertaking or part of one such that the Transfer Regulations applied or may apply thereto.

18.	PROPERTIES

18.1	All Property

The Kemira Properties comprise all the freehold and leasehold land owned, used or occupied by the Company and are free from any financial mortgage, charge or encumbrance.

18.2	No Other Liabilities

The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Kemira Properties.

18.3	No Default

The Company has duly performed, observed and complied with all material covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Kemira Properties and the uses of the Kemira Properties and no notice of any alleged breach of any such matters as aforesaid has been served on the Company.

18.4	Adequacy of Existing Beneficial Rights

Each of the Kemira Properties has the benefit of all rights necessary for the continued present use and enjoyment of the Kemira Properties.

18.5	Other Matters Adversely Affecting the Properties

There are no agreements, covenants, restrictions, exceptions, reservations, conditions, rights, privileges or stipulations affecting the Kemira Properties which materially inhibit the use of the Kemira Properties for the present use.

18.6	Third Party Occupation
(a)
All leases, tenancies, licences or agreements to which the Kemira Properties are subject are correctly summarised in Part II of Schedule 10 and subject thereto the Company is in exclusive occupation of each and every part of the Kemira Properties.

(b)
Each lessee, tenant, licensee or occupier of any such lease, underlease, tenancy, licence or agreement has in all material respects observed and performed all covenants, obligations, conditions and restrictions therein.

18.7	Planning

As far as Kemira is aware, the existing use of each of the Kemira Properties is a lawful permitted use under current Town and Country Planning legislation and all development carried out has been and is lawful and all necessary consents and permissions have been obtained for such development, and there are no outstanding statutory or informal notices relating to the Kemira Properties or any business carried on thereat or the use thereof.

18.8	Replies to Enquiries

All disclosures and replies to enquiries and requisitions relating to the Kemira Properties made or given by or on behalf of Kemira or the Company to Terra or to its solicitors (Ashurst) are complete and correct in all material respects.

19.	PENSIONS

19.1
Save in respect of the Kemira GrowHow UK Limited Pension Fund, the Kemira Limited Pension Scheme and the Kemira GrowHow UK Limited Stakeholder Pension Plan (the “Disclosed Schemes"), each Company has no obligation, nor has it done anything to create any reasonable expectation of an obligation, to provide (or contribute towards any scheme which provides) pension or death benefits, whether voluntary, ex-gratia or otherwise, in respect of any employee or former employee.

19.2
So far as Kemira is aware, neither it nor any Company has at any time participated in or contributed towards any former scheme or arrangement (the “Former Scheme") which has as its purpose or one of its purposes the provision of pension or death benefits (whether voluntary, ex-gratia or otherwise) other than schemes which have been fully wound up.

19.3
All material details of the Disclosed Schemes (and any Former Scheme) have been supplied to Terra and all the information and documents which have been given or made available to Terra or its advisers relating to the Disclosed Schemes (or any Former Scheme) are true, complete, accurate and not misleading.

19.4
The Disclosed Schemes (and any Former Scheme) have at all times been operated in all material respects in accordance with the provisions of its governing documentation, all applicable EU and domestic legislation, and the general requirements of law and regulatory practice (including without limitation those of HMRC).

19.5
Each Company has fulfilled all its obligations in respect of pension and death benefits in relation to the Disclosed Schemes (and any Former Scheme), including without limitation providing equal access to membership in respect of any current and former employees, and all contributions which have fallen due for payment in respect of the Disclosed Schemes (or any Former Scheme) have been paid within any applicable prescribed period.

19.6
No claim or litigation is outstanding, pending or, so far as Kemira is aware, threatened against any Company in connection with the Disclosed Schemes or otherwise in connection with the provision of pension or death benefits to any current or former employee (including without limitation any investigation by the Pensions Ombudsman or any complaint brought under any internal dispute resolution procedure).

19.7
All death benefits which may be payable are fully insured under a life assurance policy with an appropriately authorised insurance company and, so far as Kemira is aware, there is no ground on which liability under such policy may be avoided.

19.8	Neither Kemira nor any Company has been a party to any act or deliberate failure to act occurring on or after 27 April 2004 of which the main purpose or one of the main purposes was:
(a)	to prevent the recovery of the whole or any part of a debt which was, or might become due, from an employer in relation to a pension scheme under section 75 of the Pensions Act 1995; or
(b)	otherwise than in good faith, to prevent such a debt becoming due, to compromise or otherwise settle such a debt, or to reduce the amount of such a debt which would otherwise become due.

19.9
Neither Kemira nor any Company is or has at any point within the 12 months prior to Completion been “connected” with or an “associate” of any employer which participates in a defined benefit pension scheme (other than the Disclosed Schemes) and which is either a “service company” or “insufficiently resourced”. For these purposes, “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively and “service company” and “insufficiently resourced” have the meanings given to them in section 44 of the Pensions Act 2004 and regulations made under that section.

19.10
Each Company has complied with its notification obligations under section 69 or section 70 of the Pensions Act 2004 and regulations made under that section. Kemira is not aware of any current circumstances which may give rise to an obligation to make such a report to the Regulator under sections 69 or 70 of the Pensions Act 2004.

20.	TAXATION

20.1	Returns

The Kemira Companies have complied in full with all their duties under all taxation statutes and have kept all records, made all returns and supplied all information and given all notices to HMRC or other Taxation Authority as reasonably requested or required by law within any requisite period and so far as Kemira is aware all such returns and information and notices and any statements or disclosures made to any Taxation Authority are correct and accurate in all material respects and are not the subject of any dispute and there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

20.2	Clearances

No action has been taken by any Kemira Company in respect of which any consent or clearance from HMRC or other Taxation Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

20.3	Payment of Tax

Each Kemira Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

20.4	Tax arising under this Agreement

So far as Kemira is aware, no Kemira Company will become liable to any Tax (and in particular to any Tax pursuant to the PAYE provisions or any national insurance contributions) in consequence of the entering into or completion of this agreement or anything done pursuant to its terms.

20.5	Withholdings

Each Kemira Company has duly complied within the relevant time period with its obligations to deduct, withhold or retain amounts of or on account of Tax from any payments made by it and to account for such amounts to the relevant Taxation Authority and has complied with all its reporting obligations to the relevant Taxation Authority in connection with any such payments made.

20.6	Pay As You Earn

Each Kemira Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex- employees or independent contractors of such Kemira Company (including any such payments within sections 7, 44, 45, 46 and 47 of the ITEPA 2003) and duly accounted to HMRC for Tax so deducted, and has complied with all its reporting obligations to HMRC in connection with any such payments made or benefits provided.

20.7	Provision for Tax in the Kemira Accounts

The Kemira Accounts make full provision or reserve in respect of any period ended on or before the Kemira Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Kemira Accounts Date whether or not the Company has or may have any right of reimbursement against any other person and full provision has been made and shown in the Kemira Accounts for deferred taxation in accordance with generally accepted accounting principles including, where relevant, UK GAAP.

20.8	Post-Accounts Date Events

Since the Kemira Accounts Date:
(a)
no Kemira Company has been involved in any transaction (other than the transfer of shares in Kemira GrowHow Limited by Kemira GrowHow UK Limited pursuant to the share purchase agreement dated 29 June 2007) which has given, may give or would, but for the availability of any relief, give rise to any Tax other than in respect of actual income earned by such Kemira Company in the course of its trade or business;

(b)	no accounting period (as defined in section 12 of the TA) of a Kemira Company has ended as referred to in section 12(3) of the TA; and
(c)	no Kemira Company has ceased to be a member of a group (as defined in section 170 of the TCGA).
20.9	Distributions

No Kemira Company has made (or will be deemed to have made) any distribution within the meaning of sections 209 and 210 (bonus issue following repayment of capital) of the TA since 5 April 1965 except dividends properly authorised and shown in the Kemira Accounts nor is any Kemira Company bound to make any such distribution.

20.10	Company Residence

The Kemira Companies have always been resident in the territory in which they were incorporated and have never been resident in any other territory or treated as so resident for the purposes of any double Tax agreement nor does any Kemira Company have a permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated.

20.11	Controlled Foreign Companies

There are no circumstances under which any Kemira Company may be held liable to tax in the UK on the income, profits or gains of any foreign company.

20.12	Close Company

No Kemira Company is nor has any ever been a close company as defined by section 414 of the TA.

20.13	Value Added Tax
(a)
Each Kemira Company is a registered taxable person for VAT legislation and has not at any time been treated as a member of a group of companies for such purpose and has not made any application to be so treated and no circumstances exist whereby a Kemira Company would or might become liable for value added tax as an agent or otherwise by virtue of section 47 of the VATA.

(b)
Each Kemira Company has complied in all material respects with the requirements and provisions of VAT legislation and has made and maintained accurate and up-to-date records, invoices, accounts and other documents required by or necessary for the purposes of the VAT legislation and each Kemira Company has at all times paid and made all payments and returns required thereunder within the relevant time period.

20.14	Stamp Duty and Stamp Duty Land Tax
(a)
All documents in the enforcement of which a Kemira Company is or may be interested have been duly stamped and since the Kemira Accounts Date no Kemira Company has been a party to any transaction whereby such Kemira Company was or is or could become liable to stamp duty reserve tax.

(b)
In relation to the Kemira Properties, no Kemira Company is and none has been party to any Land Transaction in respect of which any Kemira Company has since the Kemira Accounts Date been liable or could at any time after the date of this agreement become liable to pay any stamp duty land tax under any provisions of any Act.

(c)
No stamp duty land tax shall arise under paragraph 11 of Schedule 17A to the FA 2003 (cases where assignment of lease treated as grant of lease) on the assignment of any lease in which any Kemira Company has an interest.

(d)
The Kemira Companies have in their possession and Kemira has fully disclosed to JVCo copies of all stamp duty land tax returns and/or self certificates (as defined in section 79(3)(b) of the FA 2003) filed by any Kemira Company in relation to land in which or in part of which such Kemira Company has an interest.

21.	ENVIRONMENTAL MATTERS

21.1	Consents

Each Company has obtained and complied in all material respects at all times in the last three years with the terms and conditions of all Environmental Consents. All current Environmental Consents remain in full force and effect. In the last three years, no Company has received any written notice of and so far as Kemira is aware there are no existing circumstances including planned changes to operations (other than changes agreed pursuant to the Business Plan) likely to lead to the revocation, termination, material modification or suspension of, or that may prejudice or require material expenditure for the renewal, extension, grant or transfer of or compliance with, any current Environmental Consents within the period of 18 months from the date hereof.

21.2	Liability

Each Company, including in respect of the Kemira Properties, complies and has at all times in the last three years complied with all Environmental Laws in all material respects and so far as Kemira is aware there are no existing facts or circumstances which would prevent compliance with any Environmental Laws in any material respect within 18 months of the date hereof.

21.3	Notices and Complaints

In the last three years, no Company has received any written notice of enforcement, prohibition, improvement, remediation or other notice of equivalent nature, or any judgment, order, decree, award, demand or decision in respect of damage, harm or risk to or pollution of the Environment or the use, presence, migration, leakage, emission, spillage, release, discharge, entry, deposit, transport or disposal of any Hazardous Substance arising from the activities of the Company or relating to any Kemira Property from any court, tribunal, arbitrator or governmental or regulatory authority which is material and/or which remains outstanding, nor has it received any other written complaints or other written indications of any possible claims or legal actions (whether civil, criminal or administrative) against such Company in respect of such matters in such period which are material and/or remain outstanding in respect thereof from any person including any neighbour, governmental or regulatory authority, current or former employee or third party and, so far as Kemira is aware, there are no circumstances that are reasonably likely to lead to legal action in respect of such matters in the next 18 months.

21.4	Contaminated Land

So far as Kemira is aware, there has not been and there is not present in the soil, groundwater and surface water, on, at or under the Kemira Properties and there is and has been no release, migration, leakage, spillage, discharge, entry, deposit or emission onto or from the Kemira Properties of any Hazardous Substance which has led to, or if such matter were known by a regulatory authority or third party at Completion would be reasonably likely to result in, a material liability under Environmental Laws for any Company or an obligation to undertake material remediation works at the Kemira Properties.

21.5	Documentation

Copies of all material environmental and health and safety reports, assessments and investigations in respect of employees, the Kemira Properties, Former Kemira Properties or Activities prepared in the last three years and in the possession of and/or commissioned by Kemira or the Company have been disclosed to Terra.

21.6	Former Properties

Kemira is not aware of any release, migration, leakage, spillage, discharge, entry, deposit or emission onto or from the Former Kemira Properties of any Hazardous Substance during the period in which the Former Kemira Properties were in the ownership or under the occupation or control of any Company which has led to, or if such matter were known by a regulatory authority or third party at Completion would be reasonably likely to result in, a material liability under Environmental Laws for any Company.

21.7	Contractual Liabilities

So far as Kemira is aware, no Company has given an environmental indemnity or environmental covenant to pay in respect of soil, groundwater or surface water contamination (whether at or emanating from the Kemira Properties, the Former Kemira Properties or any other properties) which remains capable of being claimed against at the date hereof (“Pre-Completion Kemira Environmental Indemnity"). For the avoidance of doubt, general covenants and indemnities which do not refer specifically to contamination including for example general repairing obligations in leases or licences shall not be within the definition of Pre-Completion Kemira Environmental Indemnity.

SCHEDULE 7
The Terra Warranties
For the purpose of this schedule 7, “Company” means the Terra Company.
Any warranty in this schedule 7 expressed to be given “to the best of Terra’s knowledge and belief” or “so far as Terra is aware” or otherwise qualified by reference to the knowledge of Terra shall not be qualified in the manner stated unless Terra establishes that it has made all reasonable enquiries of the following individuals to establish the truth and accuracy of that warranty: Carol Devlin, Peter Houghton, Jim Robertson, Dominic Vincent, Richard Tweddle, Peter Rees, Frank Heathman, Quentin Clark, Nicola George, Jacqui Reed, Stuart Beer, Ashraf Malik, Paul Thompson and Frank Meyer.
In this schedule 7 the following words have the following meanings, unless the context otherwise requires:
“Activities” means any activity, operation or process carried out by the Company at any property whether or not currently owned, occupied or used by the Company;
“distribution” means a distribution as defined by sections 209 to 211 (inclusive) of the TA and section 418 of the TA;
“Environment” means any and all living organisms (including man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground), water (including as defined in section 104(1) of the Water Resources Act 1991 and within drains and sewers) and land (including under any water as described above and whether above or below surface);
“Environmental Consent” means any consent, approval, permit, allowance, licence, order, filing, authorisation, exemption, registration, permission, reporting or notice requirement and any related agreement required under any Environmental Laws for the operation by any company of the Activities;
“Environmental Laws” means all international, EU, national, federal, state or local statutes, by-laws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes, agreements with regulators or industry bodies, and equivalent controls concerning the protection of human health (including worker health and safety) or which have as a purpose or effect the protection or prevention of harm to the Environment or the provision of remedies in relation to the same which are binding upon the Company in relation to the Terra Properties or the Activities in the relevant jurisdiction in which the Company has been or is operating (including by the export of its products, or its waste thereto) on or before Completion but excluding planning law;
“Former Terra Properties” means any property formerly owned, occupied or used by the Company;
“Hazardous Substance” means any natural or artificial substance (whether solid, liquid, gas, noise, ion, vapour, electromagnetic or radiation, and whether alone or in combination with any other substance) which is capable of causing harm to or have a deleterious effect on the Environment or of being a nuisance;
“IHTA” means the Inheritance Tax Act 1984;
“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;
“Land Transaction” has the meaning given to it in section 43 of the FA 2003;

“Substantial Customer” means a customer accounting for more than five per cent. of the Company’s sales in the financial year ended on the Terra Accounts Date;
“Substantial Supplier” means a supplier accounting for more than five per cent. of the Company’s purchases in the financial year ended on the Terra Accounts Date;
“Systems” means all plant, equipment, systems, devices and components which contain or are controlled or monitored by computer systems, microprocessors or software;
“TCGA” means the Taxation of Chargeable Gains Act 1992;
“Terra Accounts” means the audited financial statements of the Company, comprising the balance sheet, profit and loss account or, where relevant, the income statement or the equivalent financial statement required to be prepared by UK GAAP, and cash flow statements of the Company, together in each case with the notes thereon, directors’ report and auditors’ report, as at and for the financial period ended on the Terra Accounts Date;
“Terra Intra-Group Payables” means any indebtedness for borrowed monies outstanding from the Terra Company to any member of the Terra Group as at the commencement of business as at the date of Completion, other than monies owed (whether or not due and payable) for the supply and/or purchase of goods and services in the ordinary course of business
“Transfer Regulations” means the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or any other local enactment of the European Acquired Rights Directive (77/187/EEC, as amended by Directive 98/50 EC and consolidated in 2001 (23/EC);
“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992;
“UK GAAP” means generally accepted accounting principles applied in the United Kingdom;
“VATA” means the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made thereunder; and
“Workers” means the employees, directors, officers and workers of the Company.
1.	TERRA’S CAPACITY

Terra is entering into this agreement and any agreement to be entered into pursuant to this agreement on its own behalf and not on behalf of any other persons and has full power and capacity to enter into and perform and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

2.	TERRA AND THE TERRA COMPANY

2.1	Terra

Terra is a limited company duly organised and validly existing under the laws of the Province of Ontario, Canada and has been in continuous existence since incorporation.

2.2	The Company

The Company is a limited company duly organised and validly existing under English law and has been in continuous existence since incorporation.

2.3	The Terra Shares
(a)	Terra is the only legal and beneficial owner of the Terra Shares.
(b)	The Company has not allotted any shares other than the issued shares set out in schedule 5 and such shares are fully paid or credited as fully paid.
(c)
There is no Encumbrance in relation to any of the issued or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Terra Shares and the Company is not under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of its shares or any interest therein to any person.

(d)
Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

2.4	No Subsidiaries
(a)	The Company has no subsidiary undertakings.
(b)
The Company owns no shares or stock in the capital of, nor does it have any beneficial or other interest in, any company or business organisation of whatever nature nor does the Company control or take part in the management of any other company or business organisation.

(c)	The Company has no branch, division, agency, place of business, operation or substantial assets outside the United Kingdom and Republic of Ireland.
3.	TERRA ACCOUNTS

3.1	General
(a)	The Terra Accounts show a true and fair view, in accordance with UK GAAP, of the:
(i)	assets, liabilities, financial position and state of affairs at the Terra Accounts Date; and
(ii)	the profits and losses for the financial year ended on the Terra Accounts Date of the Company.
(b)
The Terra Accounts have been prepared and audited in accordance with the standards, principles and practices specified on the face of the Terra Accounts applied on a consistent basis and subject thereto in accordance with UK GAAP consistently applied.

(c)
The Terra Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Terra Accounts Date.

3.2	Accounting and Other Records
(a)	The books of account and all other records of the Company are up-to-date, in its possession and in all material respects in accordance with the law.

(b)	All material deeds and documents belonging to the Company or which ought to be in the possession of the Company are in the possession of the Company.
3.3	Accounting Reference Date

The accounting reference date of the Company under section 224 of the Companies Act 1985 is, and during the last two years has always been, 31 December.

3.4	Management Accounts

The management accounts of the Company in the agreed terms have been prepared by the Company on a consistent basis with historic management accounts of the Company and with due care and attention and show with reasonable accuracy the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared and the balance sheets of that Company on the last day of each month from January 2007 to August 2007 inclusive but it is hereby acknowledged that they are not prepared on a statutory basis.

4.	CHANGES SINCE THE TERRA ACCOUNTS DATE

4.1	General

Since the Terra Accounts Date, the Company has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern.

4.2	Specific

Since the Terra Accounts Date:
(a)	the Company has not, other than in the ordinary course of trading:
(i)	disposed of, or agreed to dispose of, an asset with a value in excess of £100,000; or
(ii)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) in excess of £100,000;
(b)
the Company has not made, or agreed to make, capital expenditure exceeding in total £1,000,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £2,000,000;

(c)	no Substantial Supplier or Substantial Customer has ceased or substantially reduced its trade with the Company or has altered the terms of trade to the Company’s disadvantage;
(d)	the Company has not declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Terra Accounts;
(e)	no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting);
(f)
the Company has not repaid, purchased or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

(g)	the Company has not repaid any sum in the nature of borrowings in advance of any due date or made any loan or incurred any indebtedness (including in each case inter group); and

(h)
the Company has not paid nor is under any obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment or made any payment to any member of the Terra Group or any of their connected persons whatsoever.

5.	ASSETS

5.1	Title and Condition
(a)
Other than retention of title provisions contained in trading contracts entered into in the ordinary course of business, there are no Encumbrances, nor has the Company agreed to create any such Encumbrances, over any part of its undertaking or assets and each asset used by the Company (tangible or intangible) is:

(i)	legally and beneficially owned by the Company; and

(ii)	where capable of possession, in the possession of the Company.
(b)
The Company owns or is legally entitled to use each asset (tangible or intangible) necessary for the operation of its business as currently conducted and without limitation no rights (other than rights as shareholders in the Company) relating to the business of the Company are owned or otherwise enjoyed by or on behalf of any member of the Terra Group.

(c)	All plant, machinery, vehicles and equipment owned or used by the Company:
(i)	is in reasonable condition with respect to the age and depreciated value of each item and has been properly serviced and maintained; and

(ii)	is fit for the purpose for which it was designed or acquired.
(d)	Terra has not received notice that any item of plant or machinery owned or used by the Company is no longer maintainable or that spare parts for the same are no longer available.
(e)	Details of costs budgeted for maintenance of plant, machinery, vehicles or equipment owned or used by the Company for the period of one year following Completion are included in the Business Plan.
5.2	Hire Purchase and Leased Assets

Copies of any material bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party have been Disclosed.

5.3	Stock
(a)	So far as Terra is aware, the Company has not supplied, or agreed to supply, goods which have been, or will be, defective or which fail, or will fail, to comply with their terms of sale.
(b)
So far as Terra is aware, no goods in a state ready for supply by the Company are, or will be, defective or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by the Company.

(c)	The Company has not offered special price reductions, discounts or allowances on sales of trading stock which were not available prior to 31 December 2006.
(d)	The amount of stock held by the Company at Completion is not abnormally low or high taking into account the historic trading patterns of its business.
6.	INTELLECTUAL PROPERTY

6.1	General

Save for Intellectual Property licensed to the Company, the Company is the sole and absolute legal and beneficial owner of all material Intellectual Property used in connection with its business and, where appropriate, such Intellectual Property is registered in or applied for in the name of the Company.

6.2	Licences

The terms of all licences or rights which have been granted by the Company, or which the Company intends to enter into, relating to any material Intellectual Property owned or used by the Company have been Disclosed.

6.3	Infringement
(a)	The use by the Company of any Intellectual Property used in the business of the Company does not infringe the Intellectual Property of any other person.
(b)
No infringement proceedings claims or complaints have been brought or threatened in writing by any third party or competent authority in relation to the Intellectual Property owned by the Company in the five year period preceding the date of this agreement, nor, so far as Terra is aware, have any such been brought or threatened in writing by any third party or competent authority in relation to any Intellectual Property licensed to the Company by a member of the Terra Group in the five year period preceding the date of this agreement.

7.	EFFECT OF SALE

Neither the execution nor performance of this agreement or any document to be executed at or before Completion will so far as Terra is aware:
(a)	conflict with or result in a material breach of an agreement, arrangement or obligation to which the Company is party; or

(b)	result in any Substantial Customer ceasing to deal with the Company; or

(c)	result in any Substantial Supplier ceasing to supply the Company; or

(d)	result in any officer or senior employee leaving the Company; or

(e)	make the Company liable to transfer or purchase any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.
8.	CONSTITUTION

8.1	Intra Vires

The Company has the power to carry on its business as now conducted and the business of the Company has at all times been carried on intra vires.

8.2	Memorandum and Articles

The memorandum and articles of association of the Company in the form annexed to the Terra Disclosure Letter is true and complete and has embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in section 380 of the Companies Act 1985, and all amendments thereto (if any) were duly and properly made.

8.3	Register of Members

The register of members of the Company has been properly kept and contains true and complete records of the members from time to time of the Company and the Company has not received any notice or allegation that any of the records of such members is incorrect or incomplete or should be rectified.

8.4	Powers of Attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force.

8.5	Statutory Books and Filings
(a)	The statutory books of the Company are up-to-date, in its possession and are true and complete in all material respects.

(b)	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies have been properly prepared and filed and are true and complete in all material respects.
9.	INSURANCE

9.1	Policies

A list of each current insurance and indemnity policy in respect of which the Company has an interest (together the “Policies") has been Disclosed. So far as Terra is aware, each of the Policies is valid and enforceable and is not void or voidable.

9.2	Claims

No claim is outstanding under any of the Policies and, so far as Terra is aware, no matter exists which will give rise to a claim under any of the Policies.

10.	CONTRACTUAL MATTERS

10.1	Validity of Agreements
(a)
Terra has no knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, any material agreement to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation which is material to the Company has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

(b)
So far as Terra is aware, no party with whom the Company has entered into an agreement or arrangement which is material to the Company is in material breach of the agreement or arrangement. So far as Terra is aware, no matter exists which is expected to give rise to such breach.

(c)
So far as Terra is aware, the Company is not in breach of any agreement or arrangement which is material to the Company. So far as Terra is aware, no matter exists which is expected to give rise to such breach.

10.2	Supply Contracts

Details of all agreements or arrangements for the supply of stock, raw materials, products or goods to or by the Company which involve or are likely to involve the supply of goods the aggregate sale value of which will represent in excess of 10 per cent. of the turnover for the financial year of the Company ended on the Terra Accounts Date have been Disclosed.

10.3	Customer Contracts
(a)	There are no agreements or arrangements in place with customers of the Company under which any retrospective adjustment to sales value of the products sold by the Company to its customers may be made.

(b)
All agreements or arrangements relating to overrider or other discounts to which the Company is entitled to or which any customer of the Company is entitled in respect of goods supplied by the Company in connection with its business have been Disclosed.

(c)	All overrider or other discount arrangements disclosed pursuant to paragraph 10.3(b) above operate with reference to sales made per year from 1 July to 30 June.

(d)
There are no agreements or arrangements where the price charged to a customer of the Company depends on the price charged by the Company for any other product or the volume of any other product supplied by the Company to such customer.

10.4	Material Agreements
(a)	The Company is not party to or is liable under any material contract, transaction, arrangement or liability which:
(i)	was entered into otherwise than on arm’s length commercial terms; or

(ii)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business; or

(iii)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken); or

(iv)	is incapable of termination in accordance with its terms, by the Company, on 60 days’ notice or less; or

(v)	involves an aggregate outstanding expenditure or other liability by the Company of more than £500,000.
(b)	The Company is not a party to and is not liable under:
(i)
an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association), shareholder or similar arrangement or agreement or any agreement which purports to regulate control or otherwise affects the voting or disposition of its shares; or

(ii)	a distributorship, promotional, representation, franchising, agency, marketing or management agreement or arrangement.
10.5	Parental Services

Full and accurate details of all services provided and supplies made to the Company by any member of the Terra Group (including the cost thereof), and vice versa, have been Disclosed.

10.6	Contracts with Connected Persons

There is, and during the three years ending on the date of this agreement there has been, no agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which any member of the Terra Group, a director or former director of any member of the Terra Group or a person connected with any of them is or was interested in any way. The Company does not owe any obligation or sum to, nor does it and neither will it immediately after Completion have any contractual or other arrangements of any sort with, Terra or any of its connected persons.

11.	INFORMATION TECHNOLOGY

Full details of the Systems used or planned to be used in connection with the business of the Company have been Disclosed.

11.1	No Systems Failures

In the 12 months prior to the date hereof the Company has not suffered and so far as Terra is aware no other person has suffered any failures or bugs in or breakdowns of any System used in connection with the business of the Company which have caused any substantial disruption or interruption in or to its use.

11.2	Ownership of Systems

All material Systems, excluding software, used in the business of the Company are either owned by or are available under contract to the relevant Company and are under the control of the Company.

12.	LIABILITIES

12.1	Debts owed by the Company

The Company does not have any outstanding borrowing or indebtedness in the nature of borrowing other than:
(a)	finance lease obligations, full and accurate details of which have been Disclosed; and

(b)	moneys borrowed from third parties, full and accurate details of which have been Disclosed.
12.2	Facilities

Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company have been Disclosed.

12.3	Guarantees and Indemnities
(a)
The Company is not a party to and is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

(b)	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.
12.4	Events of Default

No event has occurred or is subsisting or been alleged in writing or so far as Terra is aware is likely to arise which:
(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, or to create an Encumbrance under an agreement relating to borrowing or indebtedness in the nature of borrowing;

(b)
will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity, suretyship or other obligation of the Company becoming enforceable; or

(c)
with the giving of notice and/or lapse of time constitutes or results in a default or the acceleration of any obligation under any agreement or arrangement to which the Company is a party or by which it or any of its properties, revenues or assets is bound.

12.5	There are no outstanding Terra Intra-Group Payables.

13.	TERRA PERMITS

13.1	Compliance with Terra Permits

The Company has obtained and complied in all material respects with the terms and conditions of each Terra Permit.

13.2	Status of Permits

There are no pending or threatened proceedings which might in any way affect the Terra Permits and Terra is not aware of any other reason why any of them should be suspended, threatened or revoked or be invalid.

14.	INSOLVENCY

14.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of, or for the appointment of a provisional liquidator to, the Company or Terra.

14.2	Administration

Neither the Company nor Terra has been or are in administration (as defined in schedule B1 of the Insolvency Act 1986 (or where applicable under equivalent legislation of any relevant non-English jurisdiction)) and no step (including but without limitation the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 (or where applicable under equivalent legislation of any relevant non-English jurisdiction) by any person to place the Company or Terra in administration.

14.3	Receivership

No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of either the Company’s or Terra ‘s business or assets.

14.4	Compromises with Creditors
(a)
No voluntary arrangement under section 1 of the Insolvency Act 1986 (or where applicable under equivalent legislation of any relevant non-English jurisdiction) has been proposed or approved in respect of the Company or Terra.

(b)
No compromise or arrangement under section 425 of the Companies Act 1985 (or where applicable under equivalent legislation of any relevant non-English jurisdiction) has been proposed, agreed to or sanctioned in respect of the Company or Terra.

(c)	Neither Terra nor the Company has entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.
14.5	Insolvency

Neither the Company nor Terra is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or under equivalent legislation of any relevant non-English jurisdiction) (but for the purposes of section 123 of the Insolvency Act 1986 ignoring the reference to “if it is proved to the satisfaction of the court that” in sections 123(1)(e) and 123(2)).

15.	LITIGATION AND COMPLIANCE WITH LAW

15.1	Litigation and Complaints
(a)
Neither the Company nor so far as Terra is aware a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two years ending on the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction, or has entered into any settlement of any claim within such period. So far as Terra is aware, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable.

(b)	So far as Terra is aware, there is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company.

(c)	Full and accurate details of all customer claims (including crop indemnity claims) or complaints made against the Company within the last three years are set out in the Terra Disclosure Letter.
15.2	Compliance with Law

The Company has conducted its business affairs and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

15.3	Investigations

So far as Terra is aware, in the five years preceding the date hereof, the Company is not and has not been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is pending or threatened, and neither has it received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as Terra is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

15.4	Unlawful Payments

Neither the Company nor so far as Terra is aware a person for whose acts or defaults the Company may be vicariously liable has:
(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

(c)	directly or indirectly made an unlawful contribution to a political activity.
All references to the Company in this paragraph 15 should be deemed to include the Company’s officers, agents and employees.

16.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Company.

17.	DIRECTORS, WORKERS AND EMPLOYEES

17.1	The total number of all full and part time Workers as at the Terra Accounts Date are specifically Disclosed and there have been no material changes since the Terra Accounts Date.

17.2	True and complete particulars of the terms and conditions (including remuneration and other benefits) of all Workers of the Company earning in excess of £75,000 per annum have been Disclosed.

17.3
The Terra Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies (including details of any redundancy scheme or formula whether contractual or disciplinary) which apply to Workers and identifies which terms and conditions apply to each Worker.

17.4
There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this agreement, and no such person will be entitled to treat this transaction as a breach of their contract.

17.5	The terms of employment or engagement of all Workers of the Company are such that their employment or engagement may be terminated by not more than three months’ notice given at any time.

17.6
Since the Terra Accounts Date the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Worker, save in the ordinary course of business, and the Company is under no express obligation to make any such changes with or without retrospective operation.

17.7
There are no amounts owing or agreed to be loaned or advanced by the Company to any Worker (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

17.8
No Worker earning in excess of £75,000 base salary per annum has given or received notice to terminate his employment or engagement and there are no outstanding offers of employment to any such Worker.

17.9
Details of all recognised trade unions and copies of and full details of all rights and liabilities relating or pursuant to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning the Company have been Disclosed.

17.10
No industrial action involving Workers, official or unofficial, has occurred or is now occurring or has been threatened in the 12 months preceding the date hereof and, as far as Terra is aware, no event has occurred which could or might give rise to any such action and no industrial relations or employment matter has been referred either by the Company or its Workers or by any trade union staff association or any other body representing workers to ACAS for advice, conciliation or arbitration.

17.11	No past or present Worker (or any worker of a predecessor in business) has instigated any claim or right of action in excess of £50,000 against the Company, including (but not limited to) any claim:
(a)	in respect of any accident or injury which to Terra’s knowledge is not fully covered by insurance; or

(b)	for breach of any contract of services or for services; or

(c)	by way of damages or compensation for loss of office or arising out of or connected with the termination of his office or employment and so far as Terra is aware no event or inaction has occurred which could or might give rise to any such claim.

17.12
The Company has not within the two years preceding the date hereof entered into any agreement which involved or may involve the Company (and no event has occurred which may involve that Company in the future) acquiring or disposing of any undertaking or part of one such that the Transfer Regulations applied or may apply thereto.

18.	PROPERTIES

18.1	All Property

The Terra Properties comprise all the freehold and leasehold land owned, used or occupied by the Company and are free from any financial mortgage, charge or encumbrance.

18.2	No Other Liabilities

The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Terra Properties.

18.3	No Default

The Company has duly performed, observed and complied with all material covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Terra Properties and the uses of the Terra Properties and no notice of any alleged breach of any such matters as aforesaid has been served on the Company.

18.4	Adequacy of Existing Beneficial Rights

Each of the Terra Properties has the benefit of all rights necessary for the continued present use and enjoyment of the Terra Properties.

18.5	Other Matters Adversely Affecting the Properties

There are no agreements, covenants, restrictions, exceptions, reservations, conditions, rights, privileges or stipulations affecting the Terra Properties which materially inhibit the use of the Terra Properties for the present use.

18.6	Third Party Occupation
(a)
All leases, tenancies, licences or agreements to which the Terra Properties are subject are correctly summarised in Part II of Schedule 11 and subject thereto the Company is in exclusive occupation of each and every part of the Terra Properties.

(b)
Each lessee, tenant, licensee or occupier of any such lease, underlease, tenancy, licence or agreement has in all material respects observed and performed all covenants, obligations, conditions and restrictions therein.

18.7	Planning

As far as Terra is aware, the existing use of each of the Terra Properties is a lawful permitted use under current Town and Country Planning legislation and all development carried out has been and is lawful and all necessary consents and permissions have been obtained for such development, and there are no outstanding statutory or informal notices relating to the Terra Properties or any business carried on thereat or the use thereof.

18.8	Replies to Enquiries

All disclosures and replies to enquiries and requisitions relating to the Terra Properties made or given by or on behalf of Terra or the Company to Kemira or to its solicitors (Linklaters LLP) are complete and correct in all material respects.

19.	PENSIONS

19.1
Save in respect of the Terra Nitrogen (UK) Pension Scheme, the stakeholder scheme with Norwich Union and the Fatality Scheme (the “Disclosed Schemes"), the Company has no obligation, nor has it done anything to create any reasonable expectation of an obligation, to provide (or contribute towards any scheme which provides) pension or death benefits, whether voluntary, ex-gratia or otherwise, in respect of any employee or former employee.

19.2
So far as Terra is aware, neither it nor the Company has at any time participated in or contributed towards any former scheme or arrangement (the “Former Scheme") which has as its purpose or one of its purposes the provision of pension or death benefits (whether voluntary, ex-gratia or otherwise) other than schemes which have been fully wound up.

19.3
All material details of the Disclosed Schemes (and any Former Scheme) have been supplied to Kemira and all the information and documents which have been given or made available to Kemira or its advisers relating to the Disclosed Schemes (or any Former Scheme) are true, complete, accurate and not misleading.

19.4
The Disclosed Schemes (and any Former Scheme) have at all times been operated in all material respects in accordance with the provisions of its governing documentation, all applicable EU and domestic legislation, and the general requirements of law and regulatory practice (including without limitation those of HMRC).

19.5
The Company has fulfilled all its obligations in respect of pension and death benefits in relation to the Disclosed Schemes (and any Former Scheme), including without limitation providing equal access to membership in respect of any current and former employees, and all contributions which have fallen due for payment in respect of the Disclosed Schemes (or any Former Scheme) have been paid within any applicable prescribed period.

19.6
No claim or litigation is outstanding, pending or, so far as Terra is aware, threatened against the Company in connection with the Disclosed Schemes or otherwise in connection with the provision of pension or death benefits to any current or former employee (including without limitation any investigation by the Pensions Ombudsman or any complaint brought under any internal dispute resolution procedure).

19.7
All death benefits which may be payable are fully insured under a life assurance policy with an appropriately authorised insurance company and, so far as Terra is aware, there is no ground on which liability under such policy may be avoided.

19.8	Neither Terra nor the Company has been a party to any act or deliberate failure to act occurring on or after 27 April 2004 of which the main purpose or one of the main purposes was:
(a)	to prevent the recovery of the whole or any part of a debt which was, or might become due, from an employer in relation to a pension scheme under section 75 of the Pensions Act 1995; or

(b)	otherwise than in good faith, to prevent such a debt becoming due, to compromise or otherwise settle such a debt, or to reduce the amount of such a debt which would otherwise become due.
19.9
Neither Terra nor the Company is or has at any point within the 12 months prior to Completion been “connected” with or an “associate” of any employer which participates in a defined benefit pension scheme (other than the Disclosed Schemes) and which is either a “service company” or “insufficiently resourced”. For these purposes, “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively and “service company” and “insufficiently resourced” have the meanings given to them in section 44 of the Pensions Act 2004 and regulations made under that section.

19.10
The Company has complied with its notification obligations under section 69 or section 70 of the Pensions Act 2004 and regulations made under that section. Terra is not aware of any current circumstances which may give rise to an obligation to make such a report to the Regulator under section 69 or 70 of the Pensions Act 2004.

20.	TAXATION

20.1	Returns

The Terra Company has complied in full with all its duties under all taxation statutes and has kept all records, made all returns and supplied all information and given all notices to HMRC or other Taxation Authority as reasonably requested or required by law within any requisite period and so far as Terra is aware all such returns and information and notices and any statements or disclosures made to any Taxation Authority are correct and accurate in all material respects and are not the subject of any dispute and there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

20.2	Clearances

No action has been taken by the Terra Company in respect of which any consent or clearance from HMRC or other Taxation Authority was required save in circumstances where such consent or clearance was validly obtained, and where any conditions attaching thereto were and will, immediately following Completion, continue to be met.

20.3	Payment of Tax

The Terra Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

20.4	Tax arising under this Agreement

So far as Terra is aware, the Terra Company will not become liable to any Tax (and in particular to any Tax pursuant to the PAYE provisions or any national insurance contributions) in consequence of the entering into or completion of this agreement or anything done pursuant to its terms.

20.5	Withholdings

The Terra Company has duly complied within the relevant time period with its obligations to deduct, withhold or retain amounts of or on account of Tax from any payments made by it and to account for such amounts to the relevant Taxation Authority and has complied with all its reporting obligations to the relevant Taxation Authority in connection with any such payments made.

20.6	Pay As You Earn

The Terra Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of the Terra Company (including any such payments within sections 7, 44, 45, 46 and 47 of the ITEPA 2003) and duly accounted to HMRC for Tax so deducted, and has complied with all its reporting obligations to HMRC in connection with any such payments made or benefits provided.

20.7	Provision for Tax in the Terra Accounts

The Terra Accounts make full provision or reserve in respect of any period ended on or before the Terra Accounts Date for all Tax assessed or liable to be assessed on the Terra Company or for which it is accountable at the Terra Accounts Date whether or not the Terra Company has or may have any right of reimbursement against any other person and full provision has been made and shown in the Terra Accounts for deferred taxation in accordance with generally accepted accounting principles including, where relevant, UK GAAP.

20.8	Post-Accounts Date Events

Since the Terra Accounts Date:
(a)
the Terra Company has not been involved in any transaction which has given, may give or would, but for the availability of any relief, give rise to any Tax other than in respect of actual income earned by the Terra Company in the course of its trade or business;

(b)	no accounting period (as defined in section 12 of the TA) of the Terra Company has ended as referred to in section 12(3) of the TA; and

(c)	the Terra Company has not ceased to be a member of a group (as defined in section 170 of the TCGA).

20.9	Distributions

The Terra Company has not made (and will not be deemed to have made) any distribution within the meaning of sections 209 and 210 (bonus issue following repayment of capital) of the TA since 5 April 1965 except dividends properly authorised and shown in the Terra Accounts nor is the Terra Company bound to make any such distribution.

20.10	Company Residence

The Terra Company has always been resident in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for the purposes of any double Tax agreement nor does the Terra Company have a permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated.

20.11	Controlled Foreign Companies

There are no circumstances under which the Terra Company may be held liable to tax in the UK on the income, profits or gains of any foreign company.

20.12	Close Company
The Terra Company is not nor has it ever been a close company as defined by section 414 of the TA.

20.13	Value Added Tax
(a)
The Terra Company is a registered taxable person for VAT legislation and has not at any time been treated as a member of a group of companies for such purpose and has not made any application to be so treated and no circumstances exist whereby the Terra Company would or might become liable for value added tax as an agent or otherwise by virtue of section 47 of the VATA.

(b)
The Terra Company has complied in all material respects with the requirements and provisions of VAT legislation and has made and maintained accurate and up-to-date records, invoices, accounts and other documents required by or necessary for the purposes of the VAT legislation and the Terra Company has at all times paid and made all payments and returns required thereunder within the relevant time period.

20.14	Stamp Duty and Stamp Duty Land Tax
(a)
All documents in the enforcement of which the Terra Company is or may be interested have been duly stamped and since the Terra Accounts Date the Terra Company has not been a party to any transaction whereby the Terra Company was or is or could become liable to stamp duty reserve tax.

(b)
In relation to the Terra Properties the Terra Company is not and has not been party to any Land Transaction in respect of which the Terra Company has since the Terra Accounts Date been liable or could at any time after the date of this agreement become liable to pay any stamp duty land tax under any provisions of any Act.

(c)
No stamp duty land tax shall arise under paragraph 11 of Schedule 17A to the FA 2003 (cases where assignment of lease treated as grant of lease) on the assignment of any lease in which the Terra Company has an interest.

(d)
The Terra Company has in its possession and Terra has fully disclosed to JVCo copies of all stamp duty land tax returns and/or self certificates (as defined in section 79(3)(b) of the FA 2003) filed by the Terra Company in relation to land in which or in part of which the Terra Company has an interest.

21.	ENVIRONMENTAL MATTERS

21.1	Consents

The Company has obtained and complied in all material respects at all times in the last three years with the terms and conditions of all Environmental Consents. All current Environmental Consents remain in full force and effect. In the last three years the Company has not received any written notice of and so far as Terra is aware there are no existing circumstances including planned changes to operations (other than changes agreed pursuant to the Business Plan) likely to lead to the revocation, termination, material modification or suspension of, or that may prejudice or require material expenditure for the renewal, extension, grant or transfer of or compliance with, any current Environmental Consents within the period of 18 months from the date hereof.

21.2	Liability

The Company, including in respect of the Terra Properties, complies and has at all times in the last three years complied with all Environmental Laws in all material respects and so far as Terra is aware there are no existing facts or circumstances which would prevent compliance with any Environmental Laws in any material respect within 18 months of the date hereof.

21.3	Notices and Complaints

In the last three years, the Company has not received any written notice of enforcement, prohibition, improvement, remediation or other notice of equivalent nature, or any judgment, order, decree, award, demand or decision in respect of damage, harm or risk to or pollution of the Environment or the use, presence, migration leakage, emission, spillage, release, discharge, entry, deposit, transport or disposal of any Hazardous Substance arising from the activities of the Company or relating to any Terra Property from any court, tribunal, arbitrator or governmental or regulatory authority which is material and/or which remains outstanding nor has it received any other written complaints or other written indications of any possible claims or legal actions (whether civil, criminal or administrative) against the Company in respect of such matters in such period which are material and/or remain outstanding in respect thereof from any person including any neighbour, governmental or regulatory authority, current or former employee or third party and so far as Terra is aware, there are no circumstances that are reasonably likely to lead to legal action in respect of such matters in the next 18 months.

21.4	Contaminated Land

So far as Terra is aware, there has not been and there is not present in the soil, groundwater or surface water, on, at or under the Terra Properties and there is and has been no release, migration, leakage, spillage, discharge, entry, deposit or emission onto or from the Terra Properties of any Hazardous Substance which has led to, or if such matter were known by a regulatory authority or third party at Completion would be reasonably likely to result in, a material liability under Environmental Laws for the Company or an obligation to undertake material remediation works at the Terra Properties.

21.5	Documentation

Copies of all material environmental and health and safety reports, assessments and investigations in respect of employees, the Terra Properties, Former Terra Properties or Activities prepared in the last three years and in the possession of and/or commissioned by Terra or the Company have been disclosed to Kemira.

21.6	Former Properties

Terra is not aware of any release, migration, leakage, spillage, discharge, entry, deposit or emission onto or from the Former Terra Properties of any Hazardous Substance during the period in which the Former Terra Properties were in the ownership or under the occupation or control of the Company which has led to, or if such matter were known by a regulatory authority or third party at Completion would be reasonably likely to result in, a material liability under Environmental Laws for the Company.

21.7	Contractual liabilities

So far as Terra is aware, the Company has not given an environmental indemnity or environmental covenant to pay in respect of soil, groundwater or surface water contamination (whether at or emanating from the Terra Properties, the Former Terra Properties or any other properties) which remains capable of being claimed against at the date hereof (“Pre-Completion Terra Environmental Indemnity"). For the avoidance of doubt, general covenants and indemnities which do not refer specifically to contamination, for example general repairing obligations in leases or licences, shall not be within the definition of Pre-Completion Terra Environmental Indemnity.

SCHEDULE 8
Kemira’s Limitations on Liability
1.	TIME LIMIT FOR CLAIMS

1.1
Save in the case of any liability based upon fraud by Kemira and including without limitation fraudulent concealment by Kemira, Kemira shall not be liable in respect of a claim under the Kemira Warranties unless written notice of such claim is served upon Kemira:

(a)
in the case of a claim under the Kemira Warranties (other than the Warranties relating to Tax and the Kemira Environmental Warranties), by not later than 5.00 p.m. on the second anniversary of Completion;

(b)	in the case of a claim under the Kemira Environmental Warranties, by not later than 5.00 p.m. on the third anniversary of Completion; and

(c)	in the case of a claim under the Kemira Warranties relating to Tax or under the Kemira Tax Deed, by not later than 5.00 p.m. on the day one month after the seventh anniversary of Completion, and the liability of Kemira shall further determine (if such claim has not previously been satisfied, settled or withdrawn):
(i)	where the claim is based upon what at the time of service of the notice is a contingent liability; or

(ii)	JVCo is taking or has taken action at the request of Kemira pursuant to paragraph 5 of this schedule 8 in connection with such claim, if legal proceedings in respect of such claim have not been commenced within 12 months of such claim ceasing to be contingent or JVCo ceasing to take such action (as the case may be) or with regard to any other claim if legal proceedings in respect of such a claim have not been commenced within 12 months of the service of such notice.
2.	MONETARY LIMIT ON CLAIMS

2.1	Save in the case of fraud or fraudulent concealment by Kemira, Kemira shall be under no liability in respect of any claim under the Kemira Warranties:
(a)
where the liability of Kemira in respect of that claim would (but for this paragraph) have been less than £100,000 (provided that two or more smaller claims arising out of the same facts or circumstances shall be treated as one claim for the purposes of this paragraph 2.1(a)); or

(b)
unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under paragraph 2.1(a) above) when aggregated with the liability of Kemira in respect of all other such claims and all other claims for which Kemira is liable under schedule 13 of this agreement shall exceed £1 million, in which case Kemira shall be liable for the full amount and not just the excess.

2.2
Save in the case of fraud or fraudulent concealment by Kemira, the aggregate liability of Kemira in respect of all claims under the Kemira Warranties and the Kemira Tax Deed shall not in any circumstances exceed £20 million. (For the avoidance of doubt, the financial limit on Kemira’s maximum aggregate liability of £20 million in respect of the Kemira Warranties and the Kemira Tax Deed is a separate limitation from the maximum aggregate liability of £20 million of Kemira under the Environmental Indemnity set out in paragraph 3.2 of schedule 13 of this agreement.)

3.	DISCLOSURE

Kemira shall not be liable in respect of a claim under the Kemira Warranties to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Kemira Disclosure Letter. No letter, document or other communication shall be deemed to be disclosed except and to the extent that the same is referred to in, and a copy attached to or deemed to be attached to, the Kemira Disclosure Letter. Nothing in the Kemira Disclosure Letter shall constitute a representation or warranty as to the accuracy of the information forming part of the Kemira Disclosure Letter.

4.	NO LIABILITY FOR CERTAIN EVENTS

4.1	Kemira shall not be liable in respect of a claim under the Kemira Warranties to the extent that:
(a)
the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction carried out by or at the request of or with the informed consent of Terra or JVCo prior to Completion; or

(b)	the loss or damage giving rise to the claim is recovered by any member of the Group under any policy of insurance (net of Tax and any costs of recovery); or

(c)	the claim is for Taxation which arises in respect of the ordinary course of business of any Kemira Company after the Kemira Accounts Date; or

(d)
the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Group except to the extent that such winding-up or cessation is occasioned by the facts or circumstances giving rise to one or more claims under the Kemira Warranties.

5.	THIRD PARTIES

5.1	This paragraph 5 shall apply in circumstances where:
(a)	any claim is made against any member of the Group which should reasonably be expected to give rise to a claim by JVCo against Kemira under the Kemira Warranties; or

(b)
any member of the Group should reasonably be expected to be able to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which JVCo has or should be reasonably expected to have a claim against Kemira under the Kemira Warranties; or

(c)
Kemira has paid to JVCo an amount in respect of a claim under the Kemira Warranties and subsequent to the making of such payment JVCo recovers from some other person a sum which is referable to that payment.

For the avoidance of doubt any claim under the Kemira Warranties relating to Tax shall be governed by paragraph 4 of the Kemira Tax Deed.

5.2	JVCo shall:
(a)
in the case of paragraphs 5.1(a) and 5.1(b) prior to taking any action (other than the giving of notice pursuant to paragraph 1 of this schedule 8) against Kemira under the Kemira Warranties (and subject to JVCo being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action) take all such action as Kemira may reasonably request in writing including the institution of proceedings and the instruction of professional advisers approved in writing by Kemira to act on behalf of JVCo to avoid, dispute, resist, compromise, defend or appeal against any such claim against JVCo as is referred to in paragraph 5.1(a) or to make such recovery by JVCo as is referred to in paragraph 5.1(b), as the case may be;

(b)
subject to JVCo being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action, not settle or compromise any liability or claim to which such action is referable without the prior written consent of Kemira which consent shall not be unreasonably withheld or delayed; and

(c)
in the case of paragraph 5.1(c) only, repay to Kemira an amount equal to the amount recovered upon receipt or, if lower, the amount paid by Kemira to JVCo less, in either case, any amount payable by JVCo in respect of Tax on the amount recovered.

6.	MITIGATION

JVCo will take or procure the taking of all such reasonable steps as are required by law in order to mitigate any claim under the Kemira Warranties, subject to JVCo being indemnified to its reasonable satisfaction against all reasonable costs and expenses incurred in connection therewith.

7.	CURING PERIOD

No liability will arise and no claim may be made under any of the Kemira Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following JVCo becoming aware of such matter JVCo shall have given written notice thereof to Kemira and such matter shall not have been remedied to the reasonable satisfaction of JVCo within the period of 30 days following the date of service of such notice.

8.	NO DOUBLE COUNTING

JVCo shall not be entitled, pursuant to any provision of a Transaction Document, to claim or recover the amount of any loss, damage, liability, cost or expenses which it has incurred or suffered, or any amount to which it would otherwise be entitled under any such provision, to the extent that it has recovered such amount pursuant to another provision in the Transaction Documents.

9.	INSURANCE

In the event that Kemira at any time after the date hereof shall wish to take out insurance against its liability hereunder, JVCo will undertake all reasonable endeavours to provide such information as the prospective insurer may require before effecting such insurance.

SCHEDULE 9
Terra’s Limitations on Liability
1.	TIME LIMIT FOR CLAIMS

1.1
Save in the case of any liability based upon fraud by Terra and including without limitation fraudulent concealment by Terra, Terra shall not be liable in respect of a claim under the Terra Warranties unless written notice of such claim is served upon Terra:

(a)
in the case of a claim under the Terra Warranties (other than the Warranties relating to Tax and the Terra Environmental Warranties), by not later than 5.00 p.m. on the second anniversary of Completion;

(b)	in the case of a claim under the Terra Environmental Warranties, by not later than 5.00 p.m. on the third anniversary of Completion; and

(c)	in the case of a claim under the Terra Warranties relating to Tax or under the Terra Tax Deed, by not later than 5.00 p.m. on the day one month after the seventh anniversary of Completion, and the liability of Terra shall further determine (if such claim has not previously been satisfied, settled or withdrawn):
(i)	where the claim is based upon what at the time of service of the notice is a contingent liability; or

(ii)	JVCo is taking or has taken action at the request of Terra pursuant to paragraph 5 of this schedule 9 in connection with such claim, if legal proceedings in respect of such claim have not been commenced within 12 months of such claim ceasing to be contingent or JVCo ceasing to take such action (as the case may be) or with regard to any other claim if legal proceedings in respect of such a claim have not been commenced within 12 months of the service of such notice.
2.	MONETARY LIMIT ON CLAIMS

2.1	Save in the case of fraud or fraudulent concealment by Terra, Terra shall be under no liability in respect of any claim under the Terra Warranties:
(a)
where the liability of Terra in respect of that claim would (but for this paragraph) have been less than £100,000 (provided that two or more smaller claims arising out of the same facts or circumstances shall be treated as one claim for the purposes of this paragraph 2.1(a)); or

(b)
unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under paragraph 2.1(a) above) when aggregated with the liability of Terra in respect of all other such claims and all other claims for which Terra is liable under schedule 13 of this agreement shall exceed £1 million, in which case Terra shall be liable for the full amount and not just the excess.

2.2
Save in the case of fraud or fraudulent concealment by Terra, the aggregate liability of Terra in respect of all claims under the Terra Warranties and the Terra Tax Deed shall not in any circumstances exceed £20 million. (For the avoidance of doubt, the financial limit on Terra’s maximum aggregate liability of £20 million in respect of the Terra Warranties and the Terra Tax Deed is a separate limitation from the maximum aggregate liability of £20 million of Terra under the Environmental Indemnity set out in paragraph 3.2 of schedule 13 of this agreement.)

3.	DISCLOSURE

Terra shall not be liable in respect of a claim under the Terra Warranties to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Terra Disclosure Letter. No letter, document or other communication shall be deemed to be disclosed except and to the extent that the same is referred to in, and a copy attached to or deemed to be attached to, the Terra Disclosure Letter. Nothing in the Terra Disclosure Letter shall constitute a representation or warranty as to the accuracy of the information forming part of the Terra Disclosure Letter.

4.	NO LIABILITY FOR CERTAIN EVENTS

4.1	Terra shall not be liable in respect of a claim under the Terra Warranties to the extent that:
(a)
the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction carried out by or at the request of or with the informed consent of Kemira or JVCo prior to Completion; or

(b)	the loss or damage giving rise to the claim is recovered by any member of the Group under any policy of insurance (net of Tax and any costs of recovery); or

(c)	the claim is for Taxation which arises in respect of the ordinary course of business of the Terra Company after the Terra Accounts Date; or

(d)
the claim relates to a claim or liability for taxation and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Group except to the extent that such winding-up or cessation is occasioned by the facts or circumstances giving rise to one or more claims under the Terra Warranties.

5.	THIRD PARTIES

5.1	This paragraph 5 shall apply in circumstances where:
(a)	any claim is made against any member of the Group which should reasonably be expected to give rise to a claim by JVCo against Terra under the Terra Warranties; or

(b)
any member of the Group should reasonably be expected to be able to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which JVCo has or should be reasonably expected to have a claim against Terra under the Terra Warranties; or

(c)
Terra has paid to JVCo an amount in respect of a claim under the Terra Warranties and subsequent to the making of such payment JVCo recovers from some other person a sum which is referable to that payment.

For the avoidance of doubt any claim under the Terra Warranties relating to Tax shall be governed by paragraph 4 of the Terra Tax Deed.
5.2	JVCo shall:
(a)
in the case of paragraphs 5.1(a) and 5.1(b) prior to taking any action (other than the giving of notice pursuant to paragraph 1 of this schedule 9) against Terra under the Terra Warranties (and subject to JVCo being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action) take all such action as Terra may reasonably request in writing including the institution of proceedings and the instruction of professional advisers approved in writing by Terra to act on behalf of JVCo to avoid, dispute, resist, compromise, defend or appeal against any such claim against JVCo as is referred to in paragraph 5.1(a) or to make such recovery by JVCo as is referred to in paragraph 5.1(b), as the case may be;

(b)
subject to JVCo being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action, not settle or compromise any liability or claim to which such action is referable without the prior written consent of Terra which consent shall not be unreasonably withheld or delayed; and

(c)
in the case of paragraph 5.1(c) only, repay to Terra an amount equal to the amount recovered upon receipt or, if lower, the amount paid by Terra to JVCo less, in either case, any amount payable by JVCo in respect of Tax on the amount recovered.

6.	MITIGATION

JVCo will take or procure the taking of all such reasonable steps as are required by law in order to mitigate any claim under the Terra Warranties, subject to JVCo being indemnified to its reasonable satisfaction against all reasonable costs and expenses incurred in connection therewith.

7.	CURING PERIOD

No liability will arise and no claim may be made under any of the Terra Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following JVCo becoming aware of such matter JVCo shall have given written notice thereof to Terra and such matter shall not have been remedied to the reasonable satisfaction of JVCo within the period of 30 days following the date of service of such notice.

8.	NO DOUBLE COUNTING

JVCo shall not be entitled, pursuant to any provision of a Transaction Document, to claim or recover the amount of any loss, damage, liability, cost or expenses which it has incurred or suffered, or any amount to which it would otherwise be entitled under any such provision, to the extent that it has recovered such amount pursuant to another provision in the Transaction Documents.

9.	INSURANCE

In the event that Terra at any time after the date hereof shall wish to take out insurance against its liability hereunder, JVCo will undertake all reasonable endeavours to provide such information as the prospective insurer may require before effecting such insurance.

SCHEDULE 10
Part I — The Kemira Properties
Sleaford Depot

Tenure	Leasehold

Title Number	Unregistered

Description
Warehouse off Grantham Road, Sleaford NG34 7NB as demised by a lease dated 9 October 1972 and made between British Railways Board (1) and Shellstar Limited (2) for a term of 42 years from 1 February 1969

Fertiliser Store

Tenure	Leasehold

Title Number	CH09099

Description
Land lying to the north of Hapsford Lane, Elton, Chester as demised by a lease dated 4 June 2003 and made between Powergen UK plc (1) and Kemira GrowHow UK Limited (2) for a term of 25 years from 11 June 1999

Main Site Ince

Tenure	Freehold

Title Number	CH142921

Description	Land on the north side of Marsh Lane, Ince

Tenure	Freehold

Title Number	CH142922

Description	Land and buildings on the south side of Marsh Lane, Ince
Sandy Depot

Tenure	Leasehold

Title Number	Unregistered

Description
Land at Sandy in the County of Bedford (former Kemira Fertilizers, New Road, Sandy) as demised by a lease dated 18 July 1972 made between British Railways Board (1) and Shellstar Limited (2) for a term of 42 years from 29 September 1968

Plymouth

Tenure	Leasehold

Title Number	DN225882

Description
1 Russell Court, St Andrew Street, Plymouth, Devon as demised by a lease dated 3 May 1985 and made between Ebor Phoenix Assurance Company Limited (1) and Devon and Cornwall Police Authority (2) for a term of 25 years from 25 March 1985

Horsham Depot

Tenure	Leasehold

Title Number	Unregistered

Description
Part of railway goods yard at Horsham in the County of Sussex as demised by a lease dated 7 May 1974 and made between British Railways Board (1) and Shellstar Limited (2) for a term of 42 years from 16 March 1970

Tenure	Leasehold

Title Number	Unregistered

Description
Part of railway goods yard at Horsham in the County of West Sussex as demised by a lease dated 2 July 1987 and made between British Railways Board (1) and UKF Fertilisers Limited (2) for a term commencing on 24 June 1987 and expiring on 15 March 2012

Station Road, St Clears, Carmarthen

Tenure	Leasehold

Title Number	Unregistered

Description	Warehouse and forecourt area known as Unit 1 Tir Owen Industrial Estate, St Clears, Carmarthenshire as demised by a lease dated 21 November 2001 and made between R & H Trust Co (Jersey) Limited (1) and Kemira Agro UK Limited (2) for a term of 2 years from 21 November 2001

Ballygawley, County Tyrone

Tenure	Leasehold

Title Number	Unregistered

Description
Land at Ballygawley, County Tyrone as demised by a lease dated 25 May 2006 and made between Cormac McDonnell and Anne McDonnell (1) and Kemira GrowHow UK Limited (2) for a term of 5 years from 25 May 2006

Part II — The Kemira Occupational Leases
Main Site Ince

Tenure	Leasehold

Description	A lease of part, as more particularly described in the lease, dated 20 August 1997 and made between Kemira Agro UK Limited (1) and Messer UK Limited (2) for a term of 10 years from 14 January 2000

Tenure	Leasehold

Description
A lease of part, as more particularly described in the lease, dated 27 April 2006 and made between Kemira GrowHow UK Limited (1) and Air Liquide UK Limited (2) for a term of 10 years from 14 January 2000

Plymouth

Tenure	Licence

Description	A car park sub-licence dated 7 March 2000 and made between Kemira Agro UK Limited (1) M K Honey and C Price t/a Edward Symmons & Partners (2)

Tenure	Leasehold

Description	An underlease dated 7 March 2000 and made between Kemira Agro UK Limited (1) M K Honey and C Price t/a Edward Symmons & Partners (2) for a term commencing on 7 March 2000 and expiring on 22 March 2010
Horsham Depot

Tenure	Leasehold

Description	An underlease dated 21 December 1995 and made between Kemira Ince Limited (1) and Jokyle Holdings Limited (2) for a term commencing on 1 January 1996 and expiring on 12 March 2012

SCHEDULE 11
Part I — The Terra Properties
Billingham

Tenure	Freehold

Title Number	CE144279

Description	Land and premises at Billingham, Teesside

Tenure	Leasehold

Title Number	CE153158

Description
Ammonia Storage Area at North Tees Works, North Tees, Stockton-on-Tees as demised by a lease dated 31 December 1997 and made between ICI Chemicals & Polymers Limited (1) and Terra Nitrogen (UK) Limited (2) for a term of 99 years as varied by a Deed of Variation dated 18 October 1999

Severnside

Tenure	Leasehold

Title Number	GR199928

Description
Land at Central Avenue, Severnside Works, Severnside as demised by a lease dated 31 December 1997 and made between Imperial Chemical Industries plc (1) and Terra Nitrogen (UK) Limited for a term of 999 years from 31 December 1997

Tenure	Freehold

Title Number	GR199927

Description	Land and buildings on the south side of Central Avenue, Severnside, Bristol

Tenure	Leasehold

Title Number	AV220592

Description	Land lying to the north of Ableton Lane, Severn Beach held for the residue of a term of 5,000 years from 29 September 1826

Tenure	Licence

Title Number	Unregistered

Description
Lighting Tower, Severnside as licenced by a licence dated 31 December 1997 and made between Imperial Chemical Industries plc (1) and Terra Nitrogen (UK) Limited from 31 December 1997 until determined by either party by 12 months’ written notice

Tenure	Leasehold

Title Number	Unregistered

Description
Telephone Exchange at Avlon Works, Severn Road, Hallen, Severnside as demised by a lease dated 12 December 2000 and made between Astrazeneca UK Limited (1) and Terra Nitrogen (UK) Limited for a term of 10 years from 12 December 2000

Stanlow

Tenure	Leasehold

Title Number	Unregistered

Description
Land containing 2.01 acres or thereabouts at Oil Sites Road, Stanlow, Cheshire as demised by a lease dated 4 January 1995 and made between The Manchester Ship Canal Company (1) and ICI Chemicals & Polymers Limited (2) for a term of 21 years from 25 December 1989

Tenure	Leasehold

Title Number	Unregistered

Description
Land of approximately 1.47 acres lying to the north of the Hooton to Helsby railway line in Stanlow, Cheshire as demised by a lease dated 10 November 1993 and made between The Moorish Holdings Limited (1) and ICI Chemicals & Polymers Limited (2) for a term of 21 years from 25 December 1989

Tenure	Licence

Title Number	Unregistered

Description
Licence for the Privilege of 2 x 6” water pipes and 1 x CO2 Pipe Between Bridges 14 and 18 at Stanlow & Thornton by an agreement dated 11 August 2000 made between Railtrack PLC (1) and Terra Nitrogen (UK) Limited (2) for a rolling term.

Tenure	Agreement

Title Number	Unregistered

Description
An agreement, dated 27 January 2000, relating to use of a CO2 Pipeline Section at Oil Sites Road Stanlow Cheshire made between Shell UK Limited (1) and Terra Nitrogen (UK) Limited (2) for a term of 12 years from 1 May 1998.

Tenure	Demise of Rights

Title Number	Unregistered

Description
Rights and liberties relating to part of a water main at Oil Sites Road Stanlow by a demise dated 4 September 1998 and made between The Manchester Ship Canal Company (1) Ellesmere Port and Neston Borough Council (2) and Terra Nitrogen (UK) Limited (3) for a term of 21 years from 25 December 1989

Florence House

Tenure	Leasehold

Title Number	Unregistered

Description
Office building known as Florence House, Pearson Court as demised by a lease dated 8 September 1998 and made between Bowesfield Properties Limited (1) and Terra Nitrogen (UK) Limited (2) for a term of 15 years commencing on and including 7 September 1998 as varied by a Deed of Variation dated 6 August 2004

Part II — The Terra Occupational Leases

				Current Rent in 2007
	Tenant	Term	Expiry	(excl VAT)

Billingham

Firestation, G1 Store	SempCorp	3 years	31.12.2005	Peppercorn

BCE Buildings	Mammoet	5 years	05.02.2011	£30,000 p.a.

Dalkia Boilers	Dalkia	20 years	14.05.2019	Peppercorn

Land adjacent to Ammonia Avenue	Univar	15 years	02.12.2013	£5,770

Part of Newport Store

(Extended to include Bay 3 in 2006)	FSL	20 years	01.06.2020	£138,981 p.a.

Raw Materials B	FSL	20 years	31.05.2020	£5,303

Land Adjoining the River Tees	Sita Tees Valley Limited	25 years	27.07.2020	Unknown

Severnside

Garage and Lorry Park	Air Liquide	7 years	Not yet agreed	Peppercorn

Avlon Storage Area	Bunns	20 years	14.03.2003	£1.75 per sq ft £1,000 p.a.

Potash Shed and Associated Land	Omex Nitrogen Limited	20 years	2022	£1.75 per sq ft £30,205

Stanlow

Northern Underlease	Air Products	21 years	25.12.2010	£4,832.35

Southern Underlease	Air Products		25.12.2010	£3,788.98

SCHEDULE 12
Balancing Consideration
1.	DEFINITIONS

In this schedule 12, the following words and expressions shall have the following meanings, unless the context otherwise requires:

“2008 Accounts” means the Accounts as at and for the financial period ending 31 December 2008;

“2009 Accounts” means the Accounts as at and for the financial period ending 31 December 2009;

“2010 Accounts” means the Accounts as at and for the financial period ending 31 December 2010;

“2008 EBITDA” means the EBITDA in respect of the financial period ending 31 December 2008 as determined in accordance with the provisions of paragraph 3;

“2009 EBITDA” means the EBITDA in respect of the financial period ending on 31 December 2009 as determined in accordance with the provisions of paragraph 4

“2010 EBITDA” means the EBITDA in respect of the financial period ending 31 December 2010 as determined in accordance with the provisions of paragraph 5;

“Accounts” means consolidated financial statements of the Group, comprising the consolidated balance sheet and profit and loss account, together in each case with the notes thereon as at and for the financial period specified, prepared in accordance with the accounting policies and procedures set out in paragraph 7;

“Average EBITDA” means the average of the 2008 EBITDA, the 2009 EBITDA and the 2010 EBITDA;

“Costs” means all those one-time costs and amounts, not exceeding £25 million in aggregate, necessarily incurred or paid by the Group between 1 January 2008 and 31 December 2010, in relation to or in connection with realising the synergies and cost savings, identified in the Business Plan and/or any revised Business Plan, arising from the creation of the Group;

“EBITDA” means the consolidated operating profits or losses on ordinary activities of the Group for the financial period in question:
(a)	before any deduction for interest on indebtedness of any member of the Group;

(b)	before any deduction for any Tax expense of any member of the Group;

(c)	before any deduction for depreciation of any member of the Group;

(d)	before any deduction for amortisation or impairment of any member of the Group;

(e)	excluding any exceptional, extraordinary or other non-operating items; and

(f)	before any deduction for Costs,

provided that if the Costs referred to in paragraph (f) are greater than £25 million in aggregate then such Costs shall be deemed for the purposes of calculating the 2008 EBITDA, the 2009 EBITDA and the 2010 EBITDA to equal £25 million in aggregate;

“Enterprise Value” means a sum determined on the basis of the following formula:

EV = (5.5 x A) – P

where:

“EV” is the Enterprise Value;

“A” means the Average EBITDA; and

“P” means the Pension Deficit;

provided that, if the result of the above calculation is such that the Enterprise Value would be less than £100 million, the Enterprise Value shall be deemed to be £100 million, and if the result of the above calculation is such that the Enterprise Value would be more than £300 million, the Enterprise Value shall be deemed to be £300 million;

“Event of Default” has the meaning set out in clause 12.1 of the Shareholders’ Agreement;

“Excess Cash” means any amounts of cash which, in the discretion of JVCo’s board of directors, JVCo will not need in order to operate in the ordinary course of the next 12 months from time to time and as from time to time approved by at least two A Directors and two B Directors;

“Pension Deficit” means the aggregate amount of the net deficit under the Kemira Disclosed Schemes and the Terra Disclosed Schemes calculated by the actuaries of those respective schemes based on the agreed principles as at close of business on 30 September 2007 subject to an aggregate cap of £60 million;

“Reporting Accountants” means Deloitte & Touche LLP or, if that firm is unable to or unwilling to act in any matter referred to them under this agreement, a firm of chartered accountants to be agreed by Terra and Kemira within seven days of a notice by one to the other requiring such agreement, or failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants of England and Wales;

“Termination Date” means the date of termination of the Shareholders’ Agreement in accordance with its terms.

2.	PAYMENT OF BALANCING CONSIDERATION

2.1
Within five Business Days of agreement or determination of the 2010 EBITDA in accordance with paragraph 5, JVCo shall pay to Terra a sum equal to 20 per cent. of the Enterprise Value less the aggregate sum of any Excess Cash amounts previously paid to Terra under paragraph 2.2 (the “Balancing Consideration"), together with interest thereon at the rate of two per cent. per annum above the base rate of Barclays Bank plc from time to time for the period from 31 December 2010 until the date of payment (both dates inclusive). Provided that where the Balancing Consideration would be less than £20 million pursuant to the calculation in paragraph 1, then the Balancing Consideration shall be deemed to be £20 million and where the Balancing Consideration would be greater than £60 million pursuant to the calculation in paragraph 1 then the Balancing Consideration shall be deemed to be £60 million.

2.2
If JVCo shall determine, in accordance with clause 6 (Reserved Matters) of the Shareholders’ Agreement, that any Excess Cash is available for payment to Terra from time to time then JVCo undertakes promptly to pay to Terra such Excess Cash during the period from Completion until and including 31 December 2010, provided that the aggregate of all such payments under this paragraph 2.2 shall not exceed £20 million.

2.3
Any payment due under paragraph 2.1 and/or paragraph 2.2 shall be made by way of telegraphic transfer in immediately available funds to such bank account as is notified by Terra to JVCo for such purpose.

3.	DETERMINATION OF 2008 EBITDA

3.1
For the purpose of determining the 2008 EBITDA, JVCo shall prepare and deliver draft 2008 Accounts and a draft statement of the 2008 EBITDA as derived from the 2008 Accounts (the “Draft Financial Statements") to Terra as soon as reasonably practicable following 31 December 2008 and in any event not later than 45 Business Days from 31 December 2008.

3.2	Terra shall notify JVCo within 30 Business Days of receipt of the Draft Financial Statements whether or not it accepts the Draft Financial Statements for the purposes of this schedule 12.

3.3	If Terra notifies JVCo in writing that it does not accept the Draft Financial Statements (a “Terra Disagreement Notice"):
(a)
Terra shall, at the same time, set out in a notice in writing the reasons in reasonable detail for such non-acceptance and proposed adjustments which, in the opinion of Terra, should be made to the Draft Financial Statements in order to comply with the requirements of this schedule 12 and deliver a copy of such notice to JVCo; and

(b)
Terra and JVCo shall use all reasonable endeavours to meet and discuss the objections of Terra and shall attempt in good faith to reach agreement upon the adjustments (if any) required to be made to the Draft Financial Statements.

3.4
If JVCo and Terra reach agreement on the Draft Financial Statements (either as originally submitted or after adjustments agreed between Terra and JVCo) or if Terra fails to notify JVCo of the non-acceptance of the Draft Financial Statements within the 30 Business Day period referred to in paragraph 3.2, then the Draft Financial Statements (incorporating any agreed adjustments) shall become the Final Financial Statements and shall determine the 2008 EBITDA for the purposes of this agreement.

3.5
If Terra and JVCo do not reach agreement within 20 Business Days of Terra’s notice of non-acceptance pursuant to paragraph 3.2, then the matters in dispute and in respect of which details have been provided by Terra to JVCo at the time that it notified JVCo that it did not accept the Draft Financial Statements in accordance with paragraph 3.3(a) above (and only those) shall be referred, on the application of either party, for determination by the Reporting Accountants.

3.6
Within 21 days of appointing the Reporting Accountants, JVCo may by notice to Terra indicate that, in light of the fact that Terra has not accepted the Draft Financial Statements in their entirety, it wishes the Reporting Accountants to consider matters relating to the Draft Financial Statements in addition to those specified in the Terra Disagreement Notice, such notice stating in reasonable detail the reasons why and in what respects JVCo believes that the Draft Financial Statements should be altered (the “JVCo’s Disagreement Notice").

3.7
The Reporting Accountants shall be engaged jointly by Terra and JVCo on the terms set out in this paragraph 3 and otherwise on such terms as shall be agreed; provided that neither Terra nor JVCo shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as Terra and JVCo may agree) then, unless Terra or JVCo is unreasonably refusing agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this agreement.

3.8	Except to the extent that JVCo and Terra agree otherwise, the Reporting Accountants shall determine their own procedure but:
(a)	apart from procedural matters and as otherwise set out in this agreement the Reporting Accountants shall determine only:
(i)	whether any of the arguments for an alteration to the Draft Financial Statements put forward in the Terra Disagreement Notice or JVCo’s Disagreement Notice is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Draft Financial Statements in order to correct the relevant inaccuracy in it;
(b)	shall apply the principles set out in paragraph 7 of this schedule;

(c)	shall make their determination pursuant to paragraph 3.8(a) above as soon as is reasonably practicable;

(d)	the procedure of the Reporting Accountants shall:
(i)	give JVCo and/or JVCo’s accountants and Terra and/or Terra’s accountants a reasonable opportunity to make written and oral representations to them on the matters in dispute to them;

(ii)	require that each of JVCo and Terra supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

(iii)	permit each party to be present while oral submissions are being made by the other party; and

(iv)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.
3.9	The determination of the Reporting Accountants pursuant to paragraph 3.8(a) shall:
(a)	be made in writing and be made available for collection by JVCo and Terra at the offices of the Reporting Accountants at such time as they shall determine;

(b)	state what adjustments (if any) are necessary to the Financial Statements in respect of the matters in dispute in order to comply with the requirements of this schedule 12; and

(c)	unless otherwise agreed by JVCo and Terra, include reasons for each relevant determination.
3.10
The Reporting Accountants shall act as experts (and not as arbitrators) and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the absence of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation, their determination shall be deemed to be incorporated into the Draft Financial Statements.

3.11
Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the Reporting Accountants shall be borne between Terra and JVCo in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally.

3.12
When Terra and JVCo reach (or pursuant to paragraph 3.4 are deemed to reach) agreement on the Draft Financial Statements or when the Draft Financial Statements are finally determined at any stage in accordance with the procedures set out in this paragraph 3, the Draft Financial Statements as so agreed or determined shall determine the 2008 EBITDA for the purposes of this agreement and shall be final and binding on JVCo and Terra.

3.13
JVCo and Terra shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this agreement. In particular, without limitation, JVCo shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Reporting Accountants all books and records relating to the Group as the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

3.14
Nothing in this schedule shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither JVCo nor Terra shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.15
Each of JVCo and Terra and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Financial Statements, the proceedings of the Reporting Accountants or another matter arising out of this agreement or in defending any claim or argument or alleged claim or argument relating to this agreement or its subject matter.

4.	DETERMINATION OF 2009 EBITDA

For the purposes of determining the 2009 EBITDA, the provisions of paragraph 3 shall apply mutatis mutandis save that references to 2008 therein shall be deemed to be references to 2009 and references to 2009 therein shall be deemed to be references to 2010.

5.	DETERMINATION OF 2010 EBITDA

For the purposes of determining the 2010 EBITDA, the provisions of paragraph 3 shall apply mutatis mutandis save that references to 2008 therein shall be deemed to be references to 2010 and references to 2009 therein shall be deemed to be references to 2011.

6.	PROTECTION
6.1	If the Shareholders’ Agreement terminates in accordance with the terms of such agreement prior to the end of the Deferred Consideration Period then JVCo agrees that it:
(a)
shall not dispose of any interest in the Shares or any of them or grant any option over, or right to acquire, or mortgage, charge or otherwise encumber the Shares or any of them or agree to do any of the foregoing; and

(b)
shall procure that there is no disposal of any interest in the share capital of any Group Company, nor any granting of option over, or right to acquire, or mortgage, charge or otherwise encumber the share capital of any Group Company nor agreement to do any of the foregoing, in each case without the prior consent of Terra (such consent not to be unreasonably withheld or delayed).

6.2
JVCo agrees that it will not and it shall procure that none of the Group Companies will take any action intended, or having the likely effect, to frustrate the payment of, or which is primarily intended, or having the likely effect, to reduce the amount of, the Balancing Consideration.

6.3	JVCo further agrees that:
(a)
in the event that the Shareholders’ Agreement terminates, prior to 31 December 2010, due to an Event of Default on the part of Terra then for the period from the Termination Date until 31 December 2010 the provisions of paragraph 6.4 shall apply;

(b)
in the event that the Shareholders’ Agreement terminates, prior to 31 December 2010, due to an Event of Default on the part of Kemira then for the period from the Termination Date until 31 December 2010 the provisions of paragraph 6.5 shall apply; and

(c)
in the event that the Shareholders’ Agreement terminates, prior to 31 December 2010, for any reason then for the period from 31 December 2010 until the date of payment, in full, of the Balancing Consideration the provisions of paragraph 6.5 shall apply.

6.4	In the case and during the period set out in paragraph 6.3(a) above, JVCo agrees to procure that, without the prior consent of Terra (such consent not to be unreasonably withheld or delayed):
(a)	the business of the Group is conducted in the ordinary course in accordance with sound and good business practice;

(b)
the Group will not cease or suspend carrying on all or a significant part of its business in whole or in part, or reduce the scale of all or a significant part of its business operations (including by way of a disposal);

(c)
no Group Company will enter into a transaction on terms which artificially increase the costs incurred by it or reduce the revenues received by it, or enter into any transaction which is not on a commercial basis and on arm’s length terms;

(d)
no dividend shall be declared or paid and no other distribution shall be made by JVCo on account of shares in its capital (including, without limitation, any reduction of JVCo’s share capital or any redemption of shares in JVCo’s capital); and

(e)	no Group Company shall enter into any transaction or make any payment with Kemira or any Associated Company, otherwise than on arm’s length commercial terms.
6.5
In the cases and during the periods set out in paragraphs 6.3(a) and 6.3(c) above, JVCo agrees to procure that, without the prior consent of Terra (such consent not to be unreasonably withheld or delayed):

(a)	the business of the Group is conducted in the ordinary course in accordance with sound and good business practice;

(b)
the Group will not cease or suspend carrying on all or a significant part of its business in whole or in part, or reduce the scale of all or a significant part of its business operations (including by way of a disposal);

(c)
no Group Company will enter into a transaction on terms which artificially increase the costs incurred by it or reduce the revenues received by it, or enter into any transaction which is not on a commercial basis and on arm’s length terms;

(d)
no Group Company will interfere with or do anything the purpose of which is to impair or adversely affect the relationship of the Group with its clients or to transfer away from the Group any of its clients;

(e)
save as required for the continuing development of the business of the Group and as agreed with Terra (such agreement not to be unreasonably withheld or delayed), no Group Company will acquire any shares or other interest in any company, partnership, business or other venture, or merge with any other person or enter into any joint venture, partnership or association with any other person;

(f)
no dividend shall be declared or paid and no other distribution shall be made by JVCo on account of shares in its capital (including, without limitation, any reduction of JVCo’s share capital or any redemption of shares in JVCo’s capital);

(g)	no Group Company shall enter into any transaction with Kemira or any Associated Company, otherwise than on arms’ length commercial terms;

(h)
no Group Company shall petition for the winding-up of any member of the Group or permit or procure the passing of a resolution to wind up any member of the Group voluntarily or directly or indirectly request permit or procure the appointment of any receiver or administrative receiver over the whole or any part of the assets or undertaking of any member of the Group, PROVIDED THAT nothing in the foregoing shall preclude or restrict the directors of such Group Company from taking any of the actions contemplated therein in order to prevent such directors permitting the Group Company to trade wrongfully within the meaning of section 214 Insolvency Act 1986 (or any statutory amendments thereto or re-enactment thereof) or any legislation having similar effect any other jurisdiction affecting the directors of any Group Company incorporated or trading in such jurisdiction;

(i)
no Group Company shall enter into any borrowings (or indebtedness in the nature of borrowings) in an amount in excess of £50 million over and above those existing at the Termination Date, nor shall any Group Company create any new or additional charge or other security over any assets or property of any Group Company except for the purpose of securing borrowings (or indebtedness in the nature of borrowings) from bankers in the ordinary course of business of amounts not exceeding in aggregate £50 million;

(j)	no guarantee or indemnity shall be given by any Group Company other than in the ordinary course of business; and

(k)
no loan or advance shall be made by any Group Company to any person, firm, body corporate or other business, other than to a Group Company or other than in the normal course of business on an arms’ length basis.

7.	ACCOUNTING POLICIES AND PROCEDURES FOR THE ACCOUNTS

7.1	The Accounts shall:
(a)	be drawn up as at the close of business on 31 December 2008, 2009 or 2010 as the case may be and regard shall only be had to information available to the parties to this agreement at that time;

(b)
subject to paragraph 7.1(a), be prepared in accordance with the specific accounting policies used by JVCo provided that JVCo will only use those accounting policies used by any of the Kemira Companies and the Terra Company at the time of Completion; and

(c)	subject to paragraph 7.1(a) and paragraph 7.1(b) (which provisions shall prevail over this paragraph 7.1(c)) be prepared in accordance with UK GAAP.
7.2
When deriving the 2008 EBITDA, the 2009 EBITDA and the 2010 EBITDA from the 2008 Accounts, the 2009 Accounts and the 2010 Accounts respectively, there shall be excluded from earnings the gain or loss, if any, from accounting changes necessary to conform the accounting policies of the Kemira Companies or the Terra Company with the accounting policies of JVCo.

8.	NO SET-OFF
8.1
JVCo shall not exercise or assert, or purport to exercise or assert, any legal or equitable right of set-off or deduction whether arising under contract, statute or otherwise in law or equity against any amount which becomes due to Terra under paragraph 2.1 of this schedule 12 otherwise than as may be required by law.

SCHEDULE 13
Environmental Contamination Indemnities
1.	DEFINITIONS

In this schedule 13, the following words and expressions shall have the following meanings, unless the context otherwise requires, and any other capitalised words or expressions in this schedule that are not defined in clause 1.1 of this agreement, shall have the meanings given to them in schedule 6 and schedule 7 of this agreement, as the context requires.

“Claim” means any written claim, demand, action, notice, proceeding, direction, injunction, ruling, resolution, judgment or order which is enforceable against JVCo or any Kemira Company or the Terra Company under Environmental Laws and brought or made by:

(a)	regulatory body, governmental agency, court of law or tribunal of competent jurisdiction; or

(b)	person or legal entity (including without limitation any local, state, federal, provincial or national agency, department or government) other than any Indemnified Party or JVCo;
“Kemira Environmental Losses” means all claims, damages, costs, expenses (including reasonable professional fees incurred), losses, liabilities or penalties suffered or incurred by any Kemira Company and/or JVCo (as the case may be) after Completion to the extent arising from a breach of or liability under Environmental Law or any Pre-Completion Kemira Environmental Indemnity in respect of either:
(a)
Hazardous Substances in soil or groundwater or surface water at or under the Kemira Properties or any part(s) thereof on or before Completion or the migration of such from the Kemira Properties or any part(s) thereof (but not including any Hazardous Substance within any building or structure on a Kemira Property); or

(b)
the release into soil or groundwater or surface water of any Hazardous Substance on or before Completion caused or knowingly permitted by a Kemira Company or in respect of which a Kemira Company may have any liability under either Environmental Law or under any Pre-Completion Kemira Environmental Indemnity;

(including carrying out or paying for any Kemira Remediation Works to the extent the same are Commercially Reasonable Expenses), BUT EXCLUDING any claims, costs, damages, expenses, losses, liabilities or penalties in respect of loss of anticipated profits; loss of revenue; loss of use; cost of capital; or any other loss in respect of business interruption;
“Kemira Remediation Works” means all those investigations, works, measures and other actions which are the minimum required under Environmental Laws or any Pre-Completion Kemira Environmental Indemnity to discharge, or are the minimum reasonably required in order to mitigate any liability under Environmental Laws or any Pre-Completion Kemira Environmental Indemnity (including all such remediation, removal, encapsulation and reinstatement works, measures and actions) in relation to:
(a)
Hazardous Substances in soil, groundwater or surface water at or under the Kemira Properties or any part(s) thereof or the migration of any such Hazardous Substances from the Kemira Properties or any part(s) thereof, in either case on or before Completion (but not including any Hazardous Substance within any building or structure on a Kemira Property); or

(b)
the release into soil or groundwater or surface water of any Hazardous Substance on or before Completion caused or knowingly permitted by a Kemira Company or in respect of which a Kemira Company may have any liability under either Environmental Law or under any Pre-Completion Kemira Environmental Indemnity;

“Ordinary Course Construction” means such construction, repair and demolition works by the Group to the Kemira Property or the Terra Properties as a reasonable and prudent operator, acting in a commercially prudent manner without the benefit of indemnification and taking into account the need to minimise disturbance of or interference with any Hazardous Substance, would undertake to ensure the continued conduct of the Activities as at the date of this agreement, excluding any such works that require planning or regulatory consent or that pose a material risk of the creation of a pathway for Hazardous Substances that were on or before Completion in, on, at or under the relevant Property or any part(s) thereof or which Hazardous Substances migrate from the relevant Property or any part(s) thereof to impact upon a receptor save where JVCo has obtained the written consent of the Indemnifying Party in relation to such excluded works (such consent not to be unreasonably withheld);
“Terra Environmental Losses” means all damages, claims, costs, expenses (including reasonable professional fees incurred), losses, liabilities or penalties suffered or incurred by any Terra Company and/or JVCo (as the case may be) after Completion to the extent arising from a breach of or liability under Environmental Law or any Pre-Completion Terra Environmental Indemnity in respect of either:
(a)
Hazardous Substances in soil or groundwater or surface water, at or under the Terra Properties or any part(s) thereof on or before Completion or the migration of any such Hazardous Substance from the Terra Properties or any part(s) thereof (but not including any Hazardous Substance within any building or structure on a Terra Property); or

(b)
the release into soil or groundwater or surface water of any Hazardous Substance on or before Completion caused or knowingly permitted by a Terra Company or in respect of which a Terra Company may have any liability either under Environmental Law or under any Pre-Completion Terra Environmental Indemnity;

(including carrying out or paying for any Terra Remediation Works to the extent the same are Commercially Reasonable Expenses), BUT EXCLUDING any claims, costs, damages, expenses, losses, liabilities or penalties in respect of loss of anticipated profits; loss of revenue, loss of use; cost of capital; loss or damage of property or equipment, or any other loss in respect of business interruption;
“Terra Remediation Works” means all those investigations, works, measures and other actions which are the minimum required under Environmental Laws or any Pre-Completion Terra Environmental Indemnity to discharge, or are the minimum reasonably required in order to mitigate any liability under Environmental Laws or any Pre-Completion Terra Environmental Indemnity (including all such remediation, removal, encapsulation and reinstatement works, measures and actions) in relation to:
(a)
Hazardous Substances in soil, groundwater or surface water at or under the Terra Properties or any part(s) thereof or the migration of such Hazardous Substances from the Terra Properties or any part(s) thereof, in either case on or before Completion (but not including any Hazardous Substance within any building or structure on a Terra Property); or

(b)
the release into soil or groundwater or surface water of any Hazardous Substance on or before Completion caused or knowingly permitted by the Terra Company or in respect of which the Terra Company may have any liability under either Environmental Law or under any Pre-Completion Terra Environmental Indemnity; and

“Trigger Condition” has the meaning given in paragraph 5 of this schedule 13.
In this schedule, “Indemnifying Party” shall refer to Terra under paragraph 2.1 below and Kemira under paragraph 2.2 below and “Indemnified Party” shall refer to JVCo and Kemira under paragraph 2.1 below and JVCo and Terra under paragraph 2.2 below.
2.	ENVIRONMENTAL CONTAMINATION INDEMNITY

Subject to paragraphs 3 to 12 of this schedule 13:
2.1	Terra shall indemnify and keep indemnified JVCo (for itself and on behalf of any Kemira Company) in respect of all Terra Environmental Losses; and
2.2	Kemira shall indemnify and keep indemnified JVCo (for itself and on behalf of the Terra Company) in respect of all Kemira Environmental Losses.

3.	FINANCIAL THRESHOLDS
3.1	No Indemnified Party shall be entitled to claim under either indemnity at paragraph 2 of this schedule 13:
(a)
where the liability of the Indemnifying Party in respect of that claim would (but for this paragraph) have been less than £100,000 (provided that two or more smaller claims arising out of the same facts or circumstances shall be treated as one claim for the purpose of this paragraph 3.1(a); or

(b)
unless and until and only to the extent that the liability in respect of such claim (not being a claim for which liability is excluded under paragraph 3.1(a) above) when aggregated with the liability of the relevant Indemnifying Party in respect of all other such claims and all other claims for which it is liable under schedule 8 or schedule 9 of this agreement (as applicable) shall exceed £1 million, in which case the relevant Indemnifying Party shall be liable for the full amount and not just the excess.

3.2	The liability of each Indemnifying Party to the JVCo under the relevant indemnity at paragraph 2 of this schedule 13 shall not in any event exceed £20 million in aggregate.

4.	INDEMNITY PERIOD

The JVCo shall not be entitled to claim under the relevant indemnity at paragraph 2 of this schedule 13 unless a Trigger Condition has been satisfied and the JVCo has provided written notice of the claim in accordance with paragraph 6 on or before the fifth anniversary of Completion in respect of the matter giving rise to the relevant claim.

5.	TRIGGER CONDITIONS

The JVCo shall not be entitled to claim under the relevant indemnity at paragraph 2 of this schedule 13 in respect of a relevant matter unless the JVCo or the applicable Terra Company or Kemira Company has received a Claim in respect of that relevant matter in relation to:

(a)
the presence on or before Completion of any Hazardous Substance in soil, groundwater or surface water at or the migration of any such Hazardous Substance at or from a Kemira Property or a Terra Property as applicable; or

(b)
a release into soil or groundwater or surface water of any Hazardous Substance on or before Completion caused or knowingly permitted by a Kemira Company or the Terra Company or in respect of which a Kemira Company or the Terra Company may have any liability as applicable under Environmental Law or under any Pre-Completion Kemira Environmental Indemnity or any Pre-Completion Terra Environmental Indemnity as the case may be,

(the “Trigger Condition").
6.	NOTICE OF CLAIMS

The JVCo shall provide written notice to the relevant Indemnifying Party of any matter of which it or any Terra Company or Kemira Company becomes aware which gives rise to or is reasonably likely to give rise to a claim under an indemnity set out at paragraph 2 above and shall notify the relevant Indemnifying Party immediately upon a Trigger Condition having been satisfied in relation to any such matter, provided that failure to give or delay in giving notice under this paragraph 6 shall not invalidate the JVCo’s right to claim in respect of such matter under this indemnity provided that written notice is received within the period specified in paragraph 4, except and only to the extent that such failure or delay increases the penalties, losses, costs, claims, expenses, liabilities and damages which that party seeks to recover under the relevant indemnity.

7.	LIMITATIONS
7.1	The relevant Indemnifying Party shall have no liability under the relevant indemnity at paragraph 2 of this schedule to the extent that:
(a)	any claim by JVCo would not have arisen but for, results from or is increased by:
(i)
any act or omission by the JVCo or any Terra Company or Kemira Company after Completion except for those acts or omissions that are in the normal lawful course of the Activities as at the date of this agreement;

(ii)	information voluntarily given by the JVCo or any Terra Company or Kemira Company to a regulatory body, governmental agency or third party other than where:
(A)
the disclosure is required to be given in order to comply with law or in connection with any Environmental Consent or otherwise in response to a request by a regulator/authority acting within its powers under Environmental Law;

(B)	the disclosure is reasonably necessary in an emergency; or

(C)	the Indemnifying Party gives prior consent to such disclosure (such consent not to be unreasonably withheld or delayed);
(iii)
any acts or omissions by the JVCo or any Group Company at the Terra Properties or the Kemira Properties (including the carrying out of investigative, sampling or monitoring works) which result in disturbance of or interference with any Hazardous Substance (other than where such acts or omissions form a necessary part of or precursor to the Activities or to Ordinary Course Construction or are reasonably necessary in an emergency to avoid or mitigate Kemira Environmental Losses or Terra Environmental Losses as the case may be, or are required under Environmental Law or any Environmental Consent) or the purpose or intention of which is the instigation of a Claim or potential Claim;

(iv)
any laws (other than the implementation into UK law of the EU environmental liability directive) whose purpose is the protection of or prevention of harm to the Environment and which come into force after Completion; or

(v)	any construction, repair or demolition that is not Ordinary Course Construction or any change of use of the Terra Properties or the Kemira Properties after Completion.
7.2
The relevant Indemnifying Party shall have no liability under the relevant indemnity at paragraph 2 of this schedule 13 in respect of any Kemira Environmental Loss or Terra Environmental Loss to the extent that such loss has been properly budgeted for in the Business Plan.

7.3
The relevant Indemnifying Party shall have no liability under the relevant indemnity at paragraph 2 of this schedule 13 to the extent that the relevant losses relate to that Kemira Property or Terra Property which the board of the JVCo first resolves to cease operations at and dispose of pursuant to the process of clause 8.1 and in relation thereto the environmental indemnity in clause 8.11 shall apply.

8.	THIRD PARTIES

8.1	This paragraph 8 shall apply in circumstances where:
(a)	any Claim occurs which should reasonably be expected to give rise to a claim by JVCo under the relevant indemnity at paragraph 2 above;

(b)
the Group should reasonably be expected to be able to make recovery from some other person or under any insurance policy held by the Group any sum in respect of any facts or circumstances by reference to which JVCo or the relevant Indemnified Party has or should be reasonably expected to have a claim under the relevant indemnity at paragraph 2 above; or

(c)
the relevant Indemnifying Party has paid JVCo an amount in respect of a claim under the relevant indemnity at paragraph 2 above and subsequent to the making of such payment JVCo or any member of the Group recovers from some other person or under any insurance policy held by the Group a sum which is referable to that payment.

8.2	JVCo shall:
(a)
prior to making any claim under the relevant indemnity at paragraph 2 above (and subject to JVCo being indemnified to its reasonable satisfaction against all costs and expenses which may be incurred by reason of such action) take all such action as the relevant Indemnifying Party may reasonably request in writing including the institution of proceedings and the instruction of professional advisers approved in writing by that Indemnifying Party to act on behalf of JVCo to avoid, dispute, resist, compromise, defend or appeal any Claim or to make such recovery as is referred to in paragraph 8.1(b) above as the case may be; and

(b)
subject to JVCo being indemnified to its reasonable satisfaction against all damages, costs and expenses which may be incurred by reason of such action, not settle or compromise any liability or claim to which such action is referable without the prior written consent of the relevant Indemnifying Party which consent shall not be unreasonably withheld or delayed; and

(c)
in the case of paragraph 8.1(c) only, repay the relevant Indemnifying Party an amount equal to the amount recovered on receipt or, if lower, the amount paid by that Indemnifying Party to JVCo less, in either case, any amount payable by JVCo in respect of Tax on the amount recovered.

9.	MITIGATION

JVCo (as the case may be) shall so far as is reasonable avoid, reduce and mitigate any claim under the relevant indemnity at paragraph 2 of this schedule, provided that this paragraph 9 is subject to all of the other provisions of this schedule. Any Terra Environmental Losses or Kemira Environmental Losses incurred by the Group in complying with this paragraph 9 shall be recoverable under this schedule but only to the extent that such losses would have been recoverable if this schedule had not included this paragraph 9.

10.	CONDUCT OF CLAIMS
10.1
Subject to the provisions of paragraphs 10.3, 10.4 and 10.5 of this schedule 13, JVCo shall have conduct of any Claim that has been commenced against it and in respect of which it is seeking to claim under the relevant indemnity at paragraph 2 of this schedule 13 (the “Conducted Matter").

10.2	In the conduct of any Claim, subject always to the overriding requirement to maintain confidentiality and privilege:
(a)
the Indemnifying Party shall be provided with a reasonable opportunity to review and approve any material reports, documents, correspondence or information to be prepared and provided by the JVCo to any third party, relating to or affecting the Conducted Matter (such approval not to be unreasonably withheld or delayed);

(b)
the Indemnifying Party shall be provided with advance notice of all material meetings and shall be allowed to attend as an observer only in any material site visit, meeting, negotiation, discussion, correspondence, communications or other actions involving JVCo and any third party relating to or affecting a Conducted Matter and the Indemnifying Party shall be provided by the JVCo with regular updates on such meetings, negotiations, discussions or conversations which it does not attend;

(c)
the Indemnifying Party shall be provided promptly with copies of any material report, document or correspondence relating to or affecting a Conducted Matter which is generated by or which comes into the possession of JVCo;

(d)	the Indemnifying Party shall be informed promptly of any material information which comes to the knowledge of JVCo and relates to or affects a Conducted Matter;

(e)
no agreement, concession, settlement or admission of liability (including any failure to appeal or decision not to do so) in any Conducted Matter shall be agreed, made or offered without the prior consent in writing of the Indemnifying Party, provided that such consent is not to be unreasonably withheld or delayed;

(f)	the Indemnifying Party shall be provided with advance notice of any proposal by JVCo or any third party to carry out any works in relation to a Conducted Matter;

(g)
the Indemnifying Party (on giving reasonable notice) shall be allowed to attend and inspect as an observer only the carrying out of any works arising out of a Conducted Matter at any time whilst they are being carried out; and

(h)	any request of the Indemnifying Party in relation to a Conducted Matter which is reasonable in the opinion of JVCo shall be complied with.

10.3
If any Kemira Remediation Works are required as a result of a Claim, Kemira (as Indemnifying Party) shall have the right at any time to assume conduct of all or any part of those Kemira Remediation Works upon receipt by JVCo and/or Terra of written notice to such effect from Kemira.

10.4
If any Terra Remediation Works are required as a result of a Claim, Terra (as Indemnifying Party) shall have the right at any time to assume conduct of all or any part of those Terra Remediation Works upon receipt by JVCo and/or Kemira of written notice to such effect from Terra.

10.5
If either Kemira or Terra assume conduct pursuant to the provisions of paragraphs 10.3 or 10.4 of this schedule 13, the obligations and rights of JVCo under paragraph 10.2 above shall apply to the party taking conduct pursuant to paragraphs 10.3 and 10.4 above as the case may be mutatis mutandis and the obligations and rights of the Indemnifying Party under paragraph 10.2 above shall apply to the party who no longer has conduct pursuant to paragraphs 10.3 or 10.4 above mutatis mutandis.

11.	DISPUTE RESOLUTION
11.1
Any party may notify the other parties in writing of any technical or factual dispute or difference arising under this schedule (the “Dispute Notice") together with reasonable details of such dispute whereupon the parties shall endeavour to resolve all matters in dispute through negotiation in good faith as soon as practicable.

11.2
In the event of their failing to resolve such matters through negotiation within 21 days of service of the Dispute Notice, the parties may refer the dispute for determination to an expert as agreed between the parties or, in default of such agreement, within 14 days of such request by any party nominated at the request of any party by the President for the time being of the Institute of Environmental Management and Assessment or if he is unable to make a nomination within 28 days of the request made to him, by the President for the time being of the Chartered Institute of Arbitrators (the “Expert").

11.3	The Expert will on his appointment write to both parties confirming that both it and its firm has:
(a)	no conflict in accepting the appointment; and

(b)	no currently continuing commercial relationship with either party; and

(c)	agreed in accepting the appointment to act at all times with impartiality.
11.4
In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error (and the Expert shall give reasons for his determination)) be final and binding on the parties.

11.5
Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally. Where, in the Expert’s opinion, one party has acted unreasonably in respect of the raising and/or the conduct of the relevant dispute, he shall apportion proportionately his costs and all other costs and expenses in relation to the determination to that party.

11.6
Subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, the JVCo and the Indemnifying Party shall afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to their respective premises, personal papers, books, accounts, records, returns and other documents as may be in their respective possession or under their respective control as may be required by the Expert to make his determination.

11.7
The Expert, and any company, firm, partnership or other organisation with which the Expert is connected, shall not be eligible to be considered to undertake any works in connection with the subject matter of the Dispute Notice or in respect of which the Expert has made a determination, save where both parties expressly agree otherwise.

12.	ACKNOWLEDGEMENT AND INDEMNITY FROM JVCO
12.1
Without prejudice to paragraph 2 of this schedule (subject to the limitations therein) and save in respect of Kemira Environmental Losses or Terra Environmental Losses that are reasonable thereunder and save in respect of the Kemira Property or Terra Property (as the case may be) which is a Relevant Property and falls within clause 8 of this agreement, JVCo shall indemnify and keep Terra and Kemira (as the case may be) indemnified in respect of all and any actions, judgments, penalties, damages, losses, costs, claims, expenses, liabilities and demands suffered or incurred by Terra and/or Kemira (as the case may be) wholly or partly arising from or consequent upon any Hazardous Substances in, on, at or escaping from or affecting soil, groundwater, surface water at or under any Terra Property and/or any Kemira Property at any time including any claims from any third party (including former or current employees of Terra and Kemira) in relation to exposure to such Hazardous Substances (but not including any Hazardous Substance within any building or structure on such property) including without limitation any liability arising out of or consequent upon any action required or carried out in relation to such Hazardous Substances at any time by any regulatory authority.

12.2	The provisions of paragraph 8 of this schedule shall apply in relation to the indemnity at paragraph 12.1 above save that references in that paragraph 8 to:
(a)	paragraph 2 shall refer to paragraph 12.1;

(b)	paragraph 8.1(b) shall refer to paragraph 12.2(b);

(c)	paragraph 8.1(c) shall refer to paragraph 12.2(c);

(d)	Indemnifying Party shall refer to JVCo;

(e)	JVCo shall refer to Terra and Kemira (as the case may be); and

(f)	Claim shall refer to the circumstances set out in paragraph 12.1 above.
12.3
The parties agree that save in respect of the Kemira Property or Terra Property which falls within clause 8 of this agreement the provisions of this schedule 13 are to be treated as an agreement on liabilities both under Part IIA of the Environmental Protection Act 1990 and generally for the purposes of ensuring (subject to paragraph 2) that Terra and Kemira shall have no liability in respect of any Hazardous Substances in, on, at or escaping from or affecting any Terra Property or any Kemira Property and JVCo shall provide a copy of this schedule 13 on demand to any regulatory authority when requested so to do by Terra and Kemira and shall not challenge the application of it as an agreement on liabilities.

12.4
If a regulatory authority should disregard any of the provisions within this schedule 13, the provisions of paragraphs 2 and 12.1 shall apply so as to restore the financial position of the parties to that which would have prevailed had the regulatory authority not disregarded any of those provisions.

12.5
Save in the case of fraud or fraudulent concealment by Terra or Kemira, JVCo irrevocably waives, releases, discharges and acquits Terra and Kemira from any and all claims or causes of action by JVCo (whether based on statute, regulation or common law) in relation to any liability under Environmental Law or otherwise for Hazardous Substances in, on, at or escaping from or affecting any Terra Property or Kemira Property except for those rights of claim specifically set forth in this agreement. Nothing in this agreement shall render Terra liable for any liability of Kemira under this schedule nor render Kemira liable for any liability of Terra under this schedule 13.

SCHEDULE 14
Kemira Working Capital and Debt
Part I — Adjustments
1.	DEFINITIONS

“Adjustment Payment” means any amount due pursuant to paragraph 4;

“Adjustment Payment Date” means the date which is the later of (i) 30 November 2007 and (ii) the date five Business Days following the agreement or determination of the Kemira Completion Accounts in accordance with the provisions of paragraph 2;

“Agreed Rate” means one per cent. above the base rate from time to time of Barclays Bank plc;

“Cash” means:
(a)	cash in hand or credited to any account with a financial institution on the basis that full withdrawal may be made at any time on not more than seven days’ notice; and

(b)
securities with a maturity of less than one year which are readily convertible into cash and provided that the value which shall be attributed to such securities shall be after deduction of any costs (including charges and costs levied in respect of early redemption), expenses or taxes which would be incurred on or by such conversion;

“Default Rate” means three per cent. above the base rate from time to time of Barclays Bank plc;
“firm” shall bear the meaning given to such term in paragraph 2.5;
“JVCo’s Account” means such account in the name of JVCo as JVCo shall notify to Kemira;
“Kemira Additional Trade Creditors” means any trade and sundry creditors of the Kemira Companies (excluding Kemira Intra-Group Payables) owed by the Kemira Companies at close of business on the JVCo Accounts Date to the extent not included (for whatever reason) in the Kemira Completion Accounts;
“Kemira Completion Accounts” means a document in the format set out in part 2 of this schedule to be prepared in relation to the Kemira Companies on a consolidated basis in accordance with paragraph 2 and on the basis of the accounting policies and procedures set out in part III of this schedule;
“Kemira Completion Working Capital Amount” means:
•	the aggregate value of those assets of the Kemira Companies, prepared on a consolidated basis, comprised in the balance sheet categories set out in part 2 of this schedule; less

•	the aggregate value of those liabilities of the Kemira Companies, prepared on a consolidated basis, comprised in the balance sheet categories set out in part 2 of this schedule,

in each case, as at the close of business on the JVCo Accounts Date and calculated in accordance with paragraph 2 and on the basis of the accounting policies and procedures set out in part 3 of this schedule;
“Kemira Estimated Completion Working Capital Amount” means £27,000,000;
“Kemira’s Account” means such account in the name of Kemira as Kemira shall notify to JVCo;
“Reference Date” means the later of (a) the Business Day first following the date on which the Kemira Completion Accounts are agreed or determined pursuant to this schedule and (b) the Business Day first following the date 90 days after the JVCo Accounts Date; and
“Third Party Kemira Debt” means the aggregate amount of indebtedness of the Kemira Companies, on a consolidated basis, for borrowed monies, for finance leases from banks or similar institutions, overdrafts and any guarantee, counter-indemnity, letter of credit, indemnity, performance bonds or similar assurance against the financial loss of any other person (excluding Kemira Intra-Group Payables) as at close of business on the JVCo Accounts Date (including in each case accrued interest and penalties thereon and including any break fees required to be incurred in relation to the termination of a facility), as set out in the Kemira Completion Accounts and calculated in accordance with paragraph 2 and on the basis of the accounting policies and procedures set out in part 3 of this schedule.
2.	KEMIRA COMPLETION ACCOUNTS
2.1
JVCo shall procure that the Kemira Companies prepare drafts of the Kemira Completion Accounts on the basis of the accounting policies and procedures set out in part III of this schedule and shall deliver them to Kemira within 30 Business Days of the JVCo Accounts Date.

2.2
Kemira shall notify JVCo in writing within 30 Business Days of receipt of such draft Kemira Completion Accounts whether or not it accepts the draft Kemira Completion Accounts for the purposes of this agreement.

2.3	If Kemira notifies JVCo that it does not accept such draft Kemira Completion Accounts:
(a)
it shall, at the same time as it notifies JVCo that it does not accept such draft Kemira Completion Accounts, set out in such notice in writing its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Kemira Completion Accounts in order to comply with the requirements of this agreement; and

(b)	JVCo and Kemira shall use all reasonable endeavours to:
(i)	meet and discuss the objections of Kemira; and

(ii)	try to reach agreement upon the adjustments (if any) required to be made to the draft Kemira Completion Accounts in each case, within 20 Business Days of Kemira’s notice of non-acceptance pursuant to paragraph 2.2 (or such other time as the parties may agree in writing).
2.4
If Kemira is satisfied with the draft Kemira Completion Accounts (either as originally submitted or after adjustments agreed between Kemira and JVCo) or if Kemira fails to notify JVCo of its non-acceptance of the draft Kemira Completion Accounts within the 30 Business Day period referred to in paragraph 2.2, then the draft Kemira Completion Accounts (incorporating any agreed adjustments) shall constitute the Kemira Completion Accounts for the purposes of this agreement.

2.5
If Kemira and JVCo do not reach agreement within the 20 Business Day period referred to in paragraph 2.3(b) (or such other time as the parties may agree in writing) then the matters in dispute and in respect of which full details have been provided by Kemira to JVCo at the time that it notified JVCo that it does not accept the Kemira Completion Accounts in accordance with paragraph 2.3(a) (and only those) shall be referred, on the application of either Kemira or JVCo, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by Kemira and JVCo or, failing agreement, to be selected, on the application of either Kemira or JVCo, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the “firm"). The following provisions shall apply to such determination:

(a)
JVCo and/or JVCo’s accountants and Kemira and/or Kemira’s accountants shall each promptly (and in any event within such time frame as reasonably enables the firm to make its decision in accordance with the time frame set down in this paragraph 2.5) prepare and deliver to the firm a written statement on the matters in dispute (together with the relevant documents);

(b)	the firm shall be requested to give its decision within 20 Business Days (or such later date as the firm determines) of the confirmation and acknowledgment by the firm of its appointment hereunder;

(c)
in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Kemira Completion Accounts in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give its reasons therefor;

(d)	the firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

(e)
each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the firm shall be borne between Kemira and JVCo in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between Kemira and JVCo.

2.6
When Kemira and JVCo reach (or pursuant to paragraph 2.4 are deemed to reach) agreement on the Kemira Completion Accounts or when the Kemira Completion Accounts are finally determined at any stage in accordance with the procedures set out in this paragraph 2:

(a)	the Kemira Completion Accounts as so agreed or determined shall be the Kemira Completion Accounts for the purposes of this agreement and shall be final and binding on the parties; and

(b)	the Kemira Completion Working Capital Amount shall be as set out in the Kemira Completion Accounts.
2.7
Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, Kemira shall procure that each member of the Kemira Group shall, and JVCo shall procure that each Kemira Company shall, promptly provide each other, their respective advisers, the firm, JVCo’s accountants and Kemira’s accountants with all information (in their respective possession or control) relating to the operations of the Kemira Group and/or the Kemira Companies, as the case may be, including access at all reasonable times to all relevant employees, books, records, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to:

(a)	enable the production of the Kemira Completion Accounts; and

(b)	enable the firm to determine the Kemira Completion Accounts.

Kemira and JVCo hereby authorise each other, their respective advisers and the firm to take copies of all information which they have agreed to provide under this paragraph 2.7.
2.8	Subject to paragraph 2.5(e), Kemira and JVCo shall each bear their own costs and expenses arising out of the preparation and review of the Kemira Completion Accounts.

3.	ADDITIONAL TRADE CREDITORS

JVCo may prior to the Reference Date notify Kemira of any Kemira Additional Trade Creditors, setting out reasonable details thereof which demonstrate that any such amount is an outstanding liability of the Kemira Companies at Completion, and Kemira shall notify JVCo in writing within 10 Business Days of receipt of any such notice whether or not it accepts such notice, and if Kemira notifies JVCo that it does not accept such notice, the procedures set out in paragraphs 2.3 to 2.8 (inclusive) of this schedule shall apply save that references therein to Kemira Completion Accounts shall be replaced with references to the notice of Kemira Additional Trade Creditors and references to the Kemira Working Capital Amount shall be replaced with the amount of Kemira Additional Trade Creditors.

4.	PAYMENTS AND INTEREST

4.1
If the Kemira Completion Working Capital Amount is less than the Kemira Estimated Completion Working Capital Amount then Kemira shall pay to JVCo the amount of such shortfall on the Adjustment Payment Date.

4.2
If the Kemira Completion Working Capital Amount is more than the Kemira Estimated Completion Working Capital Amount then JVCo shall pay to Kemira the amount of such excess on the Adjustment Payment Date.

4.3	Kemira shall pay to JVCo a sum equal to the amount of any Kemira Additional Trade Creditors within five Business Days of the agreement or determination of such amount.

4.4
Any Adjustment Payment shall include interest at the Agreed Rate from 1 October 2007 until the Adjustment Payment Date (inclusive) and interest at the Default Rate from the day following the Adjustment Payment Date until the date of actual payment (inclusive).

4.5	Any payment due under this paragraph 4 shall be made by way of telegraphic transfer in immediately available funds to:
(a)	in the case of payments to JVCo, JVCo’s Account; and

(b)	in the case of payments to Kemira, Kemira’s Account.

Part II – Pro Forma Kemira Completion Accounts

Cash			●

Trade accounts receivable		– from the Kemira Group	●

		– from third parties	●

Stock	– Finished Goods		●

	– Raw materials and supplies		●

	– Replacement parts		●

Other current assets			●

Total current assets (A)			●

Trade accounts payable		– to the Kemira Group	●

		– to third parties	●

Accrued expenses			●

Bank overdrafts			●

Other current liabilities (including, for the avoidance of doubt, any Liability to Tax)			●

Total current liabilities			●

Third Party Kemira Debt			●

Total current liabilities and Third Party Kemira Debt (B)			●

Kemira Completion Working Capital Amount (C) (A-B)			●

Kemira Estimated Completion Working Capital Amount (D)			●

Working Capital Amount due to (from) Kemira (C-D)			●

Part III – Accounting Policies and Procedures for the Kemira Completion Accounts
1.	GENERAL REQUIREMENTS

The Kemira Completion Accounts shall:
(a)	be prepared using accounting policies consistent with those used in completion of the Kemira Accounts and in accordance with UK GAAP;

(b)
be prepared as if the period beginning with 1 January 2007 and ending on 30 September 2007 was a financial year of each of the Kemira Companies and as if an accounting period for the purposes of section 12 of the TA had ended at close of business on the JVCo Accounts Date;

(c)
make appropriate provisions for all unprovided pension contributions due by any of the Kemira Companies in respect of the period up to close of business on the JVCo Accounts Date at the rate then in force (but, for the avoidance of doubt, no other provision shall be made for any liabilities under any Disclosed Scheme or Former Scheme (as defined in paragraph 19 of schedule 6));

(d)	exclude any asset or liability of the Kemira Companies which is the subject of clauses 11.3 and 11.4;

(e)	exclude any liability the subject of the release referred to in paragraph 1.12 of schedule 1;

(f)
not re-appraise the value of any of the assets of the Kemira Companies solely as a result of the change in ownership of the share capital of the Kemira Companies (or any changes in the business of any of the Kemira Companies since Completion following such change in ownership);

(g)
with respect to inventory items, quantities shall be determined as of close of business on the JVCo Accounts Date pursuant to a physical count of inventory performed by such of JVCo (or its agents). Representatives from Terra shall have the right to observe such physical count of inventory; and

(h)	include an amount added back that is equal to any Kemira Companies Leakage.

SCHEDULE 15
Terra Working Capital and Debt
Part I – Adjustments
1.	DEFINITIONS

“Adjustment Payment” means any amount due pursuant to paragraph 4;

“Adjustment Payment Date” means the date which is the later of (i) 30 November 2007 and (ii) the date five Business Days following the agreement or determination of the Terra Completion Accounts in accordance with the provisions of paragraph 2;

“Agreed Rate” means one per cent. above the base rate from time to time of Barclays Bank plc;

“Cash” means:
(a)	cash in hand or credited to any account with a financial institution on the basis that full withdrawal may be made at any time on not more than seven days’ notice; and

(b)
securities with a maturity of less than one year which are readily convertible into cash and provided that the value which shall be attributed to such securities shall be after deduction of any costs (including charges and costs levied in respect of early redemption), expenses or taxes which would be incurred on or by such conversion;

“Default Rate” means three per cent. above the base rate from time to time of Barclays Bank plc;
“firm” shall bear the meaning given to such term in paragraph 2.5;
“JVCo’s Account” means such account in the name of JVCo as JVCo shall notify to Terra;
“Reference Date” means the later of (a) the Business Day first following the date on which the Terra Completion Accounts are agreed or determined pursuant to this schedule and (b) the Business Day first following the date 90 days after the JVCo Accounts Date;
“Terra Additional Trade Creditors” means any trade and sundry creditors of the Terra Company (excluding Terra Intra-Group Payables) owed by the Terra Company at close of business on the JVCo Accounts Date to the extent not included (for whatever reason) in the Terra Completion Accounts;
“Terra Completion Accounts” means a document in the format set out in part 2 of this schedule to be prepared in accordance with paragraph 2 and on the basis of the accounting policies and procedures set out in part III of this schedule;
“Terra Completion Working Capital Amount” means:
•	the aggregate value of those assets of the Terra Company comprised in the balance sheet categories set out in part 2 of this schedule; less

•	the aggregate value of those liabilities of the Terra Company comprised in the balance sheet categories set out in part 2 of this schedule, in each case, as at the close of business on the JVCo Accounts Date and calculated in accordance with paragraph 2 and on the basis of the accounting policies and procedures set out in part 3 of this schedule;

“Terra Estimated Completion Working Capital Amount” means £33,000,000;
“Terra’s Account” means such account in the name of Terra as Terra shall notify to JVCo; and
“Third Party Terra Debt” means the aggregate amount of indebtedness of the Terra Company for borrowed monies, for finance leases from banks or similar institutions, overdrafts and any guarantee, counter-indemnity, letter of credit, indemnity, performance bonds or similar assurance against the financial loss of any other person (excluding Terra Intra-Group Payables) as at close of business on the JVCo Accounts Date (including in each case accrued interest and penalties thereon and including any break fees required to be incurred in relation to the termination of a facility), as set out in the Terra Completion Accounts and calculated on the basis of the accounting policies and procedures set out in part 3 of this schedule.
2.	TERRA COMPLETION ACCOUNTS

2.1
JVCo shall procure that the Terra Company prepares drafts of the Terra Completion Accounts, on the basis of the accounting policies and procedures set out in part III of this schedule and shall deliver them to Terra within 30 Business Days of the JVCo Accounts Date.

2.2
Terra shall notify JVCo in writing within 30 Business Days of receipt of such draft Terra Completion Accounts whether or not it accepts the draft Terra Completion Accounts for the purposes of this agreement.

2.3	If Terra notifies JVCo that it does not accept such draft Terra Completion Accounts:
(a)
it shall, at the same time as it notifies JVCo that it does not accept such draft Terra Completion Accounts, set out in such notice in writing its reasons for such non-acceptance and specify the adjustments which, in its opinion, should be made to the draft Terra Completion Accounts in order to comply with the requirements of this agreement; and

(b)	JVCo and Terra shall use all reasonable endeavours to:
(i)	meet and discuss the objections of Terra; and

(ii)	try to reach agreement upon the adjustments (if any) required to be made to the draft Terra Completion Accounts in each case, within 20 Business Days of Terra’s notice of non-acceptance pursuant to paragraph 2.2 (or such other time as the parties may agree in writing).
2.4
If Terra is satisfied with the draft Terra Completion Accounts (either as originally submitted or after adjustments agreed between Terra and JVCo) or if Terra fails to notify JVCo of its non-acceptance of the draft Terra Completion Accounts within the 30 Business Day period referred to in paragraph 2.2, then the draft Terra Completion Accounts (incorporating any agreed adjustments) shall constitute the Terra Completion Accounts for the purposes of this agreement.

2.5
If Terra and JVCo do not reach agreement within the 20 Business Day period referred to in paragraph 2.3(b) (or such other time as the parties may agree in writing) then the matters in dispute and in respect of which full details have been provided by Terra to JVCo at the time that it notified JVCo that it does not accept the Terra Completion Accounts in accordance with paragraph 2.3(a) (and only those) shall be referred, on the application of either Terra or JVCo, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by Terra and JVCo or, failing agreement, to be selected, on the application of either Terra or JVCo, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy (the “firm”). The following provisions shall apply to such determination:

(a)
JVCo and/or JVCo’s accountants and Terra and/or Terra’s accountants shall each promptly (and in any event within such time frame as reasonably enables the firm to make its decision in accordance with the time frame set down in this paragraph 2.5) prepare and deliver to the firm a written statement on the matters in dispute (together with the relevant documents);

(b)	the firm shall be requested to give its decision within 20 Business Days (or such later date as the firm determines) of the confirmation and acknowledgment by the firm of its appointment hereunder;

(c)
in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Terra Completion Accounts in respect of the matters in dispute in order to comply with the requirements of this agreement and shall give its reasons therefor;

(d)	the firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

(e)
each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the firm shall be borne between Terra and JVCo in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between Terra and JVCo.

2.6
When Terra and JVCo reach (or pursuant to paragraph 2.4 are deemed to reach) agreement on the Terra Completion Accounts or when the Terra Completion Accounts are finally determined at any stage in accordance with the procedures set out in this paragraph 2:

(a)	the Terra Completion Accounts as so agreed or determined shall be the Terra Completion Accounts for the purposes of this agreement and shall be final and binding on the parties; and

(b)	the Terra Completion Working Capital Amount shall be as set out in the Terra Completion Accounts.
2.7
Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, Terra shall procure that each member of the Terra Group shall, and JVCo shall procure that each Terra Company shall, promptly provide each other, their respective advisers, the firm, JVCo’s accountants and Terra’s accountants with all information (in their respective possession or control) relating to the operations of the Terra Group and/or the Terra Company, as the case may be, including access at all reasonable times to all relevant employees, books, records, and other relevant information and all co-operation and assistance, as may in any such case be reasonably required to:

(a)	enable the production of the Terra Completion Accounts; and

(b)	enable the firm to determine the Terra Completion Accounts.
Terra and JVCo hereby authorise each other, their respective advisers and the firm to take copies of all information which they have agreed to provide under this paragraph 2.7.

2.8	Subject to paragraph 2.5(e), Terra and JVCo shall each bear their own costs and expenses arising out of the preparation and review of the Terra Completion Accounts.

3.	ADDITIONAL TRADE CREDITORS

JVCo may prior to the Reference Date notify Terra of any Terra Additional Trade Creditors, setting out reasonable details thereof which demonstrate that any such amount is an outstanding liability of the Terra Company at close of business on the JVCo Accounts Date, and Terra shall notify JVCo in writing within 10 Business Days of receipt of any such notice whether or not it accepts such notice, and if Terra notifies JVCo that it does not accept such notice, the procedures set out in paragraphs 2.3 to 2.8 (inclusive) of this schedule shall apply save that references therein to Terra Completion Accounts shall be replaced with references to the notice of Terra Additional Trade Creditors and references to the Terra Working Capital Amount shall be replaced with the amount of Terra Additional Trade Creditors.

4.	PAYMENTS AND INTEREST

4.1
If the Terra Completion Working Capital Amount is less than the Terra Estimated Completion Working Capital Amount then Terra shall pay to JVCo the amount of such shortfall on the Adjustment Payment Date.

4.2	If the Terra Completion Working Capital Amount is more than the Terra Estimated Completion Working Capital Amount then JVCo shall pay to Terra the amount of such excess on the Adjustment Payment Date.

4.3	Terra shall pay to JVCo a sum equal to the amount of any Terra Additional Trade Creditors within five Business Days of the agreement or determination of such amount.

4.4
Any Adjustment Payment shall include interest at the Agreed Rate from 1 October 2007 until the Adjustment Payment Date (inclusive) and interest at the Default Rate from the day following the Adjustment Payment Date until the date of actual payment (inclusive).

4.5	Any payment due under this paragraph 4 shall be made by way of telegraphic transfer in immediately available funds to:
(a)	in the case of payments to JVCo, JVCo’s Account; and

(b)	in the case of payments to Terra, Terra’s Account.

Part II – Pro Forma Terra Completion Accounts

Cash		●

Trade accounts receivable	– from the Terra Group	●

	– from third parties	●

Stock	– Finished Goods	●

	– Raw materials and supplies	●

	– Replacement parts	●

Other current assets		●

Total current assets (A)		●

Trade accounts payable	– to the Terra Group	●

	– to third parties	●

Accrued expenses		●

Bank overdrafts		●

Other current liabilities (including, for the avoidance of doubt, any Liability to Tax)		●

Total current liabilities		●

Third Party Terra Debt		●

Total current liabilities and Third Party Terra Debt (B)		●

Terra Completion Working Capital Amount (C) (A-B)		●

Terra Estimated Completion Working Capital Amount (D)		●

Working Capital Amount due to (from) Terra (C-D)		●

Part III – Accounting Policies and Procedures for the Terra Completion Accounts
1.	GENERAL REQUIREMENTS
The Terra Completion Accounts shall:
(a)	be prepared using accounting policies consistent with those used in completion of the Terra Accounts and in accordance with UK GAAP;

(b)
be prepared as if the period beginning with 1 January 2007 and ending on 30 September 2007 was a financial year of each of the Terra Company and as if an accounting period for the purposes of section 12 of the TA had ended on Completion;

(c)
make appropriate provisions for all unprovided pension contributions due by the Terra Company in respect of the period up to close of business on the JVCo Accounts Date at the rate then in force (but, for the avoidance of doubt, no other provision shall be made for any liabilities under any Disclosed Schemes or Former Scheme (as defined in paragraph 19 of schedule 7));

(d)	exclude any asset or liability of the Terra Company which is the subject of clauses 12.3 and 12.4;

(e)	exclude any liability the subject of the release referred to in paragraph 1.12 of schedule 2;

(f)
not re-appraise the value of any of the assets of the Terra Company solely as a result of the change in ownership of the share capital of the Terra Company (or any changes in the business of the Terra Company since Completion following such change in ownership);

(g)
with respect to inventory items, quantities shall be determined as of close of business on the JVCo Accounts Date pursuant to a physical count of inventory performed by such of JVCo (or its agents). Representatives from Kemira shall have the right to observe such physical count of inventory;

(h)	include an amount added back that is equal to any Terra Company Leakage; and

(i)
include an amount added back that is equal to any amount paid, or any provision made or other liability accounted for, in connection with any redundancies or proposed redundancies of any employees of the Terra Company announced or proposed on or after the date of this agreement.

SCHEDULE 16
Documents in Agreed Terms
1.	Shareholders’ Agreement

2.	Business Plan

3.	Kemira deed of release (schedule 1)

4.	Terra deed of release (schedule 2)

5.	GrowHow Trade Mark Licence Agreement

6.	Terra Trade Mark Licence Agreement

7.	Kemira Parental Services Agreement

8.	Terra Parental Services Agreement

9.	Kemira director resignations

10.	Terra director and secretary resignations

11.	JVCo board resolutions (clause 3.5)

12.	Budget

13.	Press Announcement

14.	Kemira Disclosure Letter and Terra Disclosure Letter

15.	Kemira IT Separation Agreement

SCHEDULE 17
Kemira Tax Deed
1.	INTERPRETATION

1.1	Subject to paragraph 1.2 below and unless the context otherwise indicates, words, expressions and abbreviations defined in clause 1.1 of the agreement shall have the same meanings in this schedule.

1.2	The following words, expressions and abbreviations used in this schedule shall, unless the context otherwise requires, have the following meanings:

“Actual Tax Liability” includes any liability of the Company to make an actual payment of Tax, or in respect of Tax (including in relation to a group payment arrangement entered into in accordance with section 36 of the FA 1998), in which case the amount of the Tax Liability shall be the amount of the actual payment;

“Buyer” means JVCo;

“Buyer’s Group” means the Buyer, the Kemira Companies and the Terra Company;

“Buyer’s Relief” means any Kemira Completion Accounts Relief;

“Claim for Tax” means:
(a)
any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Taxation Authority or any other person by virtue of which the Company has or may have a Tax Liability; and/or

(b)	any self-assessment made by the Company in respect of any Tax Liability which it considers that it is or may become liable to pay;
“Company” means any one of the Kemira Companies;

“Covenantor” means Kemira;

“Covenantor’s Group” means Kemira, its holding companies and other subsidiary undertakings and associated companies from time to time of such holding companies (but excluding the Company), all of them and each of them as the context admits;

“Deemed Tax Liability” includes:
(a)
the loss, non-availability or reduction of any Kemira Completion Accounts Relief other than a right to a repayment of Tax, in which case the amount of the Deemed Tax Liability shall be the amount of Tax paid by the Company which would not have been paid but for such loss, non-availability or reduction;

(b)
the loss, non-availability or reduction of any Kemira Completion Accounts Relief which is a right to a repayment of Tax, in which case the amount of the Deemed Tax Liability shall be the amount shown in the Kemira Completion Accounts as the value of such repayment; and

(c)
the utilisation or set-off of a Buyer’s Relief available to the Company against any Actual Tax Liability or against any income, profits or gains where, but for such setting off, the Buyer would have been entitled to make a claim under this schedule (ignoring for these purposes any financial limitations), in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable in the absence of that or any other Buyer’s Relief;

“income, profits or gains” includes any other measure by reference to which Tax is computed;

“Kemira Completion Accounts Relief” means any Relief to the extent that the same has either been shown as an asset of the Company in the Kemira Completion Accounts or been taken into account in computing, and so reducing or extinguishing any provision for Tax which appears, or would otherwise have appeared, in the Kemira Completion Accounts;

“Relevant Event” means every event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever done or omitted to be done by the Covenantor or the Company or which in any way concerns or affects the Company whether or not done or omitted to be done by the Company or the Covenantor;

“Relief” means any allowance, credit, exemption, deduction or relief from, in computing, against or in respect of Tax or any right to the repayment of Tax; and

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability.

1.3	References to income, profits or gains being earned, accrued or received before a particular date shall include income, profits or gains deemed or treated as earned, accrued or received prior thereto.

1.4
For the purposes of this schedule, and in particular for determining to what extent any liability for Tax arises in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion or otherwise relates to the period ending on the date of Completion, the date of Completion shall be deemed to be an actual accounting date of the Company for the purposes of section 12 of the TA (or its equivalent in any other jurisdiction) and without prejudice to the generality of the foregoing:

(a)
any Relief which would on that basis arise after the date of Completion shall be deemed for the purposes of this schedule to be a Relief which arises in respect of a period after Completion or in respect of any Relevant Event occurring after Completion;

(b)
any income, profits or gains which would on that basis accrue after the date of Completion shall be deemed for the purposes of this schedule to be income, profits or gains earned, accrued or received after Completion;

(c)
any Relief which would on that basis arise on or before the date of Completion shall be deemed for the purposes of this schedule to be a Relief which arises in respect of a period on or before Completion or in respect of any Relevant Event occurring on or before Completion; and

(d)
any income, profits or gains which would on that basis accrue on or before the date of Completion shall be deemed for the purposes of this schedule to be income, profits or gains earned, accrued or received on or before Completion.

2.	INDEMNITY

2.1	Subject to paragraph 2.2, the Covenantor hereby covenants with the Buyer to pay from time to time to the Buyer an amount equal to:
(a)	any Actual Tax Liability which arises:
(i)	as a consequence of one or more Relevant Events occurring or entered into on or before Completion; or

(ii)	in respect of any income, profits or gains earned, accrued or received on or before Completion, whether or not the tax is primarily chargeable against or attributable to any other Person;

(b)	any Deemed Tax Liability; and

(c)	any costs and expenses reasonably and properly incurred or payable in connection with any Tax Liability which is the subject of a successful claim under this schedule.
2.2	The covenant contained in paragraph 2.1 shall not apply to any Tax Liability to the extent that:
(a)	it has been paid on or before Completion or that provision or reserve for the liability to which the same relates has been made in the Kemira Completion Accounts;

(b)
it shall have arisen in consequence of any act, omission or transaction of the Company and/or the Buyer’s Group after Completion otherwise than in the ordinary and proper course of the business of the Company as at present carried on;

(c)
it arises as a result of or by reference to income, profits or gains actually earned or received by or actually accrued to the Company on or before Completion and not reflected in the Kemira Completion Accounts;

(d)	it would not have arisen or is increased as a result of any failure by the Company or the Buyer to comply with its obligations under this schedule;

(e)
it would not have arisen but for the passing of or any change in, after the date of this agreement, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body or an increase in the rate of Tax or any imposition of Tax not actually or prospectively in force at the date of this agreement or any withdrawal of any extra-statutory concession after such date;

(f)	it would not have arisen but for:
(i)
any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after the date of Completion (other than one the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Kemira Completion Accounts) under or in connection with the provisions of any taxation statutes by the Buyer, the Company or any other member of the Buyer’s Group; or

(ii)
the failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Kemira Completion Accounts;

(g)
it would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of the Buyer prior to Completion or which is expressly authorised by this agreement;

(h)	any Relief (other than a Buyer’s Relief) is available to the Company to set against or otherwise mitigate the Tax Liability in question or would be available on the making of an appropriate claim;

(i)	it arises as a result of any change after Completion in any accounting policy (including the length of any accounting period for Tax purposes), any Tax or accounting basis or practice of the Company;

(j)	the Company has satisfied such Tax Liability by receiving cash from a person or persons other than the Buyer or any member of the Buyer’s Group;

(k)
any amount in respect of such Tax Liability has been recovered under the Kemira Warranties or otherwise under this agreement or this schedule (or in either case would have been so recovered but for a threshold or de minimis provision limiting liability) or the Covenantor’s Group has made payment in respect of such Tax Liability pursuant to sections 767A and 767AA of the TA or any other provision in the United Kingdom or elsewhere imposing liability on the Covenantor or any member of the Covenantor’s Group for Tax primarily chargeable against the Company; and

(l)	the liability of the Covenantor in respect thereof is limited or restricted pursuant to the provisions of schedule 8 of this agreement.
3.	TIMING
3.1	Where the Covenantor becomes liable to make any payment pursuant to paragraph 2, the due date for the making of that payment shall be the later of seven days after the date of demand therefor and:
(a)
insofar as the claim relates to an Actual Tax Liability, three days before the last day on which a payment of that Tax may be made by the Company without incurring any liability to interest and/or penalties;

(b)	insofar as the claim arises in respect of a Deemed Tax Liability:
(i)	which relates to the loss, non-availability or reduction of a repayment of Tax, three days before the day on which such repayment (or increased repayment) of Tax would have been due;

(ii)
which relates to the loss, non-availability or reduction of any Kemira Completion Accounts Relief other than a repayment of Tax, three days before the last date on which the Company must (to avoid any charge to interest/penalties) pay any Tax which it would not, but for such loss, non-availability or reduction have had to pay; and

(iii)
which relates to the utilisation or set-off of a Buyer’s Relief against any Actual Tax Liability, three days before the last date on which the Company would, but for such utilisation or set-off, have been liable to pay such Actual Tax Liability to avoid any charge to interest/penalties;

(c)	insofar as the claim arises pursuant to paragraph 2.1(c), three days before the day on which the costs and expenses fall due for payment.
3.2
If any sum due under paragraph 2 is not paid by the Covenantor by the Due Date (and save to the extent that the Buyer is compensated for such late payment by reason of its claim under this schedule extending to penalties and interest), the same shall carry interest (from such later date until the date of payment) at the rate of two per cent. over base rate for the time being of Barclays Bank Plc (or in the absence of such rate at such equivalent rate as the Buyer shall select).

4.	RIGHT TO REIMBURSEMENTS AND CREDITS
4.1
If the Buyer or the Company is or becomes entitled to recover from some other person any amount as a result of or by reference to any Tax Liability which is likely to result or has resulted in a payment by the Covenantor to the Buyer under this schedule, then the Buyer shall promptly notify the Covenantor of the said entitlement and, if so required by the Covenantor and if the Covenantor undertakes to pay all reasonable costs and expenses properly incurred by the Buyer and the Company, shall and shall procure that the Company shall enforce that recovery (keeping the Covenantor fully informed of progress) and shall apply the same in accordance with paragraph 4.2.

4.2
If the Buyer or the Company receives a recovery as mentioned in paragraph 4.1 or a Relief or other benefit as a result of a Tax Liability which gives rise to a claim by the Buyer under the terms of this schedule, then:

(a)
where the Covenantor has previously paid any amount in respect of such Tax Liability under this schedule, the Buyer shall promptly pay to the Covenantor an amount equal to so much of the recovery or Relief or other benefit received (less any Tax paid by the recipient in respect thereof) as does not exceed the amount which the Covenantor has previously paid under this schedule (together with so much of any interest or repayment supplement paid to the recipient of the recovery or Relief or benefit in respect thereof as corresponds to the proportion of the recovery or Relief or benefit accounted for under this paragraph); and

(b)
where the Covenantor has not yet paid any amount in respect of such Tax Liability, the amount of such recovery, Relief or other benefit (less any Tax paid by the recipient in respect thereof, but together with any interest or repayment supplement received) shall be offset against any subsequent payment which the Covenantor would otherwise have been liable to make.

4.3
To the extent the sum recovered or Relief or benefit received (less any Tax paid by the recipient in respect thereof, but together with any interest or repayment supplement received) exceeds the amount which the Covenantor has previously paid under this schedule or the amount of any subsequent payment which would otherwise have been made in respect of that Tax Liability, then such excess shall be carried forward and set off against any future claims made against the Covenantor under this schedule.

5.	OVERPROVISIONS
5.1
The Covenantor may require the auditors for the time being of the Company to certify (at the Covenantor’s expense) the existence and amount of any overprovision and the Buyer shall provide, or procure that the Company provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect.

5.2
If any liability contingency or provision in the Kemira Completion Accounts has proved to be an overprovision, then the amount of such overprovision shall be dealt with in accordance with paragraph 5.3.

5.3	Where it is provided under paragraph 5.2 that any amount is to be dealt with in accordance with this paragraph 5.3:
(a)	the amount of the overprovision shall first be set against any payment then due from the Covenantor under this schedule or other provision of this agreement;

(b)
to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this schedule or other provision of this agreement (and not previously refunded) up to the amount of the excess; and

(c)
to the extent that the excess referred to in paragraph 5.3(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Covenantor to the Buyer under this schedule or other provision of this agreement.

5.4	For the purposes of this paragraph an overprovision exists if:
(a)
any liability in respect of Tax has been overstated in the Kemira Completion Accounts, or such liability has been discharged or satisfied below the amount attributed thereto in the Kemira Completion Accounts; or

(b)	any contingency or provision in respect of Tax in the Kemira Completion Accounts proves to be overstated.
6.	REFUNDS
6.1
The Buyer shall promptly notify the Covenantor of any repayment or right to a repayment of Tax which the Company is or becomes entitled to or receives in respect of a Relevant Event occurring or period prior to Completion, where or to the extent that such right or repayment was not included in the Kemira Completion Accounts as an asset (a “Refund”).

6.2	Any Refund obtained (less any reasonable costs of obtaining it) shall be promptly paid by the Buyer to the Covenantor.
7.	RESISTANCE OF CLAIMS
7.1
If the Buyer or the Company becomes aware of any Claim for Tax which may result in the Buyer having a claim against the Covenantor under this schedule (or which would so result in any such case but for the provisions of paragraph 2.2), the Buyer shall give notice to the Covenantor in the manner provided in this agreement and in any event at least 21 days prior to the expiry of any time limit in which an appeal against the Claim for Tax has to be made and the Covenantor shall be entitled at its sole discretion (but after consultation with the Buyer) to resist such Claim for Tax in the name of the Buyer or the Company or any of them but at the expense of the Covenantor and to have the conduct of any appeal or incidental negotiations PROVIDED THAT:

(a)	the Buyer shall be kept informed of all relevant material matters pertaining to the Claim for Tax; and

(b)
no material written communication pertaining to the Claim for Tax (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to HMRC or other Taxation Authority or governmental body or authority without the same having been submitted to and approved by the Buyer, such approval not to be unreasonably withheld or delayed.

7.2
The Buyer shall give and shall procure that the Company gives the Covenantor all reasonable co-operation, access and assistance, technical or otherwise, for the purpose of resisting such Claim for Tax.

8.	COUNTER INDEMNITY
8.1
The Buyer covenants with the Covenantor to pay to the Covenantor any liability to Tax for which the Covenantor or any member of the Covenantor’s Group becomes liable as a result of the failure by the Company or any member of the Buyer’s Group to discharge the same.

8.2	The covenant contained in paragraph 8.1 shall:

(a)	extend to all costs reasonably and properly incurred by the Covenantor or such other person in connection with such liability to Tax under paragraph 8.1;

(b)	not apply to any liability to Tax to the extent that the Buyer could claim payment in respect of it under paragraph 2; and

(c)	apply to any such liability to Tax arising in any jurisdiction.
8.3
Paragraphs 3 and 7 of this schedule shall apply to the covenants contained in this paragraph 8 as they apply to the covenants contained in paragraph 2, replacing references to the Covenantor by the Buyer (and vice versa) and making any other necessary modifications.

SCHEDULE 18
Terra Tax Deed
1.	INTERPRETATION
1.1	Subject to paragraph 1.2 below and unless the context otherwise indicates, words, expressions and abbreviations defined in clause 1.1 of this agreement shall have the same meanings in this schedule.
1.2	The following words, expressions and abbreviations used in this schedule shall, unless the context otherwise requires, have the following meanings:

“Actual Tax Liability” includes any liability of the Company to make an actual payment of Tax, or in respect of Tax (including in relation to a group payment arrangement entered into in accordance with section 36 of the FA 1998), in which case the amount of the Tax Liability shall be the amount of the actual payment;

“Buyer” means JVCo;

“Buyer’s Group” means the Buyer, the Kemira Companies and the Terra Company;

“Buyer’s Relief” means any Terra Completion Accounts Relief;

“Claim for Tax” means:
(a)
any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Taxation Authority or any other person by virtue of which the Company has or may have a Tax Liability; and/or

(b)	any self-assessment made by the Company in respect of any Tax Liability which it considers that it is or may become liable to pay;
“Company” means Terra Industries Nitrogen (UK) Limited;

“Covenantor” means Terra;

“Covenantor’s Group” means Terra, its holding companies and other subsidiary undertakings and associated companies from time to time of such holding companies (but excluding the Company), all of them and each of them as the context admits;

“Deemed Tax Liability” includes:
(a)
the loss, non-availability or reduction of any Completion Accounts Relief other than a right to a repayment of Tax, in which case the amount of the Deemed Tax Liability shall be the amount of Tax paid by the Company which would not have been paid but for such loss, non-availability or reduction;

(b)
the loss, non-availability or reduction of any Completion Accounts Relief which is a right to a repayment of Tax, in which case the amount of the Deemed Tax Liability shall be the amount shown in the Terra Completion Accounts as the value of such repayment; and

(c)
the utilisation or set-off of a Buyer’s Relief available to the Company against any Actual Tax Liability or against any income, profits or gains where, but for such setting off, the Buyer would have been entitled to make a claim under this schedule (ignoring for these purposes any financial limitations), in which case the amount of the Deemed Tax Liability shall be equal to the amount which would have been payable in the absence of that or any other Buyer’s Relief;

“income, profits or gains” includes any other measure by reference to which Tax is computed;

“Relevant Event” means every event, act, omission, default, occurrence, circumstance, transaction, dealing or arrangement of any kind whatsoever done or omitted to be done by the Covenantor or the Company or which in any way concerns or affects the Company whether or not done or omitted to be done by the Company or the Covenantor;

“Relief” means any allowance, credit, exemption, deduction or relief from, in computing, against or in respect of Tax or any right to the repayment of Tax;

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability; and

“Terra Completion Accounts Relief” means any Relief to the extent that the same has either been shown as an asset of the Company in the Terra Completion Accounts or been taken into account in computing, and so reducing or extinguishing any provision for Tax which appears, or would otherwise have appeared, in the Terra Completion Accounts.

1.3	References to income, profits or gains being earned, accrued or received before a particular date shall include income, profits or gains deemed or treated as earned, accrued or received prior thereto.

1.4
For the purposes of this schedule, and in particular for determining to what extent any liability for Tax arises in respect of or by reference to any income, profits or gains earned, accrued or received on or before Completion or otherwise relates to the period ending on the date of Completion, the date of Completion shall be deemed to be an actual accounting date of the Company for the purposes of section 12 of the TA (or its equivalent in any other jurisdiction) and without prejudice to the generality of the foregoing:

(a)
any Relief which would on that basis arise after the date of Completion shall be deemed for the purposes of this schedule to be a Relief which arises in respect of a period after Completion or in respect of any Relevant Event occurring after Completion;

(b)
any income, profits or gains which would on that basis accrue after the date of Completion shall be deemed for the purposes of this schedule to be income, profits or gains earned, accrued or received after Completion;

(c)
any Relief which would on that basis arise on or before the date of Completion shall be deemed for the purposes of this schedule to be a Relief which arises in respect of a period on or before Completion or in respect of any Relevant Event occurring on or before Completion; and

(d)
any income, profits or gains which would on that basis accrue on or before the date of Completion shall be deemed for the purposes of this schedule to be income, profits or gains earned, accrued or received on or before Completion.

2.	INDEMNITY
2.1	Subject to paragraph 2.2, the Covenantor hereby covenants with the Buyer to pay from time to time to the Buyer an amount equal to:
(a)	any Actual Tax Liability which arises:
(i)	as a consequence of one or more Relevant Events occurring or entered into on or before Completion; or

(ii)	in respect of any income, profits or gains earned, accrued or received on or before Completion, whether or not the tax is primarily chargeable against or attributable to any other Person;

(b)	any Deemed Tax Liability; and

(c)	any costs and expenses reasonably and properly incurred or payable in connection with any Tax Liability which is the subject of a successful claim under this schedule.
2.2	The covenant contained in paragraph 2.1 shall not apply to any Tax Liability to the extent that:
(a)	it has been paid on or before Completion or that provision or reserve for the liability to which the same relates has been made in the Terra Completion Accounts;

(b)
it shall have arisen in consequence of any act, omission or transaction of the Company and/or the Buyer’s Group after Completion otherwise than in the ordinary and proper course of the business of the Company as at present carried on;

(c)
it arises as a result of or by reference to income, profits or gains actually earned or received by or actually accrued to the Company on or before Completion and not reflected in the Terra Completion Accounts;

(d)	it would not have arisen or is increased as a result of any failure by the Company or the Buyer to comply with its obligations under this schedule;

(e)
it would not have arisen but for the passing of or any change in, after the date of this agreement, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body or an increase in the rate of Tax or any imposition of Tax not actually or prospectively in force at the date of this agreement or any withdrawal of any extra-statutory concession after such date;

(f)	it would not have arisen but for:
(i)
any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after the date of Completion (other than one the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Terra Completion Accounts) under or in connection with the provisions of any taxation statutes by the Buyer, the Company or any other member of the Buyer’s Group; or

(ii)
the failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Terra Completion Accounts;

(g)
it would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of the Buyer prior to Completion or which is expressly authorised by this agreement;

(h)	any Relief (other than a Buyer’s Relief) is available to the Company to set against or otherwise mitigate the Tax Liability in question or would be available on the making of an appropriate claim;

(i)	it arises as a result of any change after Completion in any accounting policy (including the length of any accounting period for Tax purposes), any Tax or accounting basis or practice of the Company;

(j)	the Company has satisfied such Tax Liability by receiving cash from a person or persons other than the Buyer or any member of the Buyer’s Group;

(k)
any amount in respect of such Tax Liability has been recovered under the Terra Warranties or otherwise under this agreement or this schedule (or in either case would have been so recovered but for a threshold or de minimis provision limiting liability) or the Covenantor’s Group has made payment in respect of such Tax Liability pursuant to sections 767A and 767AA of the TA or any other provision in the United Kingdom or elsewhere imposing liability on the Covenantor or any member of the Covenantor’s Group for Tax primarily chargeable against the Company; and

(l)	the liability of the Covenantor in respect thereof is limited or restricted pursuant to the provisions of schedule 9 of this agreement.
3.	TIMING
3.1	Where the Covenantor becomes liable to make any payment pursuant to paragraph 2, the due date for the making of that payment shall be the later of seven days after the date of demand therefor and:
(a)
insofar as the claim relates to an Actual Tax Liability, three days before the last day on which a payment of that Tax may be made by the Company without incurring any liability to interest and/or penalties;

(b)	insofar as the claim arises in respect of a Deemed Tax Liability:
(i)	which relates to the loss, non-availability or reduction of a repayment of Tax, three days before the day on which such repayment (or increased repayment) of Tax would have been due;

(ii)
which relates to the loss, non-availability or reduction of any Terra Completion Accounts Relief other than a repayment of Tax, three days before the last date on which the Company must (to avoid any charge to interest/penalties) pay any Tax which it would not, but for such loss, non-availability or reduction have had to pay; and

(iii)
which relates to the utilisation or set-off of a Buyer’s Relief against any Actual Tax Liability, three days before the last date on which the Company would, but for such utilisation or set-off, have been liable to pay such Actual Tax Liability to avoid any charge to interest/penalties;

(c)	insofar as the claim arises pursuant to paragraph 2.1(c), three days before the day on which the costs and expenses fall due for payment.
3.2
If any sum due under paragraph 2 is not paid by the Covenantor by the Due Date (and save to the extent that the Buyer is compensated for such late payment by reason of its claim under this schedule extending to penalties and interest), the same shall carry interest (from such later date until the date of payment) at the rate of two per cent. over base rate for the time being of Barclays Bank Plc (or in the absence of such rate at such equivalent rate as the Buyer shall select).

4.	RIGHT TO REIMBURSEMENTS AND CREDITS
4.1
If the Buyer or the Company is or becomes entitled to recover from some other person any amount as a result of or by reference to any Tax Liability which is likely to result or has resulted in a payment by the Covenantor to the Buyer under this schedule, then the Buyer shall promptly notify the Covenantor of the said entitlement and, if so required by the Covenantor and if the Covenantor undertakes to pay all reasonable costs and expenses properly incurred by the Buyer and the Company, shall and shall procure that the Company shall enforce that recovery (keeping the Covenantor fully informed of progress) and shall apply the same in accordance with paragraph 4.2.

4.2
If the Buyer or the Company receives a recovery as mentioned in paragraph 4.1 or a Relief or other benefit as a result of a Tax Liability which gives rise to a claim by the Buyer under the terms of this schedule, then:

(a)
where the Covenantor has previously paid any amount in respect of such Tax Liability under this schedule, the Buyer shall promptly pay to the Covenantor an amount equal to so much of the recovery or Relief or other benefit received (less any Tax paid by the recipient in respect thereof) as does not exceed the amount which the Covenantor has previously paid under this schedule (together with so much of any interest or repayment supplement paid to the recipient of the recovery or Relief or benefit in respect thereof as corresponds to the proportion of the recovery or Relief or benefit accounted for under this paragraph); and

(b)
where the Covenantor has not yet paid any amount in respect of such Tax Liability, the amount of such recovery, Relief or other benefit (less any Tax paid by the recipient in respect thereof, but together with any interest or repayment supplement received) shall be offset against any subsequent payment which the Covenantor would otherwise have been liable to make.

4.3
To the extent the sum recovered or Relief or benefit received (less any Tax paid by the recipient in respect thereof, but together with any interest or repayment supplement received) exceeds the amount which the Covenantor has previously paid under this schedule or the amount of any subsequent payment which would otherwise have been made in respect of that Tax Liability, then such excess shall be carried forward and set off against any future claims made against the Covenantor under this schedule.

5.	OVERPROVISIONS
5.1
The Covenantor may require the auditors for the time being of the Company to certify (at the Covenantor’s expense) the existence and amount of any overprovision and the Buyer shall provide, or procure that the Company provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect.

5.2
If any liability contingency or provision in the Terra Completion Accounts has proved to be an overprovision, then the amount of such overprovision shall be dealt with in accordance with paragraph 5.3.

5.3	Where it is provided under paragraph 5.2 that any amount is to be dealt with in accordance with this paragraph 5.3:
(a)	the amount of the overprovision shall first be set against any payment then due from the Covenantor under this schedule or other provision of this agreement;

(b)
to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this schedule or other provision of this agreement (and not previously refunded) up to the amount of the excess; and

(c)
to the extent that the excess referred to in paragraph 5.3(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set against any future payment or payments which become due from the Covenantor to the Buyer under this schedule or other provision of this agreement.

5.4	For the purposes of this paragraph an overprovision exists if:
(a)
any liability in respect of Tax has been overstated in the Terra Completion Accounts, or such liability has been discharged or satisfied below the amount attributed thereto in the Terra Completion Accounts; or

(b)	any contingency or provision in respect of Tax in the Terra Completion Accounts proves to be overstated.
6.	REFUNDS
6.1
The Buyer shall promptly notify the Covenantor of any repayment or right to a repayment of Tax which the Company is or becomes entitled to or receives in respect of a Relevant Event occurring or period prior to Completion, where or to the extent that such right or repayment was not included in the Terra Completion Accounts as an asset (a “Refund”).

6.2	Any Refund obtained (less any reasonable costs of obtaining it) shall be promptly paid by the Buyer to the Covenantor.
7.	RESISTANCE OF CLAIMS
7.1
If the Buyer or the Company becomes aware of any Claim for Tax which may result in the Buyer having a claim against the Covenantor under this schedule (or which would so result in any such case but for the provisions of paragraph 2.2), the Buyer shall give notice to the Covenantor in the manner provided by this agreement and in any event at least 21 days prior to the expiry of any time limit in which an appeal against the Claim for Tax has to be made and the Covenantor shall be entitled at its sole discretion (but after consultation with the Buyer) to resist such Claim for Tax in the name of the Buyer or the Company or any of them but at the expense of the Covenantor and to have the conduct of any appeal or incidental negotiations PROVIDED THAT:

(a)	the Buyer shall be kept informed of all relevant material matters pertaining to the Claim for Tax; and

(b)
no material written communication pertaining to the Claim for Tax (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to HMRC or other Taxation Authority or governmental body or authority without the same having been submitted to and approved by the Buyer, such approval not to be unreasonably withheld or delayed.

7.2
The Buyer shall give and shall procure that the Company gives the Covenantor all reasonable co-operation, access and assistance, technical or otherwise, for the purpose of resisting such Claim for Tax.

8.	COUNTER INDEMNITY
8.1
The Buyer covenants with the Covenantor to pay to the Covenantor any liability to Tax for which the Covenantor or any member of the Covenantor’s Group becomes liable as a result of the failure by the Company or any member of the Buyer’s Group to discharge the same.

8.2 The covenant contained in paragraph 8.1 shall:
(a)	extend to all costs reasonably and properly incurred by the Covenantor or such other person in connection with such liability to Tax under paragraph 8.1;

(b)	not apply to any liability to Tax to the extent that the Buyer could claim payment in respect of it under paragraph 2; and

(c)	apply to any such liability to Tax arising in any jurisdiction.

8.3
Paragraphs 3 and 7 of this schedule shall apply to the covenants contained in this paragraph 8 as they apply to the covenants contained in paragraph 2, replacing references to the Covenantor by the Buyer (and vice versa) and making any other necessary modifications.

Executed as a deed	)
for and on behalf of GROWHOW UK	)
LIMITED acting by two directors or one	)
director and the secretary:	)

Director		/s/ Heikki Sirvio

Director/Secretary		/s/ Richard S. Sanders Jr.

Executed as a deed	)
for and on behalf of TERRA INTERNATIONAL	)
(CANADA), INC. acting by two authorised	)
signatories:

Authorised signatory		/s/ Michael L. Bennett

Authorised signatory		/s/ John W. Huey

Executed as a deed	)
for and on behalf of KEMIRA GROWHOW OYJ acting	)
by its authorised signatory:	)

Authorised signatory		/s/ Heikki Sirvio

Executed as a deed	)
for and on behalf of TERRA INDUSTRIES INC.	)
acting by two authorised signatories:	)

Authorised signatory		/s/ Michael L. Bennett

Authorised signatory		/s/ John W. Huey